Exhibit 10.5

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT

HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “****”.

AN UNREDACTED VERSION OF THIS

DOCUMENT HAS ALSO BEEN PROVIDED TO THE

SECURITIES AND EXCHANGE COMMISSION.

SECOND LIEN CREDIT AGREEMENT

Dated as of January 24, 2014,

among

PSAV ACQUISITION CORP.

(to be merged with and into AVSC HOLDING CORP.),

PSAV INTERMEDIATE CORP.,

THE SUBSIDIARIES OF AVSC HOLDING CORP.

FROM TIME TO TIME PARTY HERETO,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

BARCLAYS BANK PLC,

as Administrative Agent

GOLDMAN SACHS LENDING PARTNERS LLC,

BARCLAYS BANK PLC

MACQUARIE CAPITAL (USA) INC.

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Schedule 1.01(a) – Commitment Schedule

Schedule 1.01(c) – Mortgaged Properties

Schedule 1.01(e) – Disqualified Institutions

Schedule 3.05 – Real Property

Schedule 3.13 – Capitalization and Subsidiaries

Schedule 4.01(b) – Local Counsel Opinion

Schedule 5.14 – Post Closing Obligations

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.06 – Existing Investments

Schedule 6.08 – Sale and Lease-Back Transactions

Schedule 6.09 – Transactions with Affiliates

Schedule 9.01 – Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A – [Reserved]

Exhibit B-1 – Form of Affiliated Lender Assignment and Assumption

Exhibit B-2 – Form of Assignment and Assumption

Exhibit C – Form of Compliance Certificate

Exhibit D – Form of Joinder Agreement

Exhibit E – Form of Borrowing Request

Exhibit F – Form of Promissory Note

Exhibit G – Form of Interest Election Request

Exhibit H – Form of Solvency Certificate

Exhibit I – Form of Global Intercompany Note

Exhibit J-1 – Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-2 – Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-3 – Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-4 – Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

v

SECOND LIEN CREDIT AGREEMENT

SECOND LIEN CREDIT AGREEMENT, dated as of January 24, 2014 (this “Agreement”), by and among PSAV ACQUISITION CORP., a Delaware corporation (“AcquisitionCo”), to be merged with and into AVSC HOLDING CORP., a Delaware corporation (the “Company”), PSAV INTERMEDIATE CORP., a Delaware corporation (“Holdings”), the SUBSIDIARIES of the Borrower from time to time party hereto as guarantors, the LENDERS from time to time party hereto and BARCLAYS BANK PLC, as administrative agent for the Lenders and collateral agent for the Secured Parties (in its capacity as administrative and collateral agent, the “Administrative Agent”).

RECITALS

A. Pursuant to the terms of the Acquisition Agreement, on the Closing Date AcquisitionCo will acquire the Company as described in the Acquisition Agreement (the “Acquisition”) and, immediately thereafter, AcquisitionCo will merge with and into the Company (the “Merger”), with the Company surviving the Merger.

B. To fund a portion of the transactions contemplated by the Acquisition Agreement, the Sponsors and certain other Investors (including the Management Investors) will contribute an amount in Cash (or, in the case of certain of the Management Investors, Cash or non-Cash) equity contributions, directly or indirectly, to Holdings, which Cash equity, when combined with the equity of the Management Investors that will be retained, rolled over or converted, if any (together with such Cash equity, the “Equity Contribution”), shall constitute an aggregate amount not less than 25.0% of the sum of (A) the aggregate gross proceeds of Loans and loans under the First Lien Credit Agreement incurred on the Closing Date and (B) the Equity Contribution (clauses (A) and (B), the “Capitalization Amount”).

C. To consummate the Transactions, the Borrower has requested that the Lenders extend credit in the form of a Term Facility with Initial Loans on the Closing Date in an aggregate principal amount of $180,000,000.

D. In connection with the Transactions, the Borrower will (a) obtain a revolving facility in an aggregate amount of $60,000,000 and (b) borrow term loans in an aggregate principal amount equal to $505,000,000, in each case, under the First Lien Credit Agreement.

E. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ACH” means automated clearing house transfers.

“Acquisition” has the meaning assigned to such term in the Recitals to this Agreement.

“Acquisition Agreement” means the Stock Purchase Agreement, dated November 15, 2013, between AcquisitionCo and AVSC Holding LLC, a Delaware limited liability company.

“AcquisitionCo” has the meaning assigned to such term in the preamble to this Agreement.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitments” means any term commitments established pursuant to Section 2.21, 2.22 or 9.02(c).

“Additional Lender” means a Lender with an Additional Commitment or an outstanding Additional Loan.

“Additional Loans” means any term loans made pursuant to any Additional Commitments or established as a separate Class of Loans pursuant to Section 2.22.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum equal to the greater of (i) the Eurocurrency Rate for such Interest Period, multiplied by the Statutory Reserve Rate and (ii) in the case of Initial Loans only, 1.00%. The Adjusted Eurocurrency Rate will be adjusted automatically with respect to all such Eurocurrency Rate Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in the form approved from time to time by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” solely because it is an unrelated portfolio company of one of the Sponsors and none of the Administrative Agent, any Lender (other than an Affiliated Lender or a Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings, the Borrower or any Subsidiary thereof. Notwithstanding the foregoing, none of FS, GSO or any GSO Debt Related Affiliates shall be considered an Affiliate of Holdings, the Borrower or any Subsidiary thereof, unless and until GSO makes a contrary election in accordance with Section 9.23 hereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, the Borrower and/or any subsidiary of the Borrower that is or becomes a Lender, which, for the avoidance of doubt, excludes any Debt Fund Affiliate.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(v).

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus  1⁄2%, (b) the Eurocurrency Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis) plus 1.0%, (c) the Prime Rate and (d) in the case of Initial Loans only, 2.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate (as calculated above), as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate (as calculated above), as the case may be.

“Applicable Percentage” means, with respect to any Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans and unused Additional Commitments of such Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Loans and unused Additional Commitments of all Lenders under the applicable Class.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means, for any day, with respect to (a) any Initial Loan that is an ABR Loan or Eurocurrency Rate Loan, 7.25% per annum and 8.25% per annum, respectively; and (b) any Additional Loan of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated thereby that is distributed to any Lender by means of electronic communications pursuant to Section 9.01(b).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised, sub-advised or managed by (a) such Lender, (b) an Affiliate of such Lender, (c) an entity or an Affiliate of an entity that administers, advises, sub-advises or manages such Lender, it being understood and agreed that with respect to GSO, FS and the GSO Debt Related Affiliates, each shall be an “Approved Fund” of the other.

“Arrangers” means Goldman Sachs Lending Partners LLC, Barclays Bank PLC, Macquarie Capital (USA) Inc. and Morgan Stanley Senior Funding, Inc.

“Assignment and Assumption” means (a) in the case of any assignment to an Affiliated Lender, an assignment and assumption entered into by a Lender and such Affiliated Lender in the form of Exhibit B-1 or any other form approved by the Administrative Agent and the Borrower, and (b) otherwise, an assignment and assumption entered into by a Lender and an Eligible Assignee, in the form of Exhibit B-2 or any other form approved by the Administrative Agent and the Borrower, in each case with the consent of any Person whose consent is required by Section 9.05 and accepted by the Administrative Agent.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”.

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Available Amount” means, at any time, an amount equal to, without duplication:

(1) the sum of:

(i) $44,000,000; plus

(ii) an amount, not less than zero, determined on a cumulative basis equal to (A) the amount of Excess Cash Flow for the Fiscal Year ending on or about December 31, 2014 and each completed Fiscal Year thereafter (but not less than zero for any such Fiscal Year) that is not required (disregarding the effect of Section 2.10(b)(viii)) prior to the applicable date to be applied as a mandatory prepayment under Section 2.10(b)(i) (it being understood for the avoidance of doubt that, solely for purposes of this definition, Excess Cash Flow for any Fiscal Year shall be deemed to be zero until the financial statements required to be delivered pursuant to Section 5.01(b) for such Fiscal Year, and the related Compliance Certificate required to be delivered pursuant to Section 5.01(c) for such Fiscal Year, have been received by the Administrative Agent), less (B) the amount of any voluntary prepayments and/or assignments of loans that the Borrower elected to apply as a deduction to the calculation of the Excess Cash Flow payment under Section 2.10(b)(i) for such Fiscal Year (provided that such amount under this clause (ii) shall not be available for any Restricted Payment made pursuant to Section 6.04(a)(iii)(A) to the extent that as of the date of declaration thereof, (x) an Event of Default under Section 7.01(a), (f) or (g) then exists or (y) the Total Leverage Ratio as determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, would exceed 5.25 to 1.00); plus

(iii) the amount of any capital contributions or other proceeds of issuances of Capital Stock (other than any amounts constituting a Cure Amount or an Available Excluded Contribution Amount or proceeds of issuances of Disqualified Capital Stock or Refunding Capital Stock or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan) received as Cash equity by the Borrower or any of its Subsidiaries and Not Otherwise Applied (excluding (A) any such Cash equity received from the Borrower or any Subsidiary and (B) in the case of any capital contributions to, or issuances of Capital Stock by, any Subsidiary that is not a Wholly-Owned Subsidiary, any such Cash equity received from a third party as an initial capital investment or otherwise received for the express purpose of providing such Subsidiary with Cash for operations and not for distribution to the Borrower, or in connection with a Disposition by such third party of its investment in such Subsidiary), plus the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower as a capital contribution or in return for issuances of Capital Stock (other than any amounts constituting a Cure Amount or an Available Excluded Contribution Amount or proceeds of issuances of Disqualified Capital Stock), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Borrower and/or any Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or a Subsidiary), which has been converted into or exchanged for Capital Stock of any Parent Company, the Borrower and/or any Subsidiary Guarantor that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any property or assets (other than Indebtedness or Disqualified Capital Stock issued to the Borrower or a Subsidiary) received by the Borrower or such Subsidiary Guarantor upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time and to the extent Not Otherwise Applied pursuant to Section 6.04(b)(v); plus

(v) the Net Proceeds received by the Borrower or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to a Person (other than the Borrower or any Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower and/or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with Cash returns, Cash profits, Cash distributions and similar Cash amounts, including Cash principal repayments of loans, in each case received in respect of any Investment made pursuant to Section 6.06(r)(i) (in an amount not to exceed the original amount of such Investment); plus

(vii) an amount equal to the sum of (A) the amount of any Investments by the Borrower and/or any Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment) that has been re-designated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Subsidiary and (B) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary made pursuant to Section 6.06(r)(i)) to the Borrower and/or any Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii) the amount of any Declined Proceeds; minus

(2) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, made after the Closing Date and prior to such time, or contemporaneously therewith.

“Available Excluded Contribution Amount” means the Cash or Cash Equivalents or the fair market value of other assets or property (as reasonably determined by the Borrower, but excluding any Cure Amount) received by the Borrower after the Closing Date from:

(3) contributions in respect of Qualified Capital Stock of the Borrower, and

(4) the sale (other than to any Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan) of Qualified Capital Stock (other than Refunding Capital Stock) of the Borrower, in each case, designated as Available Excluded Contribution Amounts pursuant to a certificate of a Responsible Officer of the Borrower on or promptly after the date such capital contributions are made or proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Banking Services” means each and any of the following bank services provided to any Loan Party: (i) commercial credit cards, (ii) stored value cards, (iii) purchasing cards, (iv) treasury management, check drawing and automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management) and (v) any arrangements or services similar to any of the foregoing.

“Bankruptcy Code” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with (a) any competitor of Holdings and/or any of its subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such competitor or Affiliate (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to Holdings or its subsidiaries or any entity that forms a part of the business of Holdings or any of its subsidiaries.

“Borrower” means (a) prior to the consummation of the Merger, AcquisitionCo and (b) upon and after the consummation of the Merger, the Company.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, or such other form as shall be reasonably acceptable to the Administrative Agent and the Borrower.

“Broad Street” means Broad Street Principal Investments, L.L.C., (together with its Affiliates (including Goldman Sachs Principal Investment Area) and funds, investments, Persons, vehicles or accounts that are managed, sponsored or advised by it or its Affiliates, including Bridge Street 2013 Holdings, L.P. and MBD 2013 Holdings, L.P. (in each case, other than Goldman Sachs)).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Capitalization Amount” has the meaning assigned to such term in the recitals to this Agreement.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash” means money, currency or a credit balance in any demand account or Deposit Account. For the avoidance of doubt, and in respect of any financial covenant or ratio, the amount of Cash at any time shall be determined in accordance with GAAP.

“Cash Equivalent Bank” has the meaning assigned to such term in the definition of “Cash Equivalents”.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentalities of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit, or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the U.S. or any state thereof or the District of Columbia that has capital and surplus of not less than $100,000,000 (each Lender and each commercial bank referred to herein as a “Cash Equivalent Bank”) or, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested in the types of investments referred to in clauses (a) through (d) above and (ii) (A) has net assets of not less than $250,000,000 and (B) has a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (f) solely with respect to Foreign Subsidiaries, investments of the types and maturities described in clause (a) through (e) above issued, where relevant, by a Cash Equivalent Bank or any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $500,000,000.

In the case of Investments by any Subsidiary that is not organized under the laws of the U.S., any state thereof or the District of Columbia (which may include Investments made directly or indirectly by the Borrower or any Domestic Subsidiary), Cash Equivalents shall also include (x) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (e) above.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation as it was in effect on the Closing Date). For purposes of this definition and Section 2.14, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (x) and (y) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) at any time prior to a Qualifying IPO, the Permitted Holders directly or indirectly ceasing to beneficially own (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) Capital Stock representing more than 50.0% of the total voting power of all of the outstanding voting stock of Holdings;

(b) at any time on or after a Qualifying IPO, the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, including by way of merger, amalgamation, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Capital Stock representing more than the greater of (x) 35.0% of the total voting power of all of the outstanding voting stock of Holdings and (y) the percentage of the total voting power of all of the outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders; or

(c) the Borrower (or the Successor Borrower, if applicable) ceases to be a directly or indirectly Wholly-Owned Subsidiary of Holdings (or the Successor Holdings or the Successor Parent Company, if applicable).

“Charges” has the meaning assigned to such term in Section 9.19.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Loans or Additional Loans of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 9.02(c), (b) any Commitment, refers to whether such Commitment is an Initial Commitment or an Additional Commitment of any series established as a separate “Class” pursuant to Section 2.21 or 9.02(c) and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means January 24, 2014, which is the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change in, or effect on, the assets, business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that any such change, effect, event or occurrence resulting from any of the following shall not be considered when determining whether a Closing Date Material Adverse Effect has occurred: (i) conditions affecting the economy or credit, capital and financial markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (ii) any change in the industry in which the Business operates, (iii) any change in Laws or GAAP, or the enforcement or interpretation thereof, (iv) political conditions, including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by the Acquisition Agreement (as defined in this Agreement) or the Ancillary Agreements, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions taken by the Company’s or any of its Subsidiaries’ customers, suppliers or personnel, (vi) any action taken by Buyer and any of its Affiliates, agents or representatives that would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole; provided, that the Arrangers (as defined in this Agreement) shall have provided prior written consent to such action taken, (vii) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event, (viii) any actions required to be taken or omitted pursuant to the Acquisition Agreement (as defined in this Agreement) or the Ancillary Agreements, (ix) the failure of the Business to achieve any financial projections or forecasts or revenue or earnings predictions (it being understood that for purposes of this clause (ix), the changes or effects giving rise to such failure that are not otherwise excluded from the definition of “Closing Date Material Adverse Effect” may be taken into account in determining whether there has been a Closing Date Material Adverse Effect) or (x) items disclosed in the Seller Disclosure Letter, but only to the extent disclosed therein; provided, however, that any change, effect, event or occurrence referred to in clauses (i)-(v) and (vii) immediately above may be taken into account in determining whether a Closing Date Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event or occurrence has a disproportionate and adverse effect on the Company and its Subsidiaries relative to other companies in the industries or markets in which the Company and its Subsidiaries operate. Except as otherwise specified, capitalized terms used above in this definition have the meanings assigned thereto in the Acquisition Agreement, as in effect on November 15, 2013.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property of a Loan Party subject to a Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to the Collateral Documents to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations pursuant to the terms hereof or any other Loan Document.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commitments” means the Initial Commitments and the Additional Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (x), (xii) and (xiv) below) the amounts of:

(i) consolidated interest expense paid or payable in respect of such period (including (A) fees and expenses paid or payable to the Administrative Agent in connection with its services hereunder and to the administrative agent under any First Lien Facility, (B) other bank, administrative agency (or trustee) and financing fees, (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), (D) commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptance or any similar facilities or financing and hedging agreements, (E) any losses on hedging agreements entered into for the purpose of hedging interest rate risk (net of interest income and gains on such hedging agreements), (F) amortization of debt discounts or premiums, (G) the interest component of Capital Lease obligations and (H) to the extent not otherwise included in consolidated interest expense, customary commissions, discounts, yield and other fees and charges (including interest expense) relating to any Permitted Receivables Financing);

(ii) Taxes paid (including pursuant to any Tax sharing arrangements) and provisions for Taxes of the Borrower and its Subsidiaries, including, in each case federal, state, provincial, local, foreign, unitary, franchise, excise, property, withholding and similar Taxes, including any penalties and interest, plus, without duplication, Tax Distributions paid or accrued during such period;

(iii) total depreciation and amortization expense;

(iv) other non-Cash charges, losses or expenses; provided that if any such non-Cash charge, loss or expense represents an accrual or reserve for potential Cash items in any future period, (A) the Borrower may determine not to add back such non-Cash charge, loss or expense in the current period and (B) to the extent the Borrower does decide to add back such non-Cash charge, loss or expense, the Cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in the period in which such payment is made;

(v) (A) Transaction Costs, (B) transaction fees, costs and expenses incurred (1) in connection with the consummation of any transaction (or any transaction proposed and not consummated) permitted under this Agreement, including the issuance or offering of Capital Stock, Investments, acquisitions, Dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or the incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or similar transactions or (2) in connection with any Qualifying IPO (whether or not consummated) and (C) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any fee, cost, expense or reserve with respect thereto incurred pursuant to this clause (C), the Borrower in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent (x) the Borrower no longer expects to receive such reimbursement or (y) such reimbursement is not actually received within such Fiscal Quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters);

(vi) the amount of any expense or deduction associated with any Subsidiary of the Borrower attributable to non-controlling interests or minority interests of third parties;

(vii) the amount of any portion of management, monitoring, consulting, transaction and advisory fees and related expenses actually paid by or on behalf of, or accrued by, the Borrower or any of its Subsidiaries to the Investors (or their Affiliates or management companies) to the extent permitted under this Agreement;

(viii) the amount of any costs, charges, accruals, reserves or expenses in connection with a single or one-time event, including in connection with (A) any acquisition permitted hereunder after the Closing Date, (B) the consolidation, closing or reconfiguration of facilities, branches or distribution centers during such period and (C) the closure, consolidation or transfer of production lines;

(ix) the amount of any earn-out and other contingent consideration obligations in connection with any Permitted Acquisition or other Investment permitted pursuant to Section 6.06 and that are paid or accrued during such applicable period and on similar acquisitions and Investments completed prior to the Closing Date;

(x) the amount of any expected cost savings, operating improvements and expense reductions, product margin synergies and other synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to (A) the Transactions, (B) the acquisition of Visual Aids Electronic Corporation, (C) the acquisition of Swank Holdings, Inc. and (D) after the Closing Date, asset sales, mergers or other business combinations, acquisitions, Investments, Dispositions or divestitures, operating improvements and expense reductions, restructurings, cost savings initiatives and other similar initiatives and specified transactions, in each case not prohibited by this Agreement; provided that (x) such cost savings, operating improvements and expense reductions, product margin synergies and other synergies are reasonably expected to be realized within 18 months of the event giving rise thereto or the consummation of such transaction and (y) the aggregate amount of such cost savings, operating improvements and expense reductions, product margin synergies and other synergies added back in reliance on this clause (x) in any 12-month period, when aggregated with all amounts added back in reliance on clause (xi) below in such 12-month period, shall not exceed (1) 30% of Consolidated Adjusted EBITDA for any such 12-month period ending on or prior to the date that is 24 months after the Closing Date (or 20% of Consolidated Adjusted EBITDA for any such 12-month period ending thereafter), in each case, calculated before giving effect to any such addbacks and adjustments, plus (2) without duplication of foregoing clause (1), the amount of any such cost savings, operating improvements and expense reductions, product margin synergies and other synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act;

(xi) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives or operating expense reductions, product margin synergies and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening (including unused warehouse space costs), business optimization and other restructuring costs (including those related to tax restructurings), charges, accruals, reserves and expenses (including inventory optimization programs, software development costs, systems implementation and upgrade expenses, costs related to the closure or consolidation of facilities, branches or distribution centers, including rent termination costs, moving costs and legal costs (without duplication of amounts in clause (viii) above), the closure, consolidation or transfer of production lines between facilities (without duplications of amounts in clause (viii) above) and curtailments, costs related to entry into new markets (including unused warehouse space costs), consulting and other professional fees, signing costs and bonuses, retention or completion bonuses, executive recruiting costs, relocation expenses, severance payments, modifications to, or losses on settlement of, pension and post-retirement employee benefit plans, new systems design and implementation costs, project startup costs) and other expenses relating to the realization of synergies from the Transactions); provided, however, that the aggregate amount of such costs savings, operating improvements and expense reductions, product margin synergies and other synergies and similar initiatives added back in reliance on this clause (xi) in any 12-month period, when aggregated with all amounts added back in reliance on clause (x) above in such 12-month period, shall not exceed 30% of Consolidated Adjusted EBITDA for any such 12-month period ending on or prior to the date that is 24 months after the Closing Date (or 20% of Consolidated Adjusted EBITDA for any such 12-month period ending thereafter), in each case, calculated before giving effect to any such addbacks and adjustments;

(xii) to the extent not otherwise included in Consolidated Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Borrower in good faith expects to receive the same within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters));

(xiii) net losses in the fair market value of any arrangements under Hedge Agreements and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, arrangements under Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid);

(xiv) Cash actually received (or any netting arrangements resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back; and

(xv) other add-backs and adjustments reflected in the Projections and Information Memorandum;

minus (c) to the extent such amounts increase Consolidated Net Income:

(i) other non-Cash items, including deductions for the excess of actual Cash rent paid over GAAP rent expense during such period due to the use of a straight line rent for GAAP purposes; provided that if any non-Cash gain or income relates to potential Cash items in any future periods, the Borrower may determine not to deduct such non-Cash gain or income in the current period;

(ii) net gains in the fair market value of any arrangements under Hedge Agreements;

(iii) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(v)(C) above to the extent such reimbursement amounts were not received within the time period required by such clause;

(iv) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xii) above to the extent such business interruption proceeds were not received within the time period required by such clause; and

(v) to the extent that the amount of any non-Cash charge is added back to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the Cash payment in respect thereof in such future period.

Notwithstanding anything to the contrary, but subject to Section 1.04(b), it is agreed, that for the purpose of calculating the Total Leverage Ratio, the First Lien Leverage Ratio and the Senior Secured Leverage Ratio for any period that includes the Fiscal Quarter ended on or about December 31, 2013, the Fiscal Quarter ended on or about September 30, 2013, the Fiscal Quarter ended on or about June 30, 2013 or the Fiscal Quarter ended on or about March 31, 2013 (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about December 31, 2013 shall be deemed to be $35,100,000, (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about September 30, 2013 shall be deemed to be $12,800,000, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about June 30, 2013 shall be deemed to be $54,100,000 and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about March 31, 2013 shall be deemed to be $37,700,000, in each case subject to adjustments set forth in clauses (b)(i) through (b)(xv) and clauses (c)(i) through (c)(v) in the definition of Consolidated Adjusted EBITDA, without duplication of amounts already included in or deducted from, as the case may be, Consolidated Adjusted EBITDA for any such Fiscal Quarter.

“Consolidated First Lien Debt” means, as at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a “first priority” Lien on any property of the Borrower or its Subsidiaries (it being understood that any Lien that is not contractually subordinated to the Liens created under the First Lien Loan Documents constitutes a “first priority” Lien).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except, with respect to any income, to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in Cash (or to the extent converted into Cash) or Cash Equivalents to the Borrower or any of its Subsidiaries by such Person during such period,

(2) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to (x) asset Dispositions (including asset retirement costs) or (y) returned surplus assets of any Pension Plan, in each case outside of the ordinary course of business,

(3) gains, income, losses, expenses or charges from (i) extraordinary items and (ii) nonrecurring or unusual items (including (x) costs of and payments of actual or prospective legal settlements, fines, judgments or orders and (y) gains, income, losses, expenses or charges arising from insurance claims and settlements),

(4) any unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including currency re-measurements of Indebtedness and any net gains or losses resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk and those resulting from intercompany Indebtedness),

(5) any net gains, income, losses, expenses or charges with respect to (i) disposed, abandoned and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities on the disposal of such disposed, abandoned and discontinued operations and (ii) facilities, stores or distribution centers that have been closed during such period,

(6) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and termination of any associated Hedge Agreements),

(7) any charges, costs, expenses, accruals or reserves incurred (i) pursuant to any management equity plan, incentive plan, profits interest plan or stock option plan or any other management or employee benefit plan or agreement, pension plan or other long term or post-employment plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement or (ii) in connection with the rollover, acceleration or payout of Capital Stock held by management of the Borrower, in each case under this clause (ii), to the extent that (in the case of any Cash charges, costs and expenses) such charges, costs or expenses are funded with net Cash proceeds contributed to the Borrower as a capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Borrower,

(8) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or as a result of the adoption or modification of accounting policies,

(9) any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) goodwill or other asset impairment charges, write-offs or write-downs or (iii) amortization of intangible assets,

(10) (i) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, leases and debt line items thereof) resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof and (ii) the cumulative effect of changes in accounting principles, and

(11) solely for the purpose of determining the Available Amount, the net income for such period of any Subsidiary (other than any Subsidiary Guarantor), to the extent the declaration or payment of dividends or similar distributions by that Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that, to the extent reduced pursuant to this clause (k), Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in Cash (or to the extent converted into Cash) to the Subject Person or a Subsidiary thereof in respect of such period, to the extent not already included therein.

“Consolidated Senior Secured Debt” means, as at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any of its Subsidiaries.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all debt for borrowed money (including notes, bonds, debentures and similar instruments), Capital Leases and purchase money Indebtedness of the Borrower and its Subsidiaries.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cure Amount” has the meaning assigned to such term in the First Lien Credit Agreement.

“Cure Right” has the meaning assigned to such term in the First Lien Credit Agreement.

“Current Assets” means, at any time, the consolidated current assets (other than Cash, the current portion of current and deferred Taxes based on income, profits or capital, permitted loans made to third parties, assets held for sale, pension assets, deferred bank fees, derivative financial instruments, Cash Equivalents and insurance claims) of the Borrower and its Subsidiaries.

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding revolving loans, (c) the current portion of interest expense, (d) the current portion of any Capital Leases, (e) the current portion of current and deferred Taxes based on income, profits or capital, (f) liabilities in respect of unpaid earn-outs, (g) the current portion of any other long-term liabilities, (h) accruals relating to restructuring reserves or other exceptional items; (i) liabilities in respect of funds of third parties on deposit with the Borrower or any of its Subsidiaries, (j) any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements and (k) liabilities related to Restricted Payments declared but not yet paid.

“Debt Fund Affiliate” means any Affiliate of any Investor (other than a natural person) (i) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and (ii) other than in the case of Goldman Sachs, for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings, the Borrower or its Subsidiaries has the right to make any investment decisions. Notwithstanding the foregoing, none of FS, GSO or any GSO Debt Related Affiliates shall be considered a Debt Fund Affiliate, unless and until GSO makes a contrary election in accordance with Section 9.23 hereof.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.10(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would (unless cured or waived) become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund all or any portion of its Loans within one Business Day of the date required to be funded by it hereunder, (b) notified the Administrative Agent or any Loan Party in writing that it does not intend to satisfy any such funding obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two Business Days after the request of Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Borrower and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of the Borrower and the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of (I) the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority or (II) in the case of any Lender or parent company which is a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable Requirements of Law requires that such appointment not be publicly disclosed; provided that, in the case of the foregoing clauses (I) and (II), such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received by the Borrower or a Subsidiary in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Discretionary Guarantor” means any Subsidiary that is designated by the Borrower as a Discretionary Guarantor and to which the Administrative Agent provides consent (such consent not to be unreasonably withheld or delayed; provided that the Administrative Agent may withhold such consent if it determines, in its reasonable credit judgment, that such Subsidiary would not provide customary credit support to the Secured Obligations substantially similar to that provided by Loan Parties that are Domestic Subsidiaries, which determination may be based upon (A) the amount and enforceability of, and any limitations applicable to, the Loan Guaranty that would be provided by the relevant Person, (B) the value (including after giving consideration to the extent of perfection and priority of Liens on such Collateral) and enforceability of any security interest that may be granted with respect to any Collateral of the relevant Person and (C) any political risk associated with the relevant jurisdiction).

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital

Stock is issued, (ii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or loans or (b) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (iii) contains any mandatory repurchase obligation which may come into effect prior to the Termination Date or (iv) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that (x) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control, Qualifying IPO or a Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date and (y) for purposes of clause (i) through (iv) above, it is understood and agreed that if any such maturity, redemption, conversion, exchange, repurchase obligation or scheduled payment is in part, only such part coming into effect prior to, in the case of clauses (i), (ii) and (iv) above, the date that is 91 days following the Latest Maturity Date and, in the case of clause (iii) above, prior to the Termination Date, shall constitute Disqualified Capital Stock.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrower or any Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Parent Company or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (i) any Person identified by name as a “Disqualified Institution” by the Borrower in writing to the Administrative Agent on or prior to November 15, 2013, (ii) any Excluded Parties, (iii) any other Person identified by name in writing (on an updated Schedule 1.01(e) or similar list) to the Administrative Agent after the Closing Date to the extent such Person becomes a competitor or is or becomes an Affiliate of a competitor of Holdings or its subsidiaries, which designations shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans or Commitments and (iv) any reasonably identifiable Affiliate of any Person referred to in clauses (i) or (iii) above; provided that a “competitor” or an Affiliate of a competitor shall not include any Bona Fide Debt Fund (other than a Person listed on Schedule 1.01(e)).

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Disregarded Domestic Subsidiary” means any direct or indirect Domestic Subsidiary (a) substantially all of the assets of which consist of equity or debt of one or more Foreign Subsidiaries or (b) that is treated as a disregarded entity for U.S. federal income tax purposes that holds the equity or debt of one or more Foreign Subsidiaries.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by an Affiliated Lender or a Debt Fund Affiliate (any such Person, the “Auction Party”) in order to purchase Loans of any Class in accordance with the following procedures; provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days shall have passed since the consummation of the most recent purchase of Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days shall have passed since the date of the last Failed Auction which was withdrawn pursuant to clause (c)(i) below:

(a) Notice Procedures. In connection with an Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Loans subject to the Auction, in a minimum amount of $5,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount as is otherwise reasonably acceptable to the Auction Agent) (the “Auction Amount”), (ii) specify the discount to par, which may be a range (the “Discount Range”) of percentages of the par principal amount of the Loans subject to such Auction, that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Loans on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of such Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the date specified in such Auction Notice (or such later date as the Auction Party may agree to extend with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Lender holding the relevant Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Loans) must be within the Discount Range, and (ii) a principal amount of such Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount as is specified in the Auction Notice) (the “Reply Amount”). A Lender shall not be required to comply with the minimum amount condition specified in clause (ii) of the preceding sentence solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of such Loans. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid (as defined below). In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the Dollar amount of the Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Loans.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount;

provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price sufficient to complete a purchase of the entire Auction Amount. The Auction Party shall purchase the relevant Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1.0%, when compared to an Applicable Price of $100 with a 2.0% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Loans and the Classes thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the Classes of Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the Classes of the Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(iii) In connection with any Auction, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Loans provided for in this definition as well as activities of the Auction Agent.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of a Lender, (d) an Approved Fund of a Lender or (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), Holdings or any of its Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all applicable current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan, (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer any Pension Plan; (f) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan if there is any liability therefor under Title IV of ERISA, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, excise taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; or (i) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan, other than for PBGC premiums due but not delinquent.

“Eurocurrency Rate” means, for any Interest Period, in the case of any Eurocurrency Rate Loan or Eurocurrency Rate Borrowing:

(a) the rate per annum equal to the offered rate that appears on the Reuters Screen LIBOR01 (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate (or any successor thereto) for deposits in Dollars offered in the London interbank market (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by the Administrative Agent (or, if no such Eurocurrency Rate Loan is being made, continued or converted by the Administrative Agent, $5,000,000) and with a term equivalent to such Interest Period would be offered by a London-based Affiliate of the Administrative Agent to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Test Period ending on the last day of a Fiscal Year, an amount (if positive) equal to (provided, that for the Fiscal Year ending on or about December 31, 2014, “Excess Cash Flow” shall be deemed to equal 75% of the amount that results from the calculation set forth below for such Fiscal Year):

(a) the sum, without duplication, of the amounts for such period of the following:

(i) Consolidated Net Income for such period, plus

(ii) the amount of all non-Cash charges or expenses (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, but excluding any non-Cash charges representing an accrual or reserve for potential Cash items in any future period and excluding amortization of all prepaid Cash items that were paid (or required to have been paid) in a prior period, plus

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases (A) arising from acquisitions or Dispositions of all or substantially all of the Capital Stock of any Subsidiary of the Borrower or any business line, unit or division of the Borrower or any such Subsidiary, in each case by the Borrower and its Subsidiaries completed during such period, (B) the application of acquisition and/or purchase recapitalization accounting, (C) the effect of reclassification during such period between Current Assets and long-term assets and Current Liabilities and long-term liabilities (with a corresponding restatement to the prior period to give effect to such reclassification) and (D) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement), plus

(iv) the aggregate net amount of any non-Cash loss on Dispositions of property by the Borrower and its Subsidiaries during such period (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, plus

(v) Cash income or gain (actually received in Cash) of the type described in clauses (b), (c), (d), (e) and (f) of the definition of “Consolidated Net Income”, to the extent excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof (other than in respect of sales or dispositions to the extent the Borrower is permitted to reinvest such proceeds or is required to prepay the Loans with such proceeds, in each case, pursuant to Section 2.10(b)(ii)), plus

(vi) expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such prior period pursuant to clause (b) below, minus,

(b) the sum, without duplication, of the amounts for such period of the following:

(i) the amount of (A) all non-Cash credits, gains and income included in arriving at such Consolidated Net Income (including non-Cash gains on bargain purchases and excluding any such credit, gain or income representing the reversal of an accrual or reserve for a potential Cash item that reduced Consolidated Net Income in any prior period) and (B) all Cash expenses, charges and losses excluded in arriving at such Consolidated Net Income, in each case, to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness), plus

(ii) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, the aggregate amount actually paid by the Borrower and its Subsidiaries in Cash during such period or after such period and prior to the relevant date of such Excess Cash Flow prepayment required by Section 2.10(b)(i) in respect of capital expenditures, except to the extent financed with long-term Indebtedness (other than revolving Indebtedness), plus

(iii) the aggregate amount of all principal payments and purchases of Indebtedness of the Borrower and its Subsidiaries (including (A) scheduled principal payments with respect to Indebtedness pursuant to Section 2.09 of this Agreement (or any equivalent provision in any Refinancing Indebtedness with respect to the Loans) or Section 2.09 of the First Lien Credit Agreement (or any equivalent provision in any First Lien Facility) and voluntary prepayments of Loans pursuant to Section 2.10(a) of this Agreement (or any equivalent provision in any Refinancing Indebtedness with respect to the Loans) or of loans pursuant to Section 2.10(a) of the First Lien Credit Agreement (or any equivalent provision in any First Lien Facility (other than, in each case, prepayments of loans deducted pursuant to clause (B) of Section 2.10(b)(i) of this Agreement)), (B) the principal component of payments in respect of Capital Leases, (C) the amount of any mandatory prepayment of Loans pursuant to Section 2.10(b)(ii) of this Agreement (or any equivalent provision in any Refinancing Indebtedness with respect to the Loans) or of loans pursuant to Section 2.10(b)(ii) of the First Lien Credit Agreement (or any equivalent provision in any First Lien Facility), in each case, with the Net Proceeds of a Prepayment Asset Sale to the extent required due to a Disposition that resulted in an increase in Consolidated Net Income and not in excess of the amount of such increase and (D) purchases of Loans by the Borrower and its Subsidiaries pursuant to Section 9.05(g) of this Agreement (or any equivalent provisions in any Refinancing Indebtedness with respect to the Loans) and purchases of term loans by the Borrower and its Subsidiaries pursuant to Section 9.05(g) of the First Lien Credit Agreement (or any equivalent provision in any First Lien Facility) (other than, in each case, purchases of loans deducted pursuant to clause (B) of Section 2.10(b)(i) of this Agreement), in each case, limited to the aggregate amount actually paid in Cash, but excluding (1) all other prepayments of Loans and (2) all repayments of any revolving credit facility or arrangements (except to the extent there is an equivalent permanent reduction in commitments thereunder that is not being made in connection with a refinancing or replacement thereof)) made during such period, in each case except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness), plus

(iv) increases in Consolidated Working Capital for such period (other than any such increases (A) arising from acquisitions or Dispositions of all or substantially all of the Capital Stock of any Subsidiary of the Borrower or any business line, unit or division of the Borrower or any such Subsidiary, in each case by the Borrower and its Subsidiaries completed during such period, (B) the application of acquisition and/or purchase recapitalization accounting, (C) the effect of reclassification during such period between Current Assets and long-term assets and Current Liabilities and long-term liabilities (with a corresponding restatement to the prior period to give effect to such reclassification) and (D) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement), plus

(v) to the extent included, or not deducted in arriving at such Consolidated Net Income and without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, the aggregate consideration actually paid in Cash by the Borrower or any of its Subsidiaries during such period or after such period and prior to the relevant date of such Excess Cash Flow prepayment required by Section 2.10(b)(i) with respect to Investments permitted under Section 6.06 (and not financed with long-term Indebtedness (other than revolving Indebtedness)) (other than (A) Investments under Section 6.06(j) or 6.06(t) (except in the case of Section 6.06(t), if such investment is in respect of Restricted Payments permitted to be added under clause (vii) below) and (B) Investments (x) in Cash and Cash Equivalents or (y) in the Borrower or any of its Subsidiaries), plus

(vi) any required up-front Cash payments in respect of Hedge Agreements to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and not deducted in arriving at such Consolidated Net Income, plus

(vii) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, the amount of Restricted Payments pursuant to clauses (a)(i) (in the case of clause (F) thereof, only if the applicable Investment is not of the type excluded under clause (v) above), (a)(ii), (a)(iv), (a)(x) and (a)(xi) of Section 6.04 (or otherwise consented to by the Required Lenders) made in Cash during such period or after such period and prior to the relevant date of such Excess Cash Flow prepayment required by Section 2.10(b)(i), except, in each case, to the extent financed with long term Indebtedness (other than revolving Indebtedness), plus

(viii) without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, at the option of the Borrower, the aggregate consideration (including earn-outs) required to be paid in Cash by the Borrower or its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to capital expenditures, acquisitions or Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than (A) Investments under Section 6.06(j) or 6.06(t) (except in the case of Section 6.06(t), if such investment is respect of Restricted Payments permitted to be added under clause (vii) above) and (B) Investments (x) in Cash and Cash Equivalents or (y) in the Borrower or any of its Subsidiaries) to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized in Cash to finance such capital expenditures, acquisitions or Investments during such subsequent period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters, plus

(ix) the amount of Taxes and Tax Distributions pursuant to Section 6.04(a)(i)(B) paid in Cash in such period (and reserves set aside and payable or reasonably estimated to be payable in Cash in respect of Taxes and Tax Distributions pursuant to Section 6.04(a)(i)(B), within the four consecutive Fiscal Quarters following such period) to the extent such Taxes and Tax Distributions exceed the amount of Tax and Tax Distribution expense deducted in arriving at Consolidated Net Income for such period; provided that, to the extent the aggregate amount of Tax and Tax Distribution reserves set aside and actually paid in Cash during such subsequent four consecutive Fiscal Quarters is less than such amount of Tax and Tax Distribution reserves set aside, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters, plus

(x) to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income for such period, the aggregate amount of expenditures, fees, costs and expenses paid in Cash by the Borrower and its Subsidiaries during such period, other than to the extent financed with long-term Indebtedness (other than revolving Indebtedness).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means:

(i) any assets for which the granting of a Lien on such asset would violate any enforceable anti-assignment provisions of applicable Requirements of Law or, in the case of assets consisting of licenses, leases, agreements or other contracts or assets that are subject to purchase money financing or Capital Leases, to the extent the granting of a Lien would violate the terms of such license, lease, agreement or other contract (including anti-assignment provisions of any such contract) or the terms of such purchase money financing or Capital Lease or would trigger the termination of any such contract pursuant to any “change of control” or similar provision or the ability for any third party to amend any rights, benefits and/or obligations of the Loan Parties in respect of those assets or which require any Loan Party or any subsidiary of any Loan Party to take any action materially adverse to the interests of that subsidiary or any Loan Party (in each case, to the extent applicable, after giving effect to the anti-assignment provisions of the UCC or other applicable Requirements of Law),

(ii) the Capital Stock of any Foreign Subsidiary or Disregarded Domestic Subsidiary of any Loan Party, other than 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each first-tier Foreign Subsidiary or Disregarded Domestic Subsidiary of such Loan Party; provided that Capital Stock of first-tier Foreign Subsidiaries or Disregarded Domestic Subsidiaries that, in each case, are Immaterial Subsidiaries shall be excluded entirely under this clause (ii) except, in each case, to the extent the security interest therein may be perfected by filing of a financing statement under the UCC of the applicable jurisdiction,

(iii) the Capital Stock of any Excluded Subsidiary of the type referred to in clause (b) (except to the extent the security interest therein may be perfected by filing of a financing statement under the UCC of the applicable jurisdiction) or clause (d), (e) or (f) of the definition of such term or of any Unrestricted Subsidiary,

(iv) (A) any intent-to-use (or similar) trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law and (B) any foreign intellectual property,

(v) any assets for which the granting of a Lien on such asset would require any governmental consent, approval, license or authorization (in each case, to the extent applicable, after giving effect to the anti-assignment provisions of the UCC or other applicable Requirements of Law),

(vi) any assets for which the granting of a Lien on such asset would result in materially adverse tax consequences to any Loan Party as reasonably determined by the Borrower,

(vii) any leasehold Real Estate Asset and any other Real Estate Asset (other than any Material Real Estate Asset),

(viii) any interests in partnerships, joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent of one or more third parties other than Holdings, the Borrower or any of its Subsidiaries (after giving effect to the anti-assignment provisions of the UCC or other applicable Requirements of Law),

(ix) any Margin Stock,

(x) fixed or capital assets of any Loan Party that are subject to a purchase money Lien or a Capital Lease the governing documentation of which prohibits, or requires the consent of a third party (other than the Borrower or any other Loan Party) to, the creation of a Lien therein (after giving effect to the anti-assignment provisions of the UCC or other applicable Requirements of Law),

(xi) any asset with respect to which the Administrative Agent and the Borrower shall have reasonably determined that the cost, burden, difficulty or consequence of obtaining a Lien therein (including (x) any mortgage, stamp, intangibles or other tax or expenses relating to such Lien and (y) any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course) outweighs the benefit of a security interest to the Secured Parties afforded thereby (it being understood that the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Lenders of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties), and

(xii) any other asset with respect to which the Administrative Agent (for so long as GSO, FS and/or the GSO Debt Related Affiliates constitute the Required Lenders, acting at the direction of Required Lenders) and the Borrower shall have reasonably determined shall constitute “Excluded Assets”.

“Excluded Information” means information regarding the Borrower, the Sponsors or their respective Affiliates that may be material to a decision made by a Lender to participate in any assignment to an Affiliated Lender, including any information which is (a) not publicly available, (b) material with respect to Holdings, the Borrower and their respective subsidiaries or their respective securities for purposes of U.S. federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by Holdings, the Borrower or any of their respective subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Excluded Parties” means any Affiliates or directors (or equivalent managers), officers, employees, independent auditors or other experts and advisors, of the Lenders that are engaged as principals primarily in private equity, mezzanine financing or venture capital (other than, in each case, (i) such Persons engaged by the Borrower as part of the Borrower’s transaction, and (ii) GSO, FS and the GSO Debt Related Affiliates).

“Excluded Subsidiary” means (a) any Domestic Subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Domestic Subsidiary that is prohibited by law, regulation or, in the case of Domestic Subsidiaries acquired after the Closing Date (other than as a result of a redesignation of an Unrestricted Subsidiary), pre-existing contractual obligations (which, in the case of contractual obligations with respect to Indebtedness, have not been entered into in contemplation of, or in connection with, such Domestic Subsidiary becoming a Subsidiary) from providing a Loan Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such Loan Guaranty, (d) any not-for-profit Subsidiary, (e) any Captive Insurance Subsidiaries, (f) any special purpose entities used for securitization facilities (including any Permitted Receivables Financing), (g) any Disregarded Domestic Subsidiary, (h) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary or Disregarded Domestic Subsidiary, (i) any subsidiary for which the provision of a Loan Guaranty would result in material adverse tax consequences (as reasonably determined by the Borrower), (j) any Foreign Subsidiary and (k) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Loan Guaranty or a Lien to secure such Loan Guaranty shall outweigh the benefits to be afforded thereby; provided that the term “Excluded Subsidiary” shall not include any Subsidiary that is an obligor (including pursuant to a Guarantee) under any First Lien Facility, any Incremental Equivalent Debt, any Ratio Debt (borrowed or issued by a Loan Party), any Junior Indebtedness or any Refinancing Indebtedness in respect of any of the foregoing or in respect of Indebtedness permitted under clause (a) of Section 6.01.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) Taxes imposed on (or measured by) its income (however denominated), franchise Taxes, and branch profits taxes, in each case, (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding tax that is imposed on amounts payable to such recipient pursuant to a law in effect on the date on which such recipient becomes a party to this Agreement (or, if such recipient is an intermediary, partnership or other flow-through entity for U.S. federal income tax purposes, the date on which the relevant beneficiary, partner or member of such recipient becomes a beneficiary, partner or member thereof, if later) or designates a new lending office (other than pursuant to an assignment request by the Borrower under Section 2.18(b)), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding tax pursuant to Section 2.16(a), (c) any Tax imposed as a result of a failure by the Administrative Agent or any Lender to comply with Section 2.16(f) and (d) any U.S. federal withholding tax under FATCA.

“Existing Credit Agreements” means that certain (i) First Lien Credit Agreement, dated as of November 9, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date of this Agreement), among Audio Visual Services Corporation, Audio Visual Services Group, Inc., the several agents, banks and other financial institutions or entities from time to time party thereto, and Barclays Bank PLC, as administrative agent and collateral agent, and (ii) Second Lien Term Loan Agreement, dated as of November 9, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date of this Agreement), among Audio Visual Services Corporation, Audio Visual Services Group, Inc., the several agents, banks and other financial institutions or entities from time to time party thereto, and Barclays Bank PLC, as administrative agent and collateral agent.

“Existing Debt Refinancing” means the repayment, redemption, defeasance, discharge, termination or refinancing (with Indebtedness under this Agreement or the First Lien Credit Agreement) of all existing third party debt for borrowed money of Holdings, the Borrower and its Subsidiaries (and the Company and its subsidiaries), including repayment of all amounts outstanding and termination of commitments under, and release of all Liens (or delivery of customary payoff letters providing for such release and adequate provision having been made for such release) and Guarantees in respect of the Existing Credit Agreements, other than (i) indebtedness permitted to remain outstanding under the Acquisition Agreement, (ii) indebtedness permitted to be incurred under the Acquisition Agreement prior to the Closing Date and permitted to remain outstanding thereunder, (iii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, bank guarantees, performance bonds, surety bonds and short-term working capital facilities and (iv) certain other indebtedness that the Borrower and the Administrative Agent reasonably agree may remain outstanding after the Closing Date (in each case under clauses (i) through (iv) above, other than Indebtedness under the Existing Credit Agreements).

“Extended Loans” has the meaning assigned to such term in Section 2.22(a).

“Extension” has the meaning assigned to such term in Section 2.22(a).

“Extension Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent (for purposes of giving effect to Section 2.22) and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.22.

“Extension Offer” has the meaning assigned to such term in Section 2.22(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter, dated as of November 15, 2013, among AcquisitionCo, the Arrangers and the other parties thereto.

“Financial Officer” of any Person means the chief financial officer, the treasurer, any assistant treasurer, any vice president of finance or the controller of such Person or any officer with substantially equivalent responsibilities of any of the foregoing.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Borrower as at the dates indicated and the results of its consolidated operations and cash flows for the periods indicated, subject to, in the case of quarterly financial statements, the absence of footnotes and normal year-end adjustments.

“Financial Plan” has the meaning assigned to such term in Section 5.01(h).

“First Lien Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement, together with its successors and assigns.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of January 24, 2014, among, inter alios, Holdings, the Borrower, the Subsidiary Guarantors, Barclays Bank PLC, as administrative agent and collateral agent, and the lenders from time to time party thereto, as amended, restated, amended and restated, or otherwise modified from time to time to the extent permitted by this Agreement.

“First Lien Facility” means the credit facility governed by the First Lien Credit Agreement and one or more debt facilities or other financing arrangements (including indentures) providing for loans or other long-term indebtedness that replace or refinance such credit facilities, including (i) any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility (or any subsequent replacement thereof), in each case to the extent permitted or not restricted by this Agreement and (ii) any letters of credit issued or provided or deemed to be issued or provided thereunder and any other First Lien Obligations.

“First Lien Incremental Equivalent Debt” means “Incremental Equivalent Debt” as defined in the First Lien Credit Agreement (or any equivalent term under any First Lien Facility).

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable.

“First Lien Loan Documents” means the “Loan Documents” under and as defined in the First Lien Credit Agreement.

“First Lien Obligations” shall mean (i) the “Secured Obligations” as defined in the First Lien Credit Agreement (or any equivalent term under any First Lien Facility), (ii) all unpaid principal and accrued and unpaid interest and fees owing respect to any First Lien Incremental Equivalent Debt and (iii) all unpaid principal and accrued and unpaid interest and fees owing with respect to any refinancing Indebtedness in respect of any or all of the foregoing.

“First Lien Obligations Payment Date” means the “Termination Date” as defined in the First Lien Credit Agreement (or equivalent term under any document governing any other First Lien Facility, it being understood that notwithstanding any prior occurrence of a First Lien Obligations Payment Date, if subsequently any First Lien Facility shall be in effect or any Indebtedness thereunder shall be outstanding, and in each case if such First Lien Facility, any Indebtedness outstanding thereunder and any Liens securing such Indebtedness are permitted under this Agreement, from and after the effectiveness of such First Lien Facility, no First Lien Obligations Payment Date shall be deemed to have occurred for the purposes hereof).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to the Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower, ending on December 31 of each year.

“Fixed Incremental Amount” has the meaning assigned to such term in Section 2.21(a).

“Floating Basket Amount” means, at any time, the greater of $33,000,000 and 3.60% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable, minus the sum of (a) the amount of Restricted Payments made by the Borrower in reliance on Section 6.04(a)(x), (b) the amount of Restricted Debt Payments made by the Borrower or any Subsidiary in reliance on Section 6.04(b)(vii)(A) and (c) the outstanding amount of Investments made by the Borrower or any Subsidiary in reliance on Section 6.06(bb).

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FS” means, collectively, Lehigh River LLC, Locust Street Funding LLC, and FS Investment Corporation II.

“Funding Account” has the meaning assigned to such term in Section 2.03(v).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“Global Intercompany Note” means an intercompany promissory note substantially in the form of Exhibit I attached hereto or otherwise reasonably acceptable to the Administrative Agent.

“Goldman Sachs” means Goldman Sachs Lending Partners LLC and its Affiliates that invest in loans or other extensions of credit in the ordinary course of their business. For the avoidance of doubt, the term “Goldman Sachs” shall exclude Broad Street.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), in each case whether associated with a state or locality of the U.S., the U.S., or a foreign government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“guarantor” has the meaning assigned to such term in the definition of “Guarantee”.

“Guarantor Percentage” has the meaning assigned to such term in Section 10.10.

“GSO” means GSO Capital Partners LP.

“GSO Debt Related Affiliate” means (a) any of GSO’s affiliates under The Blackstone Group L.P.’s credit focused business groups and (b) any funds and accounts that are managed or sub-advised by GSO or one or more of its affiliates under The Blackstone Group L.P.’s credit focused business groups.

“GSO Investors” means Race Street Funding LLC and FS Investment Corporation II and their Affiliates.

“Hazardous Materials” means petroleum products and other hydrocarbons, solvents, polychlorinated bi-phenyls, asbestos and asbestos-containing materials and any other chemical, material, substance or waste, or any constituent thereof, that is prohibited, limited or regulated by any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement and shall include any Successor Holdings.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Borrower for which (a) the consolidated total assets (determined in accordance with GAAP) of such Subsidiary constitute less than 5.0% of Consolidated Total Assets and (b) the consolidated revenues (determined in accordance with GAAP) of such Subsidiary constitute less than 5.0% of the consolidated revenues (determined in accordance with GAAP) of the Borrower and its Subsidiaries, in each case, as of the last day of and for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable; provided that the consolidated total assets (as so determined) and revenues (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets or 5.0% of the consolidated revenues of the Borrower and its Subsidiaries as of the last day of and for the relevant Test Period, as the case may be.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor, administrator, heir or legatee, in each case, acting on their behalf) or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” has the meaning assigned to such term in Section 2.21(a).

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of an Incremental Facility.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(x).

“Incremental Facility” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent (for purposes of giving effect to Section 2.21) and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.21.

“Incremental Loans” has the meaning assigned to such term in Section 2.21(a).

“Indebtedness”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP, (x) any such obligations incurred under ERISA, (y) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP; (e) all Indebtedness of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings (except to the extent the relevant reimbursement obligations relate to trade payables and are satisfied within 20 days following the incurrence thereof); (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that

(i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio or any other financial ratio under this Agreement and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (y) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder and (z) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement. For the avoidance of doubt, Indebtedness shall exclude ordinary course intercompany payables among the Borrower and its Subsidiaries.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum dated January 2014 relating to the Borrower and the Transactions.

“Initial Commitment”means, with respect to each Lender, the commitment of such Lender to make an Initial Loan on the Closing Date as set forth on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05. The aggregate amount of the Initial Commitments as of the Closing Date is $180,000,000.

“Initial Lender” means a Lender with an Initial Commitment or an outstanding Initial Loan.

“Initial Loans”means the term loans made by the Initial Lenders to the Borrower pursuant to Section 2.01(a).

“Initial Loan Maturity Date” means the date that is eight years after the Closing Date.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among the First Lien Administrative Agent, as agent for the holders of the First Lien Obligations (as defined therein), the Administrative Agent, as agent for the holders of the Second Lien Obligations (as defined therein) the other First Lien Collateral Agents from time to time party thereto and the other Second Lien Collateral Agents from time to time party thereto and acknowledged and agreed to by Holdings, the Borrower and the Subsidiaries of the Borrower.

“Interest Election Request” means a request by the Borrower in the form of Exhibit G hereto or such other form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any Eurocurrency Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, to the extent available to all relevant affected Lenders, two or twelve months or a shorter period) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition, or ownership, by the Borrower or any of its Subsidiaries of any of the Securities of any other Person (other than the Borrower or a Subsidiary Guarantor), (b) the acquisition by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person, (c) any Guarantee by the Borrower or any of its Subsidiaries of Indebtedness of any other Person (other than the Borrower or any Subsidiary Guarantor) and (d) any loan, advance (other than (i) advances to current or former employees, officers, directors, members of management, managers, consultants or independent contractors of the Borrower or its Subsidiaries or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and (ii) advances made on an intercompany basis between or among the Borrower and its Subsidiaries in the ordinary course of business for the purchase of inventory) or capital contribution by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or any Subsidiary Guarantor). Subject to Section 5.10, the amount of any Investment in the form of Guarantee shall be determined as set forth in the definition of “Guarantee” and the amount of any other Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans or advances and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment).

“Investors” means (i) Broad Street, (ii) the Management Investors, (iii) Olympus Partners, (iv) GSO Investors and (v) certain other investors identified to the Administrative Agent in writing on or prior to the Closing Date who acquire their interests on or prior to the six month anniversary of the Closing Date (which investors may not own a greater percentage of the Capital Stock of Holdings than Broad Street at such time).

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreement” has the meaning assigned to such term in Section 5.12(a).

“Junior Indebtedness” means (i) any Subordinated Indebtedness or (ii) any Indebtedness secured by Liens that are expressly junior to the Liens of the Administrative Agent with respect to the Collateral (other than Indebtedness among the Borrower and its Subsidiaries), in each case with an individual outstanding principal amount in excess of the Threshold Amount.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Lenders” means the Persons listed on the Commitment Schedule, any Person that is an Additional Lender and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Loan Documents” means this Agreement, any Promissory Notes, the Collateral Documents, each Refinancing Amendment, each Incremental Facility Amendment, each Extension Amendment, each Additional Agreement and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document” entered into in accordance with Section 9.02. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto.

“Loan Guarantor” means each Loan Party (other than the Borrower).

“Loan Guaranty” means the guaranty set forth in Article 10 of this Agreement.

“Loan Parties” means Holdings, the Borrower and each Subsidiary Guarantor (including any Discretionary Guarantor).

“Loans” means any Initial Loan or Additional Loan.

“Management Investors” means the officers, directors, employees and other members of the management of Holdings (or any other Parent Company) and its subsidiaries.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Borrower and the Loan Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset owned by any Loan Party as of the Closing Date having a fair market value (as reasonably estimated by the Borrower) in excess of $5,000,000 as of such date and (b) any fee-owned Real Estate Asset acquired by any Loan Party after the Closing Date having a fair market value (as reasonably estimated by the Borrower) in excess of $5,000,000 as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the Initial Loans, the Initial Loan Maturity Date, (c) with respect to any Replacement Loans, the final maturity date for such Replacement Loans, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment, and (e) with respect to any Extended Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Merger” has the meaning assigned to such term in the recitals to this Agreement.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.22(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(c) (if any), and shall include each other Material Real Estate Asset and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 5.12.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on any Material Real Estate Assets (it being understood and agreed that any requirement for Mortgages shall be subject to the provisions of Section 5.12 and the applicable provisions of Section 2.01 of the Pledge and Security Agreement).

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, to which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions and with respect to which any of them has an ongoing obligation.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Subsidiaries (x) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Subsidiaries or (y) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or such Subsidiary in respect thereof, (ii) the payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (including the First Lien Obligations, but excluding the Loans and any other Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Secured Obligations) that is secured by a Lien on the assets in question and that is required to be repaid (or otherwise comes due or would be in default, in each case, pursuant to the terms thereof as a result of such loss, taking or sale and is repaid) under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes and Tax Distributions paid or payable (including pursuant to Tax sharing arrangements in connection with such sale) in connection with any sale of such assets as referred to in clause (a)(y) of this definition and (v) any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a)(y) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including Tax Distributions and including pursuant to Tax sharing arrangements) in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (including the First Lien Obligations, but excluding the Loans and any other Indebtedness secured by a Lien that is pari passu or junior to the Lien on the Collateral securing the Secured Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default, in each case, pursuant to the terms thereof as a result of such Disposition and is repaid (other than any such Indebtedness assumed by the purchaser of such asset) and (iv) Cash escrows (until released from escrow to the Borrower or any of its Subsidiaries) from the sale price for such Disposition; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes (including Tax Distributions) and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(b).

“Non-Debt Fund Affiliate” means the Sponsors and any Affiliate of the Sponsors other than any Debt Fund Affiliate. Notwithstanding the foregoing, none of FS, GSO or any GSO Debt Related Affiliates shall be considered a Non-Debt Fund Affiliate, unless and until GSO makes a contrary election in accordance with Section 9.23 hereof.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Not Otherwise Applied” means, with reference to any amount that is proposed to be applied to any particular use, payment or transaction, that such amount (a) was not required to be applied to prepay any Loans under Section 2.10(b) and (b) was not previously applied, or is not simultaneously being applied, to any other use, payment or transaction other than such particular use, payment or transaction.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.17.

“Olympus Partners” means Olympus Growth Fund VI, L.P. and its Affiliates.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership, and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement and (e) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.10(b)(ii).

“Other Connection Taxes” means Taxes imposed on any recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, recording or filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or the other Loan Documents, but not including, for the avoidance of doubt, the Excluded Taxes.

“Parent Company” means (a) Holdings and (b) any other Person of which the Borrower is a direct or indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” has the meaning assigned to such term in the Pledge and Security Agreement.

“Perfection Certificate Supplement” has the meaning assigned to such term in the Pledge and Security Agreement.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit, or division or any plant of, any Person or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in a Subsidiary which serves to increase the Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary), or any acquisition of or Investment in any joint venture; provided that:

(a) on the date of execution of the purchase agreement or similar agreement in respect of such acquisition, immediately prior to, and after giving effect to such acquisition, on a Pro Forma Basis, the Senior Secured Leverage Ratio shall not exceed 7.50:1.00 as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, prior to such date; provided that this clause (a) shall not apply to any acquisition (or series of related acquisitions) where the aggregate amount of consideration for such acquisition or series of related acquisitions, together with the aggregate amount of consideration for all other Permitted Acquisitions in the same Fiscal Year (excluding any Permitted Acquisition previously subject to the Senior Secured Leverage Ratio test pursuant to this clause (a)), is less than (i) $44,000,000 plus (ii) amounts otherwise available under clauses (d), (q) (r), (bb) and/or (cc) of Section 6.06 (it being understood that any portion of such total consideration paid in reliance on this clause (ii) shall be deemed a utilization of such amounts under such applicable clause of Section 6.06);

(b) on the date of execution of the purchase agreement or similar agreement in respect of such acquisition, no Event of Default shall have occurred and be continuing or would result from the execution of such agreement or the consummation of such acquisition; and

(c) the total consideration paid by the Loan Parties in connection with any Permitted Acquisition for (i) the acquisition, directly or indirectly, of any Person (including by merger, amalgamation or otherwise) or of any Capital Stock of any Person or any other Investment in any Person that, in either case, does not become a Loan Guarantor and (ii) in the case of an asset acquisition, assets that are not acquired by the Borrower or a Loan Guarantor, when taken together with the total consideration for all such acquired Persons (or such Capital Stock or Investment) and assets acquired after the Closing Date, shall not exceed the sum of (A) the greater of (1) $44,000,000 and (2) 5.00% of Consolidated Total Assets, as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, and (B) the amounts otherwise available under clauses (q), (r), (bb) and (cc) of Section 6.06 (it being understood that any portion of such total consideration paid in reliance on this clause (B) shall be deemed a utilization of such amounts under such applicable clause of Section 6.06); provided that the limitation under this clause (c) shall not apply to any Permitted Acquisition to the extent (x) such Permitted Acquisition is made with the proceeds of sales of the Qualified Capital Stock of, or capital contributions to, the Borrower that are Not Otherwise Applied or (y) (i) the Person so acquired (or the Person owning the assets so acquired) becomes a Subsidiary Guarantor and (ii) if such Subsidiary Guarantor owns Capital Stock in Persons that are not otherwise required to become Subsidiary Guarantors, not less than 70.0% of the consolidated adjusted EBITDA (calculated in a manner consistent with the definition of “Consolidated Adjusted EBITDA”) of the Person(s) acquired in such Permitted Acquisition (for this purpose and for the component definitions used therein, determined on a consolidated basis for such Persons and their subsidiaries) is directly generated by Person(s) that become Subsidiary Guarantors (i.e., disregarding all such consolidated adjusted EBITDA attributable to Subsidiaries of such Subsidiary Guarantors that do not become Subsidiary Guarantors).

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors (including the Investors described in clause (v) of the definition thereof) form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investor or Investors beneficially own more than 50.0% of the relevant voting stock beneficially owned by that group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Receivables Financing” means one or more receivables purchase facilities made available to the Borrower or any of its subsidiaries on then-market terms (as reasonably determined by the Borrower) pursuant to which the Borrower or any subsidiary sells, conveys or otherwise transfers accounts receivable and any related assets (including all collateral securing such accounts receivable and related assets, all contracts and all guarantees or other obligations in respect of such accounts receivable and related assets, proceeds of such accounts receivable and related assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with receivables financings) to any special purpose securitization subsidiary of the Borrower or directly to one or more investors or purchasers (including pursuant to any factoring facility or arrangement) and, in connection therewith, may grant a security interest in such accounts receivable and such related assets; provided that the aggregate amount of Permitted Receivables Financing Indebtedness at any time outstanding (whether resulting from one or more Permitted Receivables Financings) shall not exceed $44,000,000.

“Permitted Receivables Financing Indebtedness” means (a) any Indebtedness issued or incurred under any Permitted Receivables Financing and (b) in the case of any Permitted Receivables Financing that is a purchase and sale, or otherwise does not involve issuance or incurrence of Indebtedness, the “outstanding investment” or “invested amount” (or similar term) owing to the third-party purchasers pursuant to such Permitted Receivables Financing, net of any such account receivables that have been written off as uncollectible.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Platform” means IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties.

“Prepayment Asset Sale” means any Disposition by the Borrower or its Subsidiaries made pursuant to Section 6.07(h), Section 6.07(j), Section 6.07(q) and clause (ii) to the proviso to Section 6.07(r) (to the extent provided therein).

“Prepayment Premium” shall have the meaning assigned to such term in Section 2.10(c)

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means (a) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal office, with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof in such internal publications as the Administrative Agent may designate or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” means with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including, in each case, component definitions thereof) that all Subject Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, (i) in the case of a Disposition of all or substantially all of the Capital Stock of any Subsidiary of the Borrower or any business line, unit or division of the Borrower or any of its Subsidiaries or any designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition, Investment or designation of an Unrestricted Subsidiary as a Subsidiary described in the definition of the term “Subject Transaction”, shall be included, (b) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes), (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith, provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligations with respect to Capital Leases shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or such Subsidiary may designate, and (d) the acquisition of any assets included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries, or the Disposition of any business line, unit or division included in calculating Consolidated Total Assets described in the definition of Subject Transaction; provided that, the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated Adjusted EBITDA” and give effect to events (including operating expense reductions) that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable.

In the case of any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets for any of the events described above that occur prior to the date on which financial statements have been (or are required to be) delivered for the Fiscal Quarter ended on or about March 31, 2014, such calculation shall be made on a “Pro Forma Basis” and shall use the financial statements with respect to AVSC Holding LLC for the Fiscal Quarter ended on September 30, 2013.

“Projections” means the projections of the Borrower and the Subsidiaries included in the confidential presentation entitled “Private Supplement for Lenders - January 8, 2014”.

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit F hereto, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Holding Company Debt” means unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any subsidiary of Holdings, (B) that will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of the issuance or incurrence thereof, (C) that has no scheduled amortization or scheduled payments of principal prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of the issuance or incurrence thereof and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (D) below) and (D) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities; provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees)); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying IPO” means the issuance and sale by any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) pursuant to which Net Proceeds of at least $30,000,000 are received by or contributed to the Borrower.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Ratio Debt” has the meaning assigned to such term in Section 6.01(t).

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent (for purposes of giving effect to Section 9.02(c)) and the Borrower executed by each of (a) Holdings, the Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Loans being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(o).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor or sub-advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates. Notwithstanding the foregoing, GSO and the GSO Debt Related Affiliates shall be “Related Parties” with respect to FS.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Release Provisions” has the meaning assigned to such term in Article 8.

“Replaced Loans” has the meaning assigned to such term in Section 9.02(c).

“Replacement Loans” has the meaning assigned to such term in Section 9.02(c).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means the repricing by the Borrower of all or any portion of the Initial Loans the primary purpose of which is to reduce the all-in-yield applicable to the Initial Loans in connection with any amendment to this Agreement having or resulting in an effective interest rate (to be calculated in a manner consistent with that set forth in clause (iv) of the proviso to Section 2.21(a) as of the date of such repricing that is (and not by virtue of any fluctuation in any “base” rate)) less than the effective interest rate (as calculated above) for the Initial Loans as of the date of such repricing, but excluding, in any such case, any repricing of Initial Loans in connection with any acquisition or similar investment, “change of control” transaction or initial public offering.

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50.0% of the sum of the total Loans and unused Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, the president, executive vice president, any senior vice president, any vice president, the chief operating officer or any Financial Officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article 4), shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party. The Administrative Agent, each Lender and other Secured Party shall be entitled to conclusively presume that (i) any document delivered hereunder that is signed by a Responsible Officer of a Loan Party has been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and (ii) such Responsible Officer has acted on behalf of such Loan Party.

“Restricted Amount” has the meaning set forth in Section 2.10(b)(iv).

“Restricted Debt” has the meaning set forth in Section 6.04(b).

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower now or hereafter outstanding and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means all Obligations.

“Secured Parties” has the meaning assigned to such term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Security Agreement Joinder Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Senior Secured Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Acquisition Agreement Representations” means the representations made by or on behalf of the Company, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that AcquisitionCo (or any of its applicable Affiliates) has the right to terminate its (or their) obligations under the Acquisition Agreement or decline to consummate the acquisition under the Acquisition Agreement as a result of the breach of such representations.

“Specified Representations” mean the representations and warranties set forth in Sections 3.01(a)(i) (as it relates to organizational existence of the Loan Parties), 3.02, 3.03(b)(i), 3.08, 3.12, 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral), 3.16, 3.17(b)(ii) and, as they relate to the use of proceeds of the Loans on the Closing Date, 3.17(a) and (c).

“Sponsors” means Broad Street, Olympus Partners and any other private equity fund or financial sponsor that becomes an Investor pursuant to clause (v) of the definition thereof.

“Sponsor Management Agreement” means one or more management, consulting, expense reimbursement or similar agreements among one or more of the Sponsors (and their Affiliates), Holdings (and/or any other Parent Company) and the Borrower (including that certain Management Advisory Services Agreement dated as of the date hereof, by and among, inter alios, PSAV Holdings LLC, Holdings and the Borrower and certain Affiliates of the Sponsors), as the same may be amended, restated, amended and restated, modified, supplemented, replaced or otherwise modified from time to time in accordance with their terms, but only to the extent that such agreements and any such amendment, restatement, amendment and restatement, modification, supplement, replacement or other modification thereto does not increase the aggregate amount of fees or similar compensation payable thereunder as of the Closing Date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or the making of other Investments not prohibited by this Agreement (including any Investment in a Subsidiary which serves to increase the Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary or any acquisition or Investment in any joint venture for the purpose of purchasing any or all of the interests of any joint venture partner), (c) any Disposition of all or substantially all of the assets or stock of a Subsidiary (or any business unit, line of business or division of the Borrower or a Subsidiary) not prohibited by this Agreement, (d) the designation of a Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a subsidiary in accordance with Section 5.10 hereof or (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated in right of payment to the Obligations (other than Indebtedness among any of the Loan Parties and their respective subsidiaries).

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means any subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Subsidiary Guarantor” means (x) on the Closing Date, each Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) and (y) thereafter, each Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) and each Discretionary Guarantor that thereafter guarantees the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the respective Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Successor Holdings” means the Person that has succeeded to, and been substituted for, Holdings pursuant to Section 6.14(d).

“Successor Parent Company” has the meaning assigned to such term in Section 6.14.

“Tax Distribution” means quarterly Cash distributions and an annual true-up Cash distribution to allow (i) any Parent Company and/or the members or partners in any Parent Company to satisfy their Tax liability attributable to taxable income realized by the Borrower and its subsidiaries in the applicable tax year or any portion thereof so long as the Borrower is classified as a partnership, disregarded entity or pass-through entity for U.S. federal income tax purposes or (ii) any Parent Company to satisfy its Tax liability attributable to taxable income realized by the Borrower and its consolidated subsidiaries in the applicable tax year or any portion thereof so long as the Borrower and such subsidiaries file a consolidated federal income tax return with such Parent Company; provided that such distributions shall be limited to the extent that the Tax liability is attributable to the taxable earnings of the Borrower and its subsidiaries. For this purpose, but subject to the limitation in the above proviso, taxable income (x) would be determined (i) by taking into account the adjustments to taxable income or items of income, gain, deduction or loss that would apply were the Borrower a corporation, to the extent that such adjustments would result in an increase in the net taxable income of the Borrower and (ii) without regard to any adjustments in the tax basis in the property of the Borrower and its subsidiaries pursuant to any Code Section 754 election effective on or after the Closing Date, and (y) shall be calculated by subtracting any net taxable loss of the Borrower (calculated in the same manner as net taxable income as described in clause (x) above) for any prior calendar quarter (or portion thereof) ending after the Closing Date not previously taken into account for this purpose. In determining the amount of any Tax Distribution, it shall be assumed (A) that the items of taxable income, gain, deduction, loss and credit in respect of the Borrower and its subsidiaries (adjusted as described above) were the only such items entering into the computation of tax liability for the calendar quarter in respect of which the Tax Distribution was made and (B) (i) so long as the Borrower is classified as a partnership, disregarded entity or pass-through entity for U.S. federal income tax purposes, that such taxable income is subject to tax at an effective rate equal to the higher of the combined marginal effective rate of U.S. federal, state and local income tax applicable to a corporation doing business or an individual resident in New York, New York, taking account of any difference in rates applicable to ordinary income, capital gains and “qualified dividends” as such term is defined in Code Section 1(h) and any allowable deductions in respect of such state and local taxes in computing liability for U.S. federal income taxes, in respect of income recognized during each such calendar quarter (computed at the highest marginal tax rate) or (ii) for so long as the Borrower is a subsidiary member of a consolidated group for U.S. federal income tax purposes, the amount of such payments with respect to any taxable period does not exceed the amount that the Borrower and any consolidated subsidiaries would have been required to pay in respect of such relevant federal, state, local or foreign Taxes for such taxable period (computed at the highest marginal tax rate) if, for all taxable years ending after the Closing Date, the Borrower and any consolidated subsidiaries had paid such Taxes as a separate consolidated, combined or unitary group separately from any such Parent Company (or, if there are no such subsidiaries, on a separate company basis).

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means any of the Initial Loans, Initial Commitments, any Incremental Facility and any Replacement Term Loans and any Commitments in respect of Replacement Term Loans.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means a period of four consecutive Fiscal Quarters.

“Threshold Amount” means (i) $25,000,000 for purposes of Section 6.01(o)(iii) in connection with any Refinancing Indebtedness incurred in respect of Indebtedness outstanding pursuant to Section 6.01(v), and (ii) $33,000,000 for all other purposes.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt as of such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount and upfront fees) payable or otherwise borne by Holdings, any Parent Company, the Borrower and its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the borrowing of Loans hereunder, (b) the Existing Debt Refinancing, (c) the Acquisition, the Merger and the other transactions contemplated by the Acquisition Agreement, (d) the Equity Contribution, (e) the incurrence of Indebtedness and other commitments and obligations under the First Lien Credit Agreement and (f) the payment of the Transaction Costs.

“Treas. Reg.” means the U.S. federal income tax regulations promulgated under the Code.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the grant or perfection of security interests.

“Unrestricted Cash Amount” means, as of any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries whether or not held in an account pledged to the Administrative Agent and (b) Cash and Cash Equivalents restricted in favor of the Term Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Term Facilities and any First Lien Facility).

“Unrestricted Subsidiary” means any subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.10 subsequent to the Closing Date.

“U.S.” means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100.0% of the Capital Stock of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Loan”) or by Type (e.g., a “Eurocurrency Rate Loan”) or by Class and Type (e.g., a “Eurocurrency Rate Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Loan Borrowing”) or by Type (e.g., a “Eurocurrency Rate Borrowing”) or by Class and Type (e.g., a “Eurocurrency Rate Initial Loan Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any Loan Document), (b) any reference to any law in any Loan

Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof or thereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. For purposes of determining compliance at any time with Sections 6.01 (other than Sections 6.01(a), (v) and (x)), 6.02 (other than Section 6.02(a) and (t)), 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09 and 6.14, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, contractual restriction, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09 and 6.14, the Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. Notwithstanding anything in this Agreement to the contrary, (i) any refinancing, refunding or replacing of any Indebtedness that is permitted pursuant to any clause of Section 6.01 that contains a Dollar cap (directly or by reference to another Section) with any Refinancing Indebtedness incurred pursuant to Section 6.01(o) shall not have the effect of reducing the amount of Indebtedness that is then counted toward the utilization under such cap under the relevant clause of Section 6.01 to the extent such cap was utilized by such Indebtedness being refinanced, refunded or replaced (but subject to the right of the Borrower to reclassify such Indebtedness in accordance with the immediately preceding sentence (other than to Section 6.01(o)) and (ii) in the case of any Refinancing Indebtedness secured by Liens pursuant to Section 6.02(k), to the extent any Refinancing Indebtedness has refinanced, refunded or replaced any Indebtedness that was secured by Liens in reliance on clause (u) of Section 6.02, the incurrence of such Liens pursuant to Section 6.02(k) shall not have the effect of reducing the amount of Liens that are then counted toward the utilization under the Dollar cap under clause (u) of Section 6.02 to the extent such cap was utilized by Liens securing such Indebtedness being refinanced, refunded or replaced (but subject to the right of the Borrower to reclassify such Liens in accordance with the immediately preceding sentence (other than to Section 6.01(k)).

Section 1.04. Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP as in effect on the Closing Date unless otherwise agreed to by the Borrower and the Required Lenders; provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other

Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary herein, financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, Consolidated Adjusted EBITDA and the amount of Consolidated Total Assets) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of a financial ratio or test (x) a Subject Transaction shall have occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period shall have consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period.

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Leases on the date hereof shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change, the Borrower shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

(d) For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the Total Leverage Ratio, the Senior Secured Leverage Ratio, the First Lien Leverage Ratio and the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be. For the purposes of determining the permissibility of any incurrence of Indebtedness pursuant to Sections 2.21(a), 6.01(p), 6.01(t) or 6.01(x), the proceeds of any such Indebtedness shall be disregarded in determining the Unrestricted Cash Amount as part of the calculation of any financial ratio required by such Sections.

Section 1.05. Effectuation of Transactions. Each of the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06. Timing of Payment of Performance; Times of Day. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07. Currency Equivalents Generally.

(a) For purposes of any determination under Section 2.21(a), Article 5, Article 6 (other than the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate (any of the foregoing, a “subject transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a subject transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such alternate currency, as in effect at 11:00 a.m. (London time) on the date of such subject transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under other clauses of Section 6.01; and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any subject transaction so long as such subject transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of the calculation of any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b), as applicable (or, prior to the first such delivery, referred to in Section 3.04), for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.08. Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Loans, Extended Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

ARTICLE 2 THE CREDITS

Section 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Initial Lender agrees, severally and not jointly, to make Initial Loans in Dollars to the Borrower on the Closing Date in an aggregate principal amount requested by the Borrower not to exceed such Lender’s Initial Commitment. Amounts paid or prepaid in respect of the Loans may not be reborrowed.

(b) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Additional Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Additional Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Additional Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.01 and Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Rate Loans as the Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any Eurocurrency Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 different Interest Periods in effect for Eurocurrency Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Borrowing.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing by delivery of an irrevocable Borrowing Request signed by a Responsible Officer of the Borrower (a) in the case of a Eurocurrency Rate Borrowing, not later than 12:00 noon, three Business Days (or, in the case of a Eurocurrency Rate Borrowing to be made on the Closing Date, one Business Day, which may be conditional upon the occurrence of the closing of the Acquisition) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, on the date of the proposed Borrowing (or, in each case, such later time as shall be acceptable to the Administrative Agent). Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing and the Class thereof;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Rate Borrowing;

(iv) in the case of a Eurocurrency Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Rate Borrowing with an Interest Period of one month; provided that if the Borrower shall not have notified the Administrative Agent in writing of the Type of such requested Borrowing, by 12:00 noon three Business Days before the date of the requested Borrowing, then such Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. [Reserved.]

Section 2.05. [Reserved.] Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) 2:00 p.m., in the case of Eurocurrency Rate Loans and (ii) 2:00 p.m., in the case of ABR Loans, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage of the applicable Class. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this

Section 2.06(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.07. Type; Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders, based upon their Applicable Percentages of the applicable Class, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section 2.07, the Borrower may not change the currency of any Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivering an irrevocable Interest Election Request in writing signed by a Responsible Officer of the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Rate Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurocurrency Rate Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (provided that no such notification shall be required in the case of an Event of Default under Section 7.01(f) or 7.01(g)), then so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Rate Borrowing and (ii) unless repaid, each Eurocurrency Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments.

Unless previously terminated, (a) the Initial Commitments shall automatically terminate upon the making of the Initial Loans on the Closing Date and (b) the Additional Commitments of any Class shall automatically terminate upon the making of the Additional Loans of such Class and, if any such Additional Commitment is not drawn on the date that such Additional Commitment is required to be drawn pursuant to the applicable Refinancing Amendment or Increment Facility Amendment, the undrawn amount thereof shall automatically terminate.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) (i) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Initial Loans to the Administrative Agent for the account of each Initial Lender on the Initial Loan Maturity Date, together in each case with accrued and unpaid interest on the then outstanding principal amount to but excluding the date of such payment.

(ii) The Borrower shall repay the Additional Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Incremental Facility Agreement or Extension Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10 or repurchases in accordance with Section 9.05(g)).

(iii) Prior to any repayment of any Loans of any Class under this Section 2.09(a), the Borrower may select the Loan Borrowing or Borrowings of the applicable Class to be repaid by notifying the Administrative Agent in writing of such selection (A) in the case of a repayment of a Eurocurrency Rate Borrowing, not later than 1:00 p.m. three Business Days before the scheduled date of repayment and (B) in the case of a repayment of an ABR Borrowing, not later than 1:00 p.m. on the scheduled date of repayment (or, in the case of clauses (A) and (B), such later time as to which the Administrative Agent may agree); provided that in the absence of such notice by the Borrower, any such repayment shall be applied, first, to the ABR Borrowings of the Loans of such Class, if any, and, second, to the Eurocurrency Rate Borrowings of the Loans of such Class (and, as among any such Eurocurrency Rate Borrowings, in the direct order of the shortest remaining Interest Periods applicable thereto). Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.

(b) [Reserved.]

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f) Any Lender may request that Loans made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable registered assigns) shall be required to return such Promissory Note to the Borrower for cancellation in accordance with Section 9.05(b)(iii) and upon the Termination Date.

Section 2.10. Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part without premium or penalty (but subject to Section 2.10(c) and Section 2.15). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the applicable Class.

(ii) [Reserved.]

(iii) The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.10(a) (i) in the case of prepayment of a Eurocurrency Rate Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m. on the day of prepayment (or, in the case of clauses (i) and (ii), such later time as to which the Administrative Agent may agree). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Loans shall be applied to the Class of Loans specified in the applicable prepayment notice and each prepayment of Loans of such Class made pursuant to this Section 2.10(a) shall be applied against the remaining scheduled installments of principal due in respect of the Loans of such Class in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments.

(i) Subject to Section 2.10(b)(viii), no later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending on December 31, 2014, the Borrower shall prepay outstanding Loans in an aggregate principal amount equal to (A) 50.0% of Excess Cash Flow for the Fiscal Year then ended, minus (B) at the option of the Borrower (and to the extent not reducing the amount of Excess Cash Flow pursuant to the definition of such term), (x)(i) the aggregate principal amount of any Loans prepaid pursuant to Section 2.10(a), and (ii) the aggregate principal amount of any loans or incremental loans under any First Lien Facility prepaid pursuant to Section 2.10(a) of the First Lien Credit Agreement (or equivalent provision under any other document governing any First Lien Facility) prior to such date, in each case, excluding any such optional prepayments made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.10(b)(i) in the prior Fiscal Year (and in the case of all such prepayments described under clauses (i) and (ii), only to the extent that such prepayments were not financed with the proceeds of any long-term Indebtedness (other than revolving Indebtedness) of the Borrower or its Subsidiaries) and (y) the amount of any actual Cash payments made by Holdings, the Borrower or any Subsidiary in reduction of the outstanding amount of (A) any Loans resulting from any assignment (and purchases) made in accordance with Section 9.05(g) of this Agreement or (B) any term loans under any First Lien Facility resulting from any assignment (and purchases) made in accordance with Section 9.05(g) of the First Lien Credit Agreement (or equivalent provision of any First Lien Facility) (and in the case of all such assignments and purchases described in clauses (A) and (B), to the extent that such prepayments were not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and such Loans and other term loans are cancelled and cease to be outstanding); provided that (1) such percentage of Excess Cash Flow shall be reduced to 25.0% of Excess Cash Flow if the Senior Secured Leverage Ratio calculated on a Pro Forma Basis as of the last day of such Fiscal Year (but without giving effect to the payment required hereby) shall be less than or equal to 4.00 to 1.00, but greater than 3.25 to 1.00 and (2) such prepayment shall not be required if the Senior Secured Leverage Ratio calculated on a Pro Forma Basis as of the last day of such Fiscal Year (but without giving effect to the payment required hereby) shall be less than or equal 3.25 to 1.00.

(ii) Subject to Section 2.10(b)(viii), no later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of (x) $7,500,000 in a single transaction or series of related transactions and (y) $20,000,000 in the aggregate in any Fiscal Year, the Borrower shall apply an amount equal to 100% of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds to prepay outstanding Loans; provided that if prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intention to reinvest such Net Proceeds or Net Insurance/Condemnation Proceeds in assets used or useful in the business of the Borrower or any of its Subsidiaries (other than Cash or Cash Equivalents, except to the extent acquired in connection with an acquisition or another Investment in another Person permitted under this Agreement), then so long as no Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of such Net Proceeds or Net Insurance/Condemnation Proceeds to the extent such Net Proceeds or Net Insurance/Condemnation Proceeds are so reinvested within 12 months following receipt thereof, or if the Borrower or any of its Subsidiaries has entered into a binding contract to so reinvest such Net Proceeds or Net Insurance/Condemnation Proceeds during such 12-month period and such Net Proceeds or Net Insurance/Condemnation Proceeds are so reinvested within six months after the expiration of such 12-

month period; provided, however, that if any Net Proceeds or Net Insurance/Condemnation Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the Loans with the Net Proceeds or Net Insurance/Condemnation Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso); provided, further, that if at the time that any such prepayment would be required hereunder, the Borrower is required to offer to repurchase or prepay any other Indebtedness secured on a pari passu or senior basis with or to the Secured Obligations pursuant to the terms of the documentation governing such Indebtedness with such Net Proceeds or such Net Insurance/Condemnation Proceeds (such Indebtedness required to be offered to be so repurchased or prepaid, the “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds or Net Insurance/Condemnation Proceeds on a pro rata basis to the prepayment of the Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such Net Proceeds or Net Insurance/Condemnation Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds or Net Insurance/Condemnation Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds or Net Insurance/Condemnation Proceeds shall be allocated to the Loans in accordance with the terms hereof), and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.10(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(iii) Subject to Section 2.10(b)(viii) and 2.10(c), in the event that the Borrower or any of its Subsidiaries shall receive Net Proceeds from the issuance or incurrence of Indebtedness of the Borrower or any of its Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent constituting (x) Refinancing Indebtedness incurred to refinance all or a portion of the Loans pursuant to Section 6.01(o), (y) Incremental Loans incurred to refinance all or a portion of the Loans pursuant to Section 2.21(a)(y)(i) or (z) Replacement Loans incurred to refinance Loans in accordance with the requirements of Section 9.02(c)), the Borrower shall, substantially simultaneously with (and in any event not later than the Business Day immediately following) the receipt of such Net Proceeds by the Borrower or such Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay outstanding Loans.

(iv) Notwithstanding any provision under this Section 2.10(b) to the contrary, (A) any amounts that would otherwise be required to be paid by the Borrower pursuant to Section 2.10(b)(i), (ii) or (iii) above shall not be required to be so prepaid to the extent any such Excess Cash Flow is generated by a Foreign Subsidiary, such Prepayment Asset Sale is consummated by a Foreign Subsidiary, such Net Insurance/Condemnation Proceeds are received by a Foreign Subsidiary or such Indebtedness is incurred by a Foreign Subsidiary, as the case may be, for so long as the repatriation to the U.S. of any such amounts would be prohibited under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors (or equivalent persons), or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director (or equivalent person), employee, manager, member of management or consultant of such Foreign Subsidiary (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director (or equivalent person), or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for such Persons described above, such repatriation will be immediately effected and such repatriated Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional Taxes (including Tax Distributions) payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.10(b) to the extent provided herein; and (B) if the Borrower and the Subsidiaries determine in good faith that the repatriation to the U.S. of any amounts required to mandatorily prepay the Loans pursuant to Section 2.10(b)(i), (ii) or (iii) above on account of Excess Cash Flow generated by a Foreign Subsidiary, a Prepayment Asset Sale consummated by a Foreign Subsidiary, Net Insurance/Condemnation Proceeds received by a Foreign Subsidiary or Indebtedness incurred by a Foreign Subsidiary would result in material and adverse tax consequences (including any withholding taxes) to the Borrower and its Subsidiaries, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.10(b)(i), (ii) or (iii) above, as applicable, shall be reduced by the Restricted Amount until such time as it may repatriate to the U.S. such Restricted Amount without incurring such material and adverse tax liability; provided that, to the extent that the repatriation of any Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow from such Foreign Subsidiary would no longer have a material and adverse tax consequence, an amount equal to the Net Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow, as applicable, not previously applied pursuant to preceding clauses (x) and (y), shall be promptly applied to the repayment of the Loans pursuant to this Section 2.10(b) as otherwise required above (without regard to this clause (iv)).

(v) Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.10(b), to decline all or any portion of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower and shall be added to the calculation of the Available Amount; provided, further, that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.10(b)(iii) above to the extent constituting Refinancing Indebtedness incurred to refinance all or a portion of the Loans pursuant to Section 6.01(o), Incremental Loans incurred to refinance all or a portion of Loans pursuant to Section 2.21(a)(y)(i) or Replacement Loans incurred to refinance Loans in accordance with the requirements of Section 9.02(c). If a Lender fails to deliver a notice of election declining receipt of its Applicable Percentage of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Loans.

(vi) Except as otherwise provided in any Refinancing Amendment, any Incremental Facility Amendment or any Extension Amendment, each prepayment of Loans pursuant to Section 2.10(b) shall be applied ratably to each Class of Loans then outstanding (provided that any prepayment of Loans with the Net Proceeds of any Refinancing Indebtedness, Incremental Facility or Replacement Loans shall be applied to the applicable Class of Loans being refinanced or replaced and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentage of the applicable Class). The amount of such mandatory prepayments shall be applied first to the then outstanding Loans that are ABR Loans and then to the then outstanding Loans that are Eurocurrency Rate Loans.

(vii) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.10(b), a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. Each such certificate shall specify the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.12. All prepayments of Borrowings under this Section 2.10(b) shall be subject to Section 2.10(c) (in the case of prepayments under Section 2.10(b)(iii)) and Section 2.15, but shall otherwise be without premium or penalty.

(viii) Notwithstanding anything in this Section 2.10(b) to the contrary, until the First Lien Obligations Payment Date, no mandatory prepayment of outstanding Loans that would otherwise be required to be made under this Section 2.10(b) shall be required to be made, except with respect to the portion (if any) of the proceeds of any event giving rise to any mandatory prepayment under Section 2.10(b) of the First Lien Credit Agreement (or equivalent provision under any other document governing any First Lien Facility) that have been refused or waived by the term lenders thereunder in accordance with Section 2.10(b)(v) of the First Lien Credit Agreement (or equivalent provision under any other document governing any First Lien Facility).

(c) In the event that, on or prior to the third anniversary of the Closing Date, the Borrower (x) prepays any Initial Loans pursuant to Section 2.10(a)(i) or prepays any Initial Loans pursuant to Section 2.10(b)(iii) or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender (i) in the case of clause (x), a premium (the “Prepayment Premium”) of (A) 3.00% of the aggregate principal amount of the Initial Loans so prepaid on or prior to the first anniversary of the Closing Date, (B) 2.00% of the aggregate principal amount of the Initial Loans so prepaid after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date and (C) 1.00% of the aggregate principal amount of the Initial Loans so prepaid after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date (ii) in the case of clause (y), a fee equal to (A) 3.00% of the aggregate principal amount of the Initial Loans that are the subject of such Repricing Transaction outstanding immediately prior to any such amendment, modification or waiver occurring on or prior to the first anniversary of the Closing Date, (B) 2.00% of the aggregate principal amount of the Initial Loans that are the subject of such Repricing Transaction outstanding immediately prior to any such amendment, modification or waiver occurring after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date and (C) 1.00% of the aggregate principal amount of the Initial Loans that are the subject of such Repricing Transaction outstanding immediately prior to any such amendment, modification or waiver occurring after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date (it being understood and agreed that prepayments as a result of assignments made pursuant to Section 9.05(g) hereof shall not be subject to this Section 2.10(c), but all prepayments as a result of assignments pursuant to Section 2.18(b)(iv) in connection with such Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment in connection with any Repricing Transaction shall be subject to this Section 2.10(c)). All such amounts shall be due and payable on the date of effectiveness of the relevant Repricing Transaction or prepayment.

Section 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, the agency and administration fees set forth in the Fee Letter, payable in the amounts and at the times specified therein or as so otherwise agreed upon by the Borrower and the Administrative Agent, or such agency fees as may otherwise be separately agreed upon by the Borrower and the Administrative Agent in writing.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter.

(c) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Rate Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan, or any fee payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any fee, 2.0% plus the rate applicable to Loans of the applicable Class that are ABR Loans as provided in paragraph (a) of this Section; provided further that no amounts shall accrue pursuant to this Section 2.12(d) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the Maturity Date applicable to such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan of any Class accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Rate Borrowing shall be ineffective and such Borrowing shall be continued as, or converted to, an ABR Borrowing (in the case of any conversion to an ABR Borrowing, on the last day of the Interest Period applicable thereto) and (ii) if any Borrowing Request requests a Eurocurrency Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate);

(ii) impose on any Lender or the London or European interbank market any other condition affecting this Agreement or Eurocurrency Rate Loans made by such Lender; or

(iii) subject any Lender to any Taxes (other than Taxes on payments hereunder, which shall be dealt with exclusively by Section 2.16) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligations to make such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in an amount deemed by such Lender to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation as a result of circumstances referred to in clause (ii) above (A) if such circumstances are resulting from a market disruption and are not generally affecting the banking market or (B) in the case of any request for payment in respect of a market disruption, such request is not made by the Required Lenders.

(b) If any Lender determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to liquidity and capital adequacy), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that the Borrower shall not be liable for such compensation if as a result of circumstances in clause (ii) above (A) if such circumstances are resulting from a market disruption and are not generally affecting the banking market or (B) in the case of any request for payment in respect of a market disruption, such request is not made by the Required Lenders.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as applicable, as specified in paragraphs (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined and certifying that such Lender is generally charging such amounts to similarly situated borrowers under comparable syndicated credit facilities shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15. Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Eurocurrency Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Eurocurrency Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the actual amount of loss, cost and expense attributable to such event (other than loss of profit). A certificate of any Lender (i) setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined and (ii) certifying that such Lender is, to the extent applicable, generally requiring reimbursement for such losses, costs and expenses from similarly situated borrowers under comparable syndicated credit facilities shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Loan Party) requires the deduction or withholding of any Tax from any such payment by a Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the applicable law; provided that if a Loan Party shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, any Lender receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) such Loan Party shall make such deductions or withholdings and (iii) such Loan Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If at any time a Loan Party is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender or Administrative Agent upon becoming aware of the same. In addition, each Lender or the Administrative Agent, as applicable, shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent and each Lender within thirty days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or any payment on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties or interest and reasonable out of pocket expenses arising therefrom or with respect thereto (other than any penalties, interest or reasonable out-of-pocket expenses attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender, as applicable), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Loan Party to obtain a refund of such Taxes (which shall be repaid to the Loan Party in accordance with Section 2.16(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Loan Party or be otherwise materially disadvantageous to it; provided, further, that the Loan Party shall not be required to compensate the Administrative Agent or any Lender pursuant to this Section 2.16 for any amounts incurred for which the Administrative Agent or such Lender does not furnish notice of such claim within six months from the date on which the Administrative Agent or such Lender shall have received notice from the relevant Governmental Authority that such amounts were being asserted against the Administrative Agent or such Lender, as applicable; provided, further, that the Loan Party shall not be required to compensate the Administrative Agent or any Lender pursuant to this Section 2.16 for any amounts incurred to the extent that the Administrative Agent or such Lender is not generally charging the relevant amounts to similarly situated borrowers. A certificate (i) setting forth, in reasonable detail, the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender and (ii) certifying that such Lender is generally charging the relevant amounts to similarly situated borrowers shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify, within 30 days after demand therefor, (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent and any Loan Party for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and any Loan Party for any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or such Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth, in reasonable detail, the basis and calculation of the amount of such payment or liability delivered to any Lender by the Administrative Agent or such Loan Party shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Loan Parties to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or such Loan Party to the Lender from any other source against any amount due to the Administrative Agent or such Loan Party under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or by the taxing authority of any jurisdiction or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” under Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents (or any successor forms) from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly deliver to the Borrower and the Administrative Agent renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in applicable tax. If as a result of any Change in Law, regulation or treaty, or in any official application or interpretation thereof applicable to the payments made by or on behalf of any Loan Party or by the Administrative Agent under any Loan Document or any change in an income tax treaty applicable to any Lender, any Lender is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to Section 2.16(f)(ii) or such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(g) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith in its reasonable discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or a Lender be required to pay any amount to a Loan Party pursuant to this paragraph (g) to the extent that the payment of which would place the Administrative Agent or such in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.17. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.16) or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.18(b) and 2.19, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of the Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 7.01, shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied, first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) from the Borrower constituting Secured Obligations, third, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrower constituting Obligations, fourth, to pay interest due and payable in respect of any Loans, on a pro rata basis, fifth, to pay principal on the Loans, on a pro rata basis among the Secured Parties, sixth, to the payment of any other Secured Obligation (other than contingent indemnification obligations for which no claim has yet been made) due to the Administrative Agent, any Lender or any other Secured Party on a pro rata basis, seventh, as provided for under the Intercreditor Agreement and eighth, to the Borrower or as the Borrower shall direct.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant in accordance with Section 9.05, including any payments made or deemed made in connection with Sections 2.21, 2.22 and 9.02(c). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.17(c) and will, in each case, notify the Lenders following any such purchases or repayments.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), Section 2.17(c) or the last paragraph of Article VIII, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections or paragraphs, as applicable, until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14 or such Lender determines it can no longer make or maintain Eurocurrency Rate Loans pursuant to Section 2.19, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14 or such Lender determines it can no longer make or maintain Eurocurrency Rate Loans pursuant to Section 2.19, (ii) if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) if any Lender is a Defaulting Lender or (iv) if in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, any Lender is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, (ii) in the case of any assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iii) such assignment does not conflict with applicable law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.18, it shall (x) execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.18 to execute an Assignment and Assumption or deliver such

Promissory Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Promissory Notes shall automatically be deemed cancelled and (y) consent to such proposed amendment, waiver or consent prior to signing such Assignment and Assumption. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

Section 2.19. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any Eurocurrency Rate Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Rate Loans or to convert ABR Borrowings to Eurocurrency Rate Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurocurrency Rate Borrowings of such Lender to ABR Borrowings either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to it.

Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [Reserved.]

(b) The Commitments of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders or such other number of Lenders as shall be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; provided, further, that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.10, Section 2.14, Section 2.15, Section 2.16, Section 2.17, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Administrative Agent or the Borrower, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.20(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) [Reserved.]

(e) [Reserved.]

(f) Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

Section 2.21. Incremental Credit Extensions.

(a) The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment add one or more new tranches of term facilities and/or increase the principal amount of the Loans of any existing Class by requesting new term loans commitments to provide such Loans (any such new tranche or increase, an “Incremental Facility” and any loans made pursuant to an Incremental Facility, “Incremental Loans”) as may be agreed between the Borrower and the lenders providing the applicable Incremental Facility, in an aggregate principal amount in Dollars not to exceed (x) $150,000,000 (the “Fixed Incremental Amount”) less (i) the aggregate principal amount of all Incremental Equivalent Debt incurred or issued in reliance on the Fixed Incremental Amount (or any Replacement Loans incurred or issued pursuant to Section 9.02(c) in reliance on the Fixed Incremental Amount) and (ii) the aggregate principal amount of “Incremental Loans” and “Incremental Equivalent Debt” (each as defined in the First Lien Credit Agreement or any equivalent term under any documentation governing any First Lien Facility) incurred or issued in reliance on the “Fixed Incremental Amount” (as defined in the First Lien Credit Agreement or any equivalent term under any other documentation governing any First Lien Facility) or any “Replacement Term Loans or “Replacement Revolving Facilities” (each as defined in the First Lien Credit Agreement or any equivalent term under any documentation governing any First Lien Facility) incurred or issued pursuant to Section 9.02(c) of the First Lien Credit Agreement (or any similar provision under any documentation governing any First Lien Facility) in reliance on the “Fixed Incremental Amount” (as defined in the First Lien Credit Agreement or any equivalent term under any other documentation governing any First Lien Facility), plus (y) (i) in the case of any Incremental Facility that effectively extends the Maturity Date with respect to any Class of

Loans hereunder, an amount equal to the portion of the relevant Class of such Loans that will be replaced by such Incremental Facility and (ii) the amount of any voluntary prepayment of any Loans; provided that, in the case of clause (y)(ii), the relevant prepayment is not funded or effected with any long term indebtedness (other than revolving indebtedness), plus (z) an unlimited amount so long as, in the case of this clause (z), after giving effect to such Incremental Facility, (i) in the case of any Incremental Facility that is secured by a Lien on the Collateral, the Senior Secured Lien Leverage Ratio calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, would not exceed 4.50:1.00 and (ii) in the case of any Incremental Facility that is unsecured, the Total Leverage Ratio calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, would not exceed 4.75:1.00 (it being understood that for purposes of clause (z) of this Section 2.21(a), (A) if the proceeds of the relevant Incremental Facility will be applied to finance an acquisition or other Investments permitted under this Agreement, compliance with the Senior Secured Leverage Ratio or the Total Leverage Ratio, as applicable, will be determined as of the date of the execution of the definitive agreement with respect thereto for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, and (B) the Cash proceeds of the relevant Incremental Facility or Incremental Equivalent Debt shall be excluded in calculating the Unrestricted Cash Amount used in determining the Senior Secured Leverage Ratio or the Total Leverage Ratio, as applicable) (the amounts described in clauses (x) and (z) above, the “Incremental Cap”); provided that:

(i) each such Incremental Facility Amendment shall specify the amount of such Incremental Facility, which shall be in an amount not less than $5,000,000,

(ii) except as otherwise agreed by the lenders providing such Incremental Facilities in connection with an acquisition or other Investment permitted hereunder, no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any such Incremental Facility,

(iii) the proceeds of any Incremental Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other Investments, and any other use not prohibited by this Agreement,

(iv) the interest rate applicable to any Incremental Facility or Incremental Loans will be determined by the Borrower and the lenders providing such Incremental Facility or Incremental Loans; provided that, in the case of Incremental Loans or Incremental Facilities that are pari passu in right of payment and with respect to security with the Loans and Commitments hereunder, such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the existing Term Facility implemented on the Closing Date unless the interest rate margin with respect to the existing Term Facility is adjusted to be equal to the interest rate with respect to the relevant Incremental Loans or Incremental Facility, minus, 0.50%; provided, further, that in determining the applicable interest rate: (w) original issue discount or upfront fees paid by the Borrower in connection with the Term Facility or such Incremental Facility or Incremental Loans (based on a four-year average life to maturity or lesser remaining life to maturity), shall be included, (x) any amendments to the Applicable Rate that became effective subsequent to the Closing Date but prior to the time of the addition of such Incremental Facility or Incremental Loans shall be included, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their Affiliates) in their respective capacities as such in connection with the Term Facilities or to one or more arrangers (or their Affiliates) in their capacities as such applicable to such Incremental Facility or Incremental Loans shall be excluded and (z) if such Incremental Facility or Incremental Loans thereunder include any interest rate floor greater than that applicable to the Term Facility, and such floor is applicable to the Term Facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase,

(v) the final maturity date with respect to any Incremental Loans shall be no earlier than the Latest Maturity Date,

(vi) [reserved],

(vii) the Weighted Average Life to Maturity of any Incremental Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing Loans,

(viii) any Incremental Facility (A) may rank pari passu or junior in right of payment and pari passu or junior with respect to security with the Secured Obligations or may be unsecured (and to the extent subordinated in right of payment or pari passu or junior in right of security, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent), (B) that is secured shall not be secured by any assets other than the Collateral and (C) that is Guaranteed shall not be Guaranteed by any Person other than a Loan Guarantor,

(ix) any prepayment (other than scheduled amortization payments) of Incremental Loans that are pari passu in right of payment and pari passu with respect to security shall be made on a pro rata basis with all then existing Initial Loans (and all then-existing Incremental Loans, Extended Loans and Replacement Loans requiring ratable prepayment), except that the Borrower and the lenders in respect of such Incremental Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis),

(x) [reserved],

(xi) any Incremental Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder; provided that to the extent any such terms are not substantially identical to any then-existing Class of Loans (except to the extent permitted by clauses (ii) through (ix) above), they shall be reasonably satisfactory to the Administrative Agent and the Borrower (it being understood that terms not substantially identical to any such Loans which are applicable only after the Latest Maturity Date are acceptable to the Administrative Agent), and

(xii) notwithstanding anything to the contrary set forth in this Section 2.21, the Borrower shall not be permitted to establish any Incremental Facility (or incur any Incremental Loans or establish any Incremental Commitments thereunder) that is not pari passu in right of payment and security with the other Secured Obligations (it being understood that the foregoing shall not affect the Borrower’s rights under Section 6.01(x) to incur Incremental Equivalent Debt (or incur any loans or establish commitments thereunder) that is not pari passu in right of payment or security with the Secured Obligations).

(b) Incremental Commitments may be provided by any existing Lender, or by any other Person that will become an Additional Lender; provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans or Commitments of the applicable Class to such Additional Lender; provided, further, that any such Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment; provided further, that except as separately agreed from time to time between the Borrower and any Lender, no Lender shall be obligated to provide all or any portion of any Incremental Commitment and the determination to provide such commitment shall be within the sole and absolute discretion of such Lender. The creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Commitment.

(c) Each Lender or Additional Lender providing a portion of the Incremental Commitments shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the applicable Incremental Facility Amendment and amendments to any other Loan Document) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitments. On the effective date of such Incremental Commitments, each Additional Lender added as a new Lender pursuant to such Incremental Commitments shall become a Lender for all purposes in connection with this Agreement.

(d) As a condition precedent to any Incremental Facility or Incremental Loans, (i) upon its request, the Administrative Agent shall have received customary opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments to one or more of the Loan Documents as it shall reasonably require, (ii) the Administrative Agent shall have received an Administrative Questionnaire and such other documents as it shall reasonably require from each Additional Lender and the Administrative Agent and Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans and (iii) the Administrative Agent shall have received a certificate of the Borrower signed by a Responsible Officer of the Borrower:

(A) certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Loans, and

(B) to the extent applicable, certifying that the condition set forth in clause (a)(xii) above has been satisfied.

(e) On the date of the making of any Incremental Loans that will be of the same Class as any then existing Class of Loans, and notwithstanding anything to the contrary set forth in Sections 2.07 and 2.12, such Incremental Loans shall be added to (and constitute a part of and be of the same Type as and have, if applicable, the same Interest Period as) each Borrowing of outstanding Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Lender providing such Incremental Loans will participate proportionately in each then outstanding Borrowing of Loans of such Class.

(f) [Reserved.]

(g) Notwithstanding anything to the contrary in this Section 2.21 or in any other provisions of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition or other Investment permitted under the Loan Documents and the Lenders or Additional Lender providing such Incremental Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality.

(h) [Reserved.]

(i) [Reserved.]

(j) [Reserved.]

(k) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and any amendment to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or Commitments increased or extended pursuant to this Section 2.21 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.21.

(l) This Section 2.21 shall supersede any provisions in Section 2.17 or 9.02 to the contrary.

Section 2.22. Extensions of Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans of any Class on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Loans of such Class and otherwise modify the terms of such Loans of such Class pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Lender’s Loans of such Class) (each, an “Extension”, and each group of Loans, in each case as so extended, as well as the original Loans (in each case not so extended), being a “tranche”); any Extended Loans shall be in Dollars and shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted, so long as the following terms are satisfied:

(i) [Reserved.];

(ii) except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and any Lender that agrees to an Extension of its Loans and set forth in the relevant Extension Offer) and (y) any covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Extension), the Loans of any Lender extended pursuant to any Extension (any such extended Loans, the “Extended Loans”) shall have the same terms (or terms not less favorable to existing Lenders) as the tranche of Loans subject to such Extension Offer; provided, however, that with respect to representations and warranties, affirmative and negative covenants (including financial covenants) and events of default to be applicable to any such tranche of Extended Loans, such provisions may be more favorable to the lenders of the applicable tranche of Extended Loans than those originally applicable to the tranche of Loans subject to the Extension Offer, so long as (and only so long as) such provisions also expressly apply to (and for the benefit of) the tranche of Loans subject to the Extension Offer and each other Class of Loans hereunder;

(iii) the final Maturity Date of any Extended Loans shall be no earlier than the then applicable Latest Maturity Date at the time of Extension;

(iv) the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any Loans;

(v) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments (but, for purposes of clarity, not scheduled amortization payments) in respect of the Loans, in each case as specified in the respective Extension Offer;

(vi) if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(vii) the Extensions shall be in a minimum amount of $5,000,000;

(viii) any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower; and

(ix) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.22, (i) such Extensions shall not constitute voluntary or mandatory payments for purposes of Section 2.10, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.09 shall be adjusted to give effect to the Extension of the relevant Class and (iii) except as set forth in clause (a)(vii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Loans or Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.09, 2.10 or 2.17) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended Loans and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendments to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.22.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

On the Closing Date and to the extent required pursuant to Section 4.01 hereof, each of Holdings (solely to the extent applicable to it), the Borrower and the other Loan Parties, on behalf of themselves and their respective Subsidiaries, represent and warrant to the Lenders that:

Section 3.01. Organization; Powers. Each of the Loan Parties and each of their Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clauses (a)(i) and (b) with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The execution, delivery and performance of each of the Loan Documents are within each applicable Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing.

Section 3.03. Governmental Approvals; No Conflicts. The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate (i) any of such Loan Party’s Organizational Documents or (ii) any Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under (i) the First Lien Credit Agreement (or any documentation governing any First Lien Facility in excess of the Threshold Amount) or (ii) any other material Contractual Obligation of any of the Loan Parties which in the case of this clause (c)(ii) could reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Administrative Agent (i) (A) the audited consolidated balance sheets and related statements of income, cash flows and stockholders’ equity of AVSC Holding LLC and its Subsidiaries at and for the periods ended December 31, 2012 and December 31, 2011 and (B) the audited consolidated balance sheets and related statements of income, cash flows and stockholders’ equity of Swank Holdings, Inc. and its Subsidiaries at and for the period ended December 31, 2011 and (ii) the unaudited quarterly consolidated balance sheets and related unaudited statements of income and cash flows of AVSC Holding LLC and its Subsidiaries at and for the

Fiscal Quarter ended September 30, 2013. Such financial statements present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of (x) in the case of clauses (i)(A) and (ii) above, AVSC Holding LLC and (y) in the case of clause (i)(B) above, Swank Holdings, Inc. as of such dates and for such periods in accordance with GAAP, subject, in the case of the financial statements referred to in clause (ii) above, to normal year-end audit adjustments and the absence of footnotes.

(b) Since August 31, 2013, there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Section 3.05. Properties.

(a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned or leased by any Loan Party.

(b) The Borrower and each of its Subsidiaries has good and valid fee simple title (or similar concept under any applicable jurisdiction) to or rights to purchase, or valid leasehold interests in, or other limited property interests in, all its Real Estate Assets (including any Mortgaged Properties) and has good title to its personal property and assets, in each case, except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or rights would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(c) The Borrower and its Subsidiaries have valid title to or a valid license or right to use all patents, trademarks, service marks, trade names, copyrights, proprietary know how and data and other rights in works of authorship (including all copyrights embodied in software) and all other similar intellectual property rights (the foregoing, collectively, “IP Rights”) necessary to conduct the businesses of the Borrower and its Subsidiaries as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except where such failure to own or license or have rights to use would not, or where such infringement or misappropriation would not, have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Loan Parties or any of their Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Subsidiaries has received notice of any Environmental Claim or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c) Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) in each case, to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. No ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made and is continuing that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure.

(a) As of the Closing Date (in the case of Information with respect to the Company and its subsidiaries, to the knowledge of the Borrower), all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) concerning Holdings, the Borrower and its Subsidiaries that is included in the Information Memorandum or otherwise prepared by, or on behalf of, the foregoing by any of their respective representatives, and made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that the Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12. Solvency.

As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations being incurred in connection with this Agreement and the First Lien Credit Agreement on the Closing Date, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (iii) the capital of the

Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the Closing Date, and (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For purposes of the foregoing determination, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13. Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each Subsidiary of the Borrower and the ownership interest therein held by the Borrower or its applicable Subsidiary, and (b) the type of entity of the Borrower and each of its Subsidiaries.

Section 3.14. Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the provisions of this Agreement and the other Loan Documents create legal, valid and enforceable Liens on the Collateral in favor of the Administrative Agent for the benefit of itself and the other Secured Parties, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Loan Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of Holdings, the Borrower and each other Loan Party that is a Domestic Subsidiary, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the proper recordation of Mortgages and fixture filings with respect to any Material Real Estate Assets, in each case in favor of the Administrative Agent for the benefit of itself and the other Secured Parties, and the delivery to the Administrative Agent of any stock certificates or promissory notes required to be delivered pursuant to the applicable Loan Documents), such Liens will constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents), securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.15. Labor Disputes. As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, overtly threatened.

Section 3.16. Federal Reserve Regulations.

(a) On the Closing Date, not more than 25% of the value of the assets of Holdings, the Borrower and its Subsidiaries, taken as a whole, is represented by Margin Stock.

(b) None of Holdings, the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of Regulation U or X.

Section 3.17. Anti-Terrorism Laws.

(a) None of Holdings, the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent or employee or Affiliate of any of the foregoing, is (i) a Person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); and the Borrower will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

(c) No part of the proceeds of any Loan will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977.

(d) The representations and warranties contained in this Section 3.17 made by any Foreign Subsidiary, solely with respect to itself, are subject to any Requirements of Law applicable to such Foreign Subsidiary; provided that to the extent any such Foreign Subsidiary cannot, as a result of Requirements of Law, make any of the representations or warranties contained in clauses (a), (b) or (c) above, then such Foreign Subsidiary shall be in compliance in all material respects with the equivalent Requirements of Law, if any, relating to anti-terrorism, anti-corruption or money laundering applicable to such Foreign Subsidiary in its local jurisdiction.

ARTICLE 4 CONDITIONS

Section 4.01. Closing Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each of the Loan Parties a counterpart of this Agreement signed on behalf of such party and the Pledge and Security Agreement, the Intercreditor Agreement, each Promissory Note (to the extent requested at least three Business Days prior to the Closing Date), and each other Loan Document to be executed on the Closing Date, in each case signed on behalf of such party, and (ii) a Borrowing Request as required by Section 2.03.

(b) Legal Opinions. The Administrative Agent shall have received a customary written opinion of (i) Weil, Gotshal & Manges LLP, special counsel for Holdings, the Borrower and each other Loan Party, and (ii) each local counsel specified on Schedule 4.01(b), in each case (A) dated the Closing Date and (B) addressed to the Administrative Agent and the Lenders.

(c) Closing Certificates; Certified Charters; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a Responsible Officer of such Loan Party, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (B) identify by name and title and bear the signatures of the Responsible Officers or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date and (C) certify that attached thereto is a true and complete copy of the organizational documents of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement (to the extent applicable) and that such documents or agreements have not been amended (except as otherwise attached), (ii) a certificate of good standing (or equivalent) from the relevant office in such Loan Party’s jurisdiction of organization (to the extent relevant, customary and available in the jurisdiction of organization of such Loan Party) dated the Closing Date or a recent date prior thereto and (iii) a customary officer’s certificate dated the Closing Date and executed by a Responsible Officer of Holdings and the Borrower, confirming satisfaction of the conditions set forth in Sections 4.01(e) and 4.01(g).

(d) Solvency. The Administrative Agent shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit H from a Financial Officer of the Borrower certifying as to the matters set forth therein.

(e) Representations and Warranties. The Specified Acquisition Agreement Representations shall be true and correct as required by the terms of the definition thereof and the Specified Representations shall be true and correct in all material respects; provided that in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be; provided, further, that if any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Closing Date Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

(f) Equity Contribution. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Equity Contribution shall be made in an amount equal to not less than 25% of the Capitalization Amount and the Borrower shall have received the Equity Contribution (to the extent not otherwise applied to the Transactions).

(g) Transactions. Substantially concurrently with the initial funding of the Loans hereunder, the Acquisition and the Merger shall have been consummated in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendments, waivers or consents by Holdings or AcquisitionCo that are materially adverse to the interests of GSO, FS and their respective Affiliates that are party hereto as Lenders on the Closing Date in their respective capacities as such without the consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price shall not be materially adverse to the interests of GSO, FS (or such Affiliates) so long as such decrease is allocated first to reduce the Equity Contribution such that the Equity Contribution represents not less than 25.0% of the Capitalization Amount and then pro rata to the Initial Term Facility and the First Lien Facility, in each case, on a dollar-for-dollar basis, (b) any increase in the purchase price shall not be materially adverse to GSO, FS (or such Affiliates) so long as such increase is funded by any increase in the Equity Contribution or amounts permitted to be drawn under the First Lien Credit Agreement on the Closing Date and (c) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of GSO, FS (or such Affiliates) shall not otherwise constitute an amendment or waiver).

(h) Refinancing. On the Closing Date, the Existing Debt Refinancing shall have been consummated substantially concurrently with the initial funding of the Loans hereunder, and the Administrative Agent shall have received customary evidence thereof.

(i) First Lien Facility. The First Lien Credit Agreement and the documents to be executed pursuant to the terms thereof shall have become effective in accordance with their terms and the loans under First Lien Credit Agreement shall have been made, substantially concurrently with the initial funding of Loans hereunder, in accordance with the terms thereof.

(j) Closing Date Material Adverse Effect. Since August 31, 2013, there shall not have been or occurred any change, effect, event or occurrence that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Closing Date Material Adverse Effect.

(k) Financial Statements. The Administrative Agent shall have received (a) the audited consolidated balance sheets and related statements of income, cash flows and stockholders’ equity of AVSC Holding LLC and its Subsidiaries at and for the periods ended December 31, 2012 and December 31, 2011, (b) the audited consolidated balance sheets and related statements of income, cash flows and stockholders’ equity of Swank Holdings, Inc. and its Subsidiaries at and for the period ended December 31, 2011, (c) (i) unaudited interim consolidated balance sheet of AVSC Holding LLC and its Subsidiaries at and for the period ended August 31, 2013, (ii) the related unaudited statement of income for the eight-month period ended August 31, 2013 and (iii) [reserved], and (d) unaudited quarterly consolidated balance sheets and related statements of income and cash flows of AVSC Holding LLC and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Closing Date.

(l) Pledged Stock, Stock Powers. Subject to the final paragraph of this Section 4.01 and the terms of the Intercreditor Agreement, the Administrative Agent shall have received the certificates representing the Capital Stock pledged pursuant to the Pledge and Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(m) Filings, Registrations and Recordings. Subject to the final paragraph of this Section 4.01, the Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of each of Holdings and the Borrower. Subject to the final paragraph of this Section 4.01 and the terms of each applicable Collateral Document, each document (including any UCC (or similar) financing statement) required by the Collateral Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(n) Fees. The Administrative Agent shall have received (i) all fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Borrower and for which invoices have been presented at least three Business Days prior to the Closing Date, in each case on or before the Closing Date, in each case which amounts may be offset against the proceeds of the Loans.

(o) USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested by it in writing at least 10 Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied, by releasing its signature pages hereto (or to any Assignment and Assumption), the Administrative Agent and each Lender that has executed this Agreement (or such Assignment and Assumption) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than (i) a Lien on Collateral that may be perfected solely by the filing of a financing statement under the UCC and (ii) a pledge of the Capital Stock of the Borrower and the Subsidiary Guarantors organized under the laws of the U.S. with respect to which a Lien may be perfected on the Closing Date by the delivery to the First Lien Administrative Agent of a stock or equivalent certificate, if any, along with stock powers endorsed in blank) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent under this Section 4.01 to the availability and initial funding of the Loans on the Closing Date but may, if required, instead be delivered and/or perfected within 90 days (or such longer period as the Administrative Agent may reasonably agree) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably.

ARTICLE 5 AFFIRMATIVE COVENANTS

Until the date that all the Additional Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash (such date, the “Termination Date”), each of Holdings (solely to the extent applicable to it), the Borrower and its Subsidiaries covenant and agree with the Lenders that:

Section 5.01. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery to each Lender:

(a) Quarterly Financial Statements. As soon as available, and in any event within 60 days following the end of the first two Fiscal Quarters ending after the Closing Date, and thereafter, within 45 days following the end of each of the first three Fiscal Quarters of each Fiscal Year (or, if applicable, any later date by which the Borrower is required to file its quarterly report on Form 10-Q under applicable SEC rules), the consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto, subject to the absence of footnotes and normal year-end adjustments;

(b) Annual Financial Statements. As soon as available, and in any event within 150 days following the end of the first Fiscal Year ending after the Closing Date, and thereafter, within 120 days after the end of each Fiscal Year (or, if applicable, any later date by which the Borrower is required to file its annual report on Form 10-K under applicable SEC rules), (i) the consolidated balance sheet of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income and cash flows of the Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements, a report thereon of independent registered public accountants of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for “going concern” qualifications pertaining to impending debt maturities of the Term Facilities or any First Lien Facility occurring within 12 months of such audit or a breach or anticipated breach of any financial covenants)), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and the results of its consolidated operations and cash flows for the periods indicated in conformity with GAAP;

(c) Compliance Certificate. Together with each delivery of consolidated financial statements of the Borrower pursuant to Sections 5.01(a) and 5.01(b), (i) a duly executed and completed Compliance Certificate (A) certifying that no Default or Event of Default has occurred and is continuing (or if a Default or Event of Default has occurred and is continuing, describing in reasonable detail such Default or Event of Default and the steps being taken to cure, remedy or waive the same) and (B) in the case of financial statements delivered pursuant to Section 5.01(b), setting forth reasonably detailed calculations of Excess Cash Flow for each Fiscal Year, beginning with the financial statements for the Fiscal Year ended on or about December 31, 2014, (ii) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the consolidated statement of operations and the consolidated balance sheet and (iii) a list identifying each subsidiary of the Borrower as a Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d) Statements of Reconciliation After Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the consolidated financial statements of AVSC Holding LLC for the Fiscal Year ended on or about December 31, 2012, the consolidated financial statements of the Borrower delivered pursuant to Section 5.01(a) or 5.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation with respect to such financial statements that would have otherwise been delivered, including with respect to calculations of Consolidated Net Income and Consolidated Adjusted EBITDA;

(e) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge (i) of any Default or Event of Default or (ii) of the occurrence of any event or change that has caused or evidences, or would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Loan Parties to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice specifying the nature thereof (but excluding any privileged information);

(g) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h) Financial Plan. As soon as available, and in any event no later than 120 days after the beginning of the first Fiscal Year ended after the Closing Date and, thereafter, no later than 90 days after the beginning of each Fiscal Year ending after the Closing Date, a consolidated plan and financial forecast for each Fiscal Quarter of such Fiscal Year (a “Financial Plan”), including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower for such Fiscal Year, prepared in reasonable detail setting forth, with appropriate discussion, the principal assumptions on which such financial plan is based;

(i) Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice (x) with respect to the Borrower, Holdings or any other Loan Party that is a Domestic Subsidiary, of any change (i) in any such Person’s legal name, (ii) in any such Person’s type of organization, (iii) in any such Person’s jurisdiction of organization or (iv) in any such Person’s organizational identification number (to the extent necessary to perfect or maintain the perfection and priority of the Administrative Agent’s security interest in the applicable Collateral) and (y) with respect to any Loan Party that is a Discretionary Guarantor, such types of changes affecting the perfection or priority of the Administrative Agent’s security interest in the applicable Collateral of such Discretionary Guarantor as the Borrower and the Administrative Agent shall have agreed upon in connection with such Loan Party becoming a Discretionary Guarantor;

(j) Annual Collateral Verification. Together with the delivery of each Compliance Certificate delivered with the financial statements required to be delivered pursuant to Section 5.01(b), the Borrower shall deliver to the Administrative Agent a Perfection Certificate Supplement, either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent Perfection Certificate Supplement delivered pursuant to this Section and/or identifying such changes.

(k) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following an initial public offering, all financial statements, reports, notices and proxy statements sent or made available generally by any Parent Company to its public security holders acting in such capacity or by any Subsidiary of the Borrower to its public security holders other than the Borrower or another Subsidiary of the Borrower and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or similar form) and prospectuses, if any, furnished or filed by any Parent Company, the Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority with jurisdiction over matters relating to securities.

(l) First Lien Credit Agreement. (i) Promptly upon receipt by the Borrower or delivery by the Borrower thereof, to the extent the contents thereof have not otherwise been provided pursuant to this Section 5.01, any notice delivered by any Loan Party pursuant to Section 5.01 (other than Section 5.01(n)) of the First Lien Credit Agreement (or any similar provision under any documentation governing any First Lien Facility) and (ii) promptly upon the Borrower entering into any amendment or modification to the First Lien Loan Documents that would require the making of an offer to amend or modify this Agreement or the other Loan Documents pursuant to Section 9.22, written notice thereof.

(m) Available Amount. In connection with any use by the Borrower of the Available Amount pursuant to Section 6.04(a)(iii)(A), Section 6.04(b)(vi)(A) or Section 6.06(r)(i), the Borrower shall provide to the Administrative Agent reasonably detailed calculations of the Available Amount then in effect.

(n) Other Information. Such additional information (financial or otherwise) as the Administrative Agent may reasonably request from time to time in connection with the financial condition or business of the Borrower and its Subsidiaries.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (x) posts such documents or (y) provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (which Schedule 9.01 may be updated from time to time); (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on the Borrower’s behalf on IntraLinks/SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.01(k) above in respect of information furnished or filed by any Parent Company, the Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority (other than Form 10-Q Reports and Form 10-K Reports described in Sections 5.01(a) and (b), respectively), such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b), (c)(ii), (d) and (h) of this Section 5.01 may be satisfied by furnishing (A) the applicable financial statements, Narrative Reports or other information required by such paragraphs of Holdings (or any other Parent Company) or (B) the Borrower’s or Holdings’ (or any other Parent Company thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements, reports or other information relate to any Parent Company, such financial statements, reports and information shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all materials respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b).

Section 5.02. Existence. Except as otherwise permitted under Section 6.07, the Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits necessary in the normal conduct of its business except to the extent (other than with respect to the preservation of existence of the Borrower) failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither the Borrower nor any of its Subsidiaries shall be required to preserve any such existence (other than the preservation of existence of the Borrower), right or franchise, licenses or permits if such Person or such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings and adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor and, in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses (as determined in good faith by the Borrower), in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower and its Subsidiaries will maintain flood insurance with respect to each Flood Hazard Property, in each case in compliance with the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 (where applicable). Subject to Section 5.14, each such policy of insurance shall (i) to the extent applicable and customary, name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy with respect to the Collateral (excluding any business interruption insurance policy and personal injury insurance), contain a loss payable clause or endorsement to the extent available from such insurance carrier that names the Administrative Agent, on behalf of the Lenders, as a loss payee thereunder and, to the extent available, provides for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice for any cancellation due to non-payment of premiums).

Section 5.06. Inspections. The Borrower will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its Responsible Officers and independent public accountants (provided that the Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice, reasonable coordination in and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (x) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, and (y) except as provided in the proviso below in connection with the occurrence and continuance of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (ii) only one such time per calendar year shall be at the expense of the Borrower; provided, further, that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower in accordance with Section 9.03(a) at any time during normal business hours and upon reasonable advance notice; provided that notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s obligations under this Section 5.06) to any third party.

Section 5.07. Maintenance of Book and Records. The Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries, as the case may be, and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08. Compliance with Laws. The Borrower will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, ERISA, OFAC, USA PATRIOT Act and United States Foreign Corrupt Practices Act of 1977), except to the extent the failure of the Borrower or such Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect; provided that to the extent any Foreign Subsidiary cannot, as a result of Requirements of Law, comply (or agree to comply) with this Section 5.08, such Foreign Subsidiary shall be in compliance in all material respects with the equivalent Requirements of Law, if any, relating to anti-terrorism, anti-corruption or money laundering applicable to such Foreign Subsidiary in its local jurisdiction.

Section 5.09. Environmental.

(a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent as soon as practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any and all non-privileged written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported by the Borrower or any of its Subsidiaries to any federal, state or local governmental or regulatory agency that reasonably would be expected to have a Material Adverse Effect, (C) any request made to the Borrower or any of its Subsidiaries for information from any governmental agency that suggests such agency is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect, and (D) such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b) Hazardous Materials Activities, Etc. Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Designation of Subsidiaries. The board of directors (or equivalent governing body or any committee thereof) of the Borrower may at any time designate (or redesignate) any subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Subsidiary or Unrestricted Subsidiary), (ii) after giving effect to such designation, the Senior Secured Leverage Ratio shall not exceed 7.50:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, prior to such designation, (iii) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Subsidiary” for the purpose of the First Lien Credit Agreement (or any equivalent provision under any documentation governing any First Lien Facility), any Incremental Equivalent Debt, any “Incremental Equivalent Debt” (as defined under the First Lien Credit Agreement (or any equivalent provision under any documentation governing any First Lien Facility)) or any Ratio Debt with an aggregate principal amount in excess of the Threshold Amount (or any Refinancing Indebtedness in respect of any of the foregoing or in respect of any Indebtedness permitted under clause (a) of Section 6.01), in each case where the documentation thereunder provides for the ability to designate restricted and unrestricted subsidiaries, and (iv) no Unrestricted Subsidiary shall own any Capital Stock of the Borrower or any Subsidiary. The designation of any subsidiary of the Borrower as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or its applicable Subsidiary therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Borrower’s or its applicable Subsidiary’s equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence or making at the time of designation of any Investments, Indebtedness or Liens of such Subsidiary existing at such time; provided that upon a re-designation of such Unrestricted Subsidiary as a Subsidiary, the Borrower shall be deemed to continue to have an Investment in the re-designated Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Person at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Person attributable to the Borrower’s equity therein at the time of such re-designation. As of the Closing Date, there are no Unrestricted Subsidiaries.

Section 5.11. Use of Proceeds. The Borrower shall use proceeds of the Initial Loans solely to finance a portion of the Transactions (including working capital and/or purchase price adjustments payable on the Closing Date and the payment of Transaction Costs). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations U or X.

Section 5.12. Additional Collateral; Further Assurances.

(a) Subject to applicable law, the Borrower and each other Loan Party shall cause each Domestic Subsidiary (other than any Excluded Subsidiary) formed or acquired after the date of this Agreement to become a Loan Party on or prior to the later to occur of (i) the date that is 60 days following the date of such formation or acquisition and (ii) the next date a Compliance Certificate is required to be delivered following the date of such formation or acquisition (or, in either case, such later date as may be acceptable to the Administrative Agent in its discretion), by executing (i) a Joinder Agreement in substantially the form attached as Exhibit D hereto (the “Joinder Agreement”), (ii) a Security Agreement Joinder Agreement and (iii) the Global Intercompany Note. Upon execution and delivery thereof, each such Person (i) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will take such actions as may be required by the terms hereof or of the applicable Collateral Documents to grant and perfect Liens to the Administrative Agent, for the benefit of itself and the Lenders and each other Secured Party in any property (subject to the limitations set forth herein and in the other Loan Documents) of such Loan Party which constitutes Collateral, on such terms as are required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement.

(b) The Borrower and each Subsidiary Guarantor will cause all Capital Stock directly owned by them to be subject at all times to a First Priority perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of, and to the extent required by, the Collateral Documents; provided, that, in no event will the Borrower or any Subsidiary Guarantor be required to pledge or perfect more than 65.0% of the voting Capital Stock of any first-tier Foreign Subsidiary or Disregarded Domestic Subsidiary of such Loan Party.

(c) Without limiting the foregoing, subject to the Intercreditor Agreement, each Loan Party will promptly execute and deliver, or cause to be promptly executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article 4, as applicable), which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (to the extent required herein or therein), all at the expense of the Borrower in accordance with Section 9.03(a).

(d) Subject to the limitations set forth or referred to in this Section 5.12, if any Material Real Estate Asset is acquired by any Loan Party after the Closing Date, the Borrower will notify the Administrative Agent, and, if requested by the Administrative Agent, within 90 days of such request (or such longer period as may be acceptable to the Administrative Agent) the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section 5.12, all at the expense of the Borrower in accordance with Section 9.03(a). The Loan Parties shall within 90 days following a request by the Administrative Agent (or such longer period as the Administrative Agent may agree in its sole discretion) cause the Mortgages on each such Material Real Estate Asset acquired by any Loan Party after the Closing Date to be executed, delivered and recorded and in connection therewith deliver corresponding UCC fixture filings, flood hazard determination forms, title insurance policies (including any customary endorsements thereto), surveys, local counsel opinions and other documentation, in each case, that the Administrative Agent shall reasonably require.

(e) After any Domestic Subsidiary ceases to constitute an Excluded Subsidiary in accordance with the definition thereof, the Borrower shall cause such Domestic Subsidiary to take all actions required by this Section 5.12 (within the time periods specified herein) as if such Domestic Subsidiary were then formed or acquired.

Notwithstanding anything to the contrary in this Section 5.12 or any other Collateral Document, (a) no Loan Party shall be required to grant any Lien on, or take any other action with respect to a Lien on, any Excluded Assets, (b) no Loan Party shall be required to perfect any Lien granted in assets as to which the cost, burden, difficulty or consequence of perfecting such Lien (including (x) any mortgage, stamp, intangibles or other tax or expenses relating to such Lien and (y) any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent (it being understood that the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Lenders of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties), (c) no actions shall be required to be taken in order to create, grant or perfect any security interest in any assets located outside of the U.S. and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches shall be required, (d) Liens required to be granted or perfected pursuant to this Section 5.12 shall be subject to the Intercreditor Agreement and to exceptions and limitations consistent with those set forth in the Collateral Documents, (e) the Loan Parties shall not be required to seek or obtain any landlord lien waiver, estoppel, warehousemen waiver or other collateral access or similar letter or agreement and (f) no Loan Party shall be required to take any action with respect to perfection of any security interest in (A) assets requiring perfection through control agreements or other control arrangements, including deposit, securities and commodities accounts (other than control of promissory notes and pledged Capital Stock as provided in this Agreement and the Pledge and Security Agreement and filing of UCC-1 financing statements), (B) vehicles or other assets subject to state law certificate of title statutes, (C) commercial tort claims asserting damages of less than $10,000,000 or (D) letter of credit rights to the extent a security interest therein may not be perfected as supporting obligations by the filing of a UCC-1 financing statement on the primary collateral.

Section 5.13. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain public corporate credit and public corporate family ratings with respect to the Borrower and a public rating of the Term Facilities from each of S&P and Moody’s; provided that in no event shall the Borrower be required to maintain any specific rating with any such agency.

Section 5.14. Post-Closing Items. The Loan Parties shall, within 90 days following the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), take the actions set forth on Schedule 5.14.

ARTICLE 6 NEGATIVE COVENANTS

Until the Termination Date has occurred, each of Holdings (solely with respect to Section 6.14) and the other Loan Parties covenant and agree with the Lenders that:

Section 6.01. Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including any Additional Loans and any Additional Commitments);

(b) Indebtedness of the Borrower owed to Holdings or any Subsidiary and of any Subsidiary owed to Holdings, the Borrower or any other Subsidiary; provided that in the case of any Indebtedness of a Subsidiary that is not a Loan Party owing to a Loan Party, such Indebtedness shall (x) be permitted as an Investment by Section 6.06 or (y) be of the type described in clause (ii) of the parenthetical under clause (c) of the definition of “Investment”; provided, further, that, subject to Section 5.12, all such Indebtedness of any Loan Party owing to Holdings or any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party pursuant to the terms set forth in the Global Intercompany Note (or such other terms as are reasonably acceptable to the Administrative Agent);

(c) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisitions or other purchases of assets or Capital Stock permitted hereunder, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Subsidiary pursuant to such agreements;

(d) Indebtedness (i) which may be deemed to exist pursuant to any performance and completion guaranties or customs, stay, performance, bid, surety, statutory, appeal, performance and return of money bonds, tenders, statutory obligations, leases, governmental contracts, trade contracts or other similar obligations incurred in the ordinary course of business or (ii) in respect of any letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(e) Indebtedness in respect of commercial credit cards, stored value cards, employee credit cards, purchasing cards and treasury management services (including Banking Services Obligations) and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and, in each case, similar arrangements and otherwise in connection with cash management, including cash management arrangements among Holdings, the Borrower and its Subsidiaries, and Deposit Accounts;

(f) (x) Indebtedness in respect of Guarantees of the obligations of suppliers, customers and licensees in the ordinary course of business, (y) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (z) Indebtedness in respect of any letter of credit, bankers’ acceptance, bank guaranties or similar instrument supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(g) Guarantees of Indebtedness or other obligations of the Borrower or any Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or obligations not prohibited by this Agreement; provided that in the case of any Guarantees by a Loan Party of the obligations of a Subsidiary that is a non-Loan Party the related Investment is permitted under Section 6.06;

(h) Indebtedness existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.01, intercompany Indebtedness outstanding on the Closing Date and any other Indebtedness permitted to be incurred pursuant to the Acquisition Agreement in connection with the Transactions;

(i) Indebtedness of Subsidiaries that are not Loan Parties; provided that the aggregate principal amount at any time outstanding of such Indebtedness shall not exceed the greater of (i) 33,000,000 and (ii) 3.60% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable;

(j) Indebtedness consisting of obligations owing under any dealer, customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(k) Indebtedness consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case, in the ordinary course of business;

(l) Indebtedness with respect to Capital Leases and purchase money Indebtedness incurred prior to or within 270 days of the acquisition or lease or completion of construction, repair or replacement of, or improvement to or installation of, assets in an aggregate principal amount at any time outstanding not to exceed the greater of (i) 33,000,000 and (ii) 3.60% of Consolidated Total Assets, as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable;

(m) Indebtedness of a Person that becomes a Subsidiary (other than as a result of redesignation of an Unrestricted Subsidiary) or Indebtedness assumed in connection with an acquisition permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in connection or contemplation thereof, and (ii) at the time of the execution of the definitive agreement governing such acquisition, (A) no Event of Default exists or would result therefrom and (B) the Senior Secured Leverage Ratio does not exceed 7.50:1.00, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, prior to the date of the execution of the definitive agreement governing such acquisition;

(n) Indebtedness consisting of promissory notes issued to any stockholders of any Parent Company or any current or former directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(o) Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (h), (i), (l), (m), (p), (s), (t), (u), (v), (w) and (x) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided:

(i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except (A) by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement, (B) by an amount equal to any existing commitments unutilized thereunder and (C) by additional amounts permitted to be incurred pursuant to other clauses of this Section 6.01 (so long as such additional Indebtedness meets the other applicable requirements of this definition and, if secured, Section 6.02 and it being understood that any portion of such Refinancing Indebtedness incurred in reliance on clause (C) shall be deemed a utilization of such amounts under such applicable other clause of this Section 6.01 and, if secured, may not be secured in reliance on Section 6.02(k)),

(ii) other than in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (h), (i), (l), (m), (u) or (w) of this Section 6.01, such Indebtedness has a final maturity on or later than (and, in the case of revolving Indebtedness, shall not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and, other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced,

(iii) the terms of such Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms)), are not, taken as a whole (as reasonably determined by the Borrower), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date) or shall be on then current market terms for such type of Indebtedness,

(iv) except in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (a) of this Section 6.01, (A) such Indebtedness is secured only by Permitted Liens at the time of such refinancing, refunding or replacement and, in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (t), (v) or (x) of this Section 6.01, such Indebtedness is not secured by any assets other than the Collateral (or, in the case of clause (t) only, to the extent permitted by clause (jj) of Section 6.02, other assets referred to in such clause (jj)) (it being understood that such Indebtedness may go from being secured to being unsecured), (B) such Indebtedness is incurred and Guaranteed only by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Collateral), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness shall be subordinated to the Collateral) on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, and (D) in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (t) or (x) of this Section 6.01, such Indebtedness, if secured pari passu with respect to the Collateral with the Secured Obligations, shall be in the form of notes and

(v) in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (a) or (x) of this Section 6.01, (A)             such Indebtedness may take the form of loans or notes, (B) such Indebtedness shall be pari passu or junior in right of payment and be pari passu or junior with respect to security with the Secured Obligations or shall be unsecured; provided that any such Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to a customary intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrower; provided, further, that such Indebtedness, if secured, shall be in the form of notes or shall be junior to the Secured Obligations with respect to security, (C) such Indebtedness shall not be secured by any assets other than the Collateral, (D) such Indebtedness shall not be Guaranteed by any Person other than a Loan Party, (E) such Indebtedness shall be incurred under (and pursuant to) documentation other than this Agreement and (F) any Refinancing Indebtedness that refinances, refunds or replaces any Loans that is pari passu in right of payment and security with the remaining Loans shall constitute Other Applicable Indebtedness unless the Borrower and the lenders in respect of such Refinancing Indebtedness elect lesser payments;

(p) Indebtedness incurred to finance acquisitions permitted hereunder after the Closing Date; provided that (i) at the time of the execution of the definitive agreement governing such acquisition (pro forma for the consummation of such acquisition), (A) no Event of Default exists (or would result therefrom), (B) the Senior Secured Leverage Ratio does not exceed 7.50:1.00 and (C) the Total Leverage Ratio (x) would not exceed 5.25:1.00 or (y) would not be greater than the Total Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, in the case of clauses (B) and (C) above, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, prior to the date of the execution of the definitive agreement governing such acquisition; provided that the aggregate principal amount at any time outstanding of such Indebtedness of any Subsidiaries that are non-Loan Parties under this clause (p) shall not exceed the greater of 33,000,000 and 3.60% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable (calculated at the time of execution of the definitive agreement governing such acquisition (pro forma for the consummation of such acquisition));

(q) Indebtedness in an aggregate principal amount or face amount at any time outstanding not to exceed $18,000,000 in respect of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments issued for general corporate purposes and denominated in currencies other than Dollars;

(r) Indebtedness of the Borrower or any Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(s) Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $55,000,000 and (ii) 6.10% of Consolidated Total Assets, as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable; provided that the aggregate principal amount at any time outstanding of such Indebtedness of any Subsidiaries that are non-Loan Parties under this clause (s) and under clause (t) below shall not exceed the greater of $49,500,000 and 5.50% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Sections 5.01(a) or (b), as applicable;

(t) senior, senior subordinated or subordinated Indebtedness (the Indebtedness incurred pursuant to this clause (t), the “Ratio Debt”) so long as (x) if such Indebtedness is secured on a first lien basis, such Indebtedness is in the form of notes and the First Lien Leverage Ratio would not exceed 3.90:1.00, (y) if such Indebtedness is secured on a second or junior lien basis, the Senior Secured Leverage Ratio would not exceed 5.00:1.00 or (z) if such Indebtedness is unsecured, the Total Leverage Ratio would not exceed 5.25:1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, prior to the date of the incurrence thereof; provided, that the aggregate principal amount at any time outstanding of any such Indebtedness of Subsidiaries that are non-Loan Parties under this clause (t) and under clause (s) above shall not exceed the greater of $49,500,000 and 5.50% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable; provided further that in the case of any Ratio Debt of the Loan Parties (A) if such Ratio Debt is borrowed or issued by any Loan Party, it shall not be Guaranteed by any Person that is not a Loan Party, (B) the final maturity date with respect to such Ratio Debt shall be no earlier than the Latest Maturity Date, (C) such Ratio Debt may rank pari passu or junior in right of payment and/or senior, pari passu or junior with respect to security with the Secured Obligations or may be unsecured (and to the extent subordinated in right of payment or senior, pari passu or junior in right of security, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent) and (D) if secured on a pari passu basis with respect to security with the Secured Obligations, such Ratio Debt shall be in the form of notes;

(u) Indebtedness with respect to any Permitted Receivables Financing;

(v) Indebtedness of Holdings, the Borrower or any Subsidiary Guarantor incurred in respect of any First Lien Facility (including any Indebtedness in respect of any “Incremental Facility” and any “Incremental Equivalent Debt” as defined in the First Lien Credit Agreement or equivalent term in any First Lien Facility) in an aggregate principal amount that does not exceed the Cap Amount (as defined in the Intercreditor Agreement); provided that such Indebtedness is secured only by Liens permitted under Section 6.02(t);

(w) Indebtedness incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(x) secured or unsecured notes and/or loans (and/or commitments in respect thereof) issued or incurred by the Borrower (and, if applicable, a co-issuer in addition thereto) in lieu of Incremental Facilities (such notes or loans, “Incremental Equivalent Debt”); provided that (i) the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Loans and Incremental Commitments provided pursuant to Section 2.21 of this Agreement and “Incremental Loans”, “Incremental Commitments” and “Incremental Equivalent Debt” (each as defined in the First Lien Credit Agreement or any equivalent term under any documentation governing any First Lien Facility), respectively (other than those provided solely in reliance on Section 2.21(a)(y) of this Agreement and the First Lien Credit Agreement, respectively), shall not exceed the Incremental Cap, (ii) any Incremental Equivalent Debt shall (A) have a final maturity date no earlier than the Latest Maturity Date and (B) have a Weighted Average Life to Maturity that is no shorter than the remaining Weighted Average Life to Maturity of the then-existing Loans, (iii) any such notes and/or loans that are secured shall be secured only by the Collateral and on a pari passu or junior basis with the Secured Obligations, (iv) any such Indebtedness that ranks pari passu in right of security or is subordinated in right of payment or security shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (v) such Incremental Equivalent Debt shall not be Guaranteed by any Person that is not a Loan Party; provided, further, that any Incremental Equivalent Debt that is pari passu with the Secured Obligations in right of payment and security shall be in the form of notes and not loans;

(y) Indebtedness (including obligations in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(z) Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Borrower or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(aa) Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or the swingline lender under any First Lien Facility to support any defaulting lender’s participation in letters of credit issued or swingline loans issued or incurred pursuant to any First Lien Facility;

(bb) Indebtedness supported by a letter of credit outstanding under any First Lien Facility in a principal amount not to exceed the face amount of such letter of credit;

(cc) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(dd) Indebtedness in an aggregate amount outstanding not to exceed $18,000,000 as an account party in respect of trade letters of credit issued in the ordinary course of business;

(ee) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(ff) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted hereunder.

Notwithstanding the foregoing, no Loan Party will create or incur any Indebtedness (other than the Obligations) which is contractually subordinated or junior in right of payment to any other Indebtedness of the Loan Parties (it being understood that the operation of any “waterfall” or similar provision within an agreement governing a single credit facility or other type of Indebtedness, in each case, providing for different priorities of payment shall not be deemed to be contractually subordinated or junior in right of payment of any portion of such credit facility or other Indebtedness), unless such Indebtedness is also subordinated or junior in right of payment, in the same manner and to the same extent, to the Obligations.

Section 6.02. Liens. The Borrower shall not, nor shall they permit any of its Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens created pursuant to the Loan Documents securing the Secured Obligations;

(b) Liens for Taxes, assessments or other governmental charges or levies which are (i) not then due or, if due, obligations with respect to such Taxes that are not at such time required to be paid pursuant to Section 5.03 or (ii) being contested in good faith in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings, the Borrower and its subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement or (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens solely on any Cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(h) purported Liens evidenced by the filing of UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) Liens securing Refinancing Indebtedness permitted pursuant to Section 6.01(o) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 6.01(a), (i), (l), (m), (p), (s), (t), (u), (v) and (x) and other than with respect to Refinancing Indebtedness representing additional amounts referred to in subclause (i)(C) of Section 6.01(o)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is refinanced (other than the proceeds and products thereof, accessions thereto and improvements thereon) or as otherwise permitted under this Section 6.02 with respect to such Lien (subject to any limitations on Liens set forth in Section 6.01(o) with respect to such Refinancing Indebtedness and it being understood that any Liens existing in reliance on this reference to any such other clause of this Section 6.02 shall be deemed a utilization of such amounts under such applicable other clause of this Section 6.02) and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then any Refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements specified in Section 6.01(o) with respect thereto or, if not so specified, intercreditor arrangements not materially less favorable (as reasonably determined by the Borrower), taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or shall be otherwise reasonably acceptable to the Administrative Agent;

(l) Liens described on Schedule 6.02 and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(l); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(l) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates);

(o) (i) Liens securing Indebtedness permitted pursuant to Section 6.01(m) on assets acquired or on the Capital Stock and assets of the relevant newly acquired Subsidiary; provided that such Lien (x) does not extend to or cover any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) and (y) was not created in contemplation of the applicable acquisition of assets or Capital Stock, and (ii) Liens securing Indebtedness incurred pursuant to Section 6.01(p); provided that, with respect to the foregoing clause (ii), (A)(1) for any Indebtedness secured on a first-lien basis, the First Lien Leverage Ratio would not exceed 3.60:1.00 and (2) for any Indebtedness secured on a second-lien or junior-lien basis, the Senior Secured Leverage Ratio would not exceed 5.50:1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, prior to the date of execution of the definitive agreements governing the acquisition pursuant to which such Indebtedness to be secured thereby is assumed or incurred, as applicable, and (B) in the case of any Liens on the Collateral, such Indebtedness shall be secured on a senior basis to the Secured Obligations, secured on a pari passu basis with the Secured Obligations or secured on a junior lien basis with respect to the Secured Obligations, in each case pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(p) Liens (i) that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts and (iv) on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(q) Liens on assets and Capital Stock of Subsidiaries that are non-Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Subsidiaries that are non-Loan Parties permitted pursuant to Section 6.01;

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(s) Liens disclosed in the title insurance policies delivered pursuant to Sections 5.12 and 5.14 with respect to any Mortgaged Property and reasonably acceptable to the Administrative Agent and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(t) Liens on the Collateral securing Indebtedness incurred pursuant to Sections 6.01(v) and (x) and subject to the Intercreditor Agreement or, in the case of Indebtedness under Section 6.01(x) only, another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(u) Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $44,000,000 and (ii) 5.00% of Consolidated Total Assets, as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, prior to the date of the applicable incurrence;

(v) Liens on assets securing judgments, awards, attachments or decrees not constituting an Event of Default under Section 7.01(h);

(w) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not secure any Indebtedness;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y) Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(c), (d), (f), (q), (y), (aa) and (bb);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC;

(aa) Liens (i) in favor of the Borrower or the Subsidiary Guarantors and (ii) granted by any Subsidiary that is a non-Loan Party in favor of any other Subsidiary that is a non-Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transactions of the type described in Section 6.01(r) and (ii) obligations of the type described in Section 6.01(e);

(ee) (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to or obligations of such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) [Reserved];

(gg) Liens on accounts receivable and related assets incurred in connection with a Permitted Receivables Financing;

(hh) Liens on Cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(ii) Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property; and

(jj) Liens on Collateral securing Ratio Debt and, in the case of any such Indebtedness incurred by any Subsidiary that is a non-Loan Party, Liens on the assets and Capital Stock of such non-Loan Party or any of its subsidiaries that are non-Loan Parties; provided that to the extent applicable, any such Indebtedness that is senior, pari passu or junior in right of security with respect to the Secured Obligations shall be subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower.

Section 6.03. No Further Negative Pledges. The Borrower shall not nor shall it permit any of its Subsidiaries to enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations, except with respect to:

(a) specific property to be sold pursuant to any Disposition permitted by Section 6.07;

(b) restrictions contained in any agreement with respect to Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien, but only if such restrictions apply only to the Person or Persons obligated under such Indebtedness and its or their Subsidiaries or the property or assets securing such Indebtedness;

(c) restrictions contained in the First Lien Credit Agreement and restrictions contained in the documentation governing other Indebtedness permitted by clauses (i), (l), (m), (p), (s), (t), (u), (v) and (x) of Section 6.01 (and clause (o) of Section 6.01 to the extent relating to any refinancing, refunding or replacement of Indebtedness incurred in reliance on clauses (a), (i), (l), (m), (p), (s), (t), (u), (v) and (x) of Section 6.01);

(d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses or other agreements, as the case may be);

(e) Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Borrower or any of its Subsidiaries to Dispose of, or encumber the assets subject to such Liens;

(f) provisions limiting the Disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement);

(g) any encumbrance or restriction assumed in connection with an acquisition of property or the Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in contemplation of such acquisition;

(h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, such partnership, limited liability company, joint venture or similar Person;

(i) restrictions on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(j) restrictions set forth in documents which exist on the Closing Date;

(k) restrictions contained in documents governing Indebtedness and Liens on Capital Stock permitted hereunder of any Subsidiary that is not a Loan Party;

(l) restrictions set forth in any Loan Document, any Hedge Agreement and/or any agreement relating to any obligations in respect of Banking Services or obligations of the type referred to in Section 6.01(e); and

(m) other restrictions or encumbrances imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.04. Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A) to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary wages, salary, bonus and other benefits payable to directors, officers, employees, members of management, consultants and/or independent contractors of any Parent Company), franchise fees, franchise Taxes and similar fees, Taxes and expenses required to maintain the organizational existence of such Parent Company, in each case, incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by current or former directors, officers, members of management, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company, plus any costs or expenses associated with complying with the requirements or regulations in connection with becoming or continuing to be a public company (including costs and expenses incurred in connection with compliance with Sarbanes-Oxley) (but excluding, for the avoidance of doubt, the portion of any amount, if any, that is attributable to the ownership or operation of any subsidiary of any Parent Company other than Holdings, the Borrower and/or its subsidiaries);

(B) to the extent applicable, to make Tax Distributions;

(C) to pay audit and other accounting and reporting expenses at such Parent Company to the extent relating to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than Holdings, the Borrower and/or its subsidiaries), Holdings, the Borrower and/or its subsidiaries;

(D) for the payment of insurance premiums to the extent relating to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than Holdings, the Borrower and/or its subsidiaries), Holdings, the Borrower and/or its subsidiaries;

(E) pay fees and expenses related to debt or equity offerings, investments or acquisitions permitted or not restricted by this Agreement (whether or not consummated);

(F) to finance any Investment permitted under Section 6.06 (provided that (x) such Restricted Payments under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) such Parent Company shall, promptly following the closing thereof, cause all such property acquired to be contributed to the Borrower or one of its Subsidiaries, or the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one of its Subsidiaries, in order to consummate such Investment in a manner that causes such Investment to comply with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Borrower or such Subsidiary) (it being agreed that such contribution or merger, consolidation or amalgamation shall not increase the Available Amount or the Available Excluded Contribution Amount except to the extent in excess of such Restricted Payment made in reliance on this clause (a)(i)(F));

(G) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants (or any Immediate Family Member thereof) of any Parent Company plus any reasonable and customary indemnification claims made by current or former directors, officers, members of management, managers, employees or consultants of any Parent Company, to the extent such salary, bonuses, severance and other benefits or claims in respect of any of the foregoing are directly attributable and reasonably allocated to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any amount, if any, that is attributable to the ownership or operation of any subsidiary of any Parent Company other than Holdings, the Borrower and/or its subsidiaries), Holdings, the Borrower and/or its subsidiaries; and

(H) without duplication of any amounts permitted under clause (a)(i)(B) of this Section 6.04, to pay any United States federal, state or local income tax liabilities of the partners in any Parent Company that are attributable to the receipt by such Parent Company of any Restricted Payment made pursuant to clause (ii) (as well as any amounts with respect to the funding of such tax liabilities) assuming such partners are subject to tax at an effective rate equal to the higher of the combined marginal effective rate of U.S. federal, state and local income tax applicable to a corporation doing business or an individual resident in New York, New York, taking account of any difference in rates applicable to ordinary income, capital gains and “qualified dividends” as such term is defined in Code Section 1(h), any available dividends-received deductions and any allowable deductions in respect of such state and local taxes in computing liability for U.S. federal income taxes;

in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) the Borrower may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary of the Borrower held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Immediate Family Member thereof) of any Parent Company, the Borrower or any subsidiary of the Borrower:

(A) in accordance with the terms of notes issued pursuant to Section 6.01(n), so long as the aggregate amount of all Cash payments made in respect of such notes, together with the aggregate amount of Restricted Payments made pursuant to clause (D) of this clause (ii), does not exceed $12,000,000 in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next two subsequent Fiscal Years;

(B) with the proceeds of any sale or issuance of the Capital Stock of any Parent Company that are Not Otherwise Applied;

(C) with the net proceeds of any key-man life insurance policies received during such Fiscal Year; or

(D) with Cash and Cash Equivalents in an amount not to exceed, together with the aggregate amount of all Cash payments made in respect of notes issued pursuant to Section 6.01(n), $12,000,000 in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to the next two subsequent Fiscal Years;

(iii) the Borrower may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A) and (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B) and that is Not Otherwise Applied;

(iv) the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company or (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Borrower, any subsidiary of the Borrower or Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in clause (A), including demand repurchases in connection with the exercise of stock options;

(v) the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of options, warrants or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such options, warrants or other securities as part of a “cashless” exercise;

(vi) the Borrower may make Restricted Payments the proceeds of which are applied (A) on the Closing Date, solely to effect the consummation of the Transactions and (B) on and after the Closing Date, to satisfy (or to enable any Parent Company to satisfy) any payment obligations owing under the Acquisition Agreement (as in effect on the date hereof) and the payment of any Transaction Costs;

(vii) so long as no Event of Default shall have occurred and be continuing at the time of the declaration thereof, following the consummation of a Qualifying IPO, the Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount of up to 6.0% per annum of the net Cash proceeds received by or contributed to the Borrower from any such Qualifying IPO;

(viii) the Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Borrower or any Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of, Qualified Capital Stock of the Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Borrower or any Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of the Refunding Capital Stock;

(ix) to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Sections 6.09(d) and (j));

(x) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Floating Basket Amount on the relevant date of determination that the Borrower elects to apply pursuant to this clause (x);

(xi) the Borrower may make additional Restricted Payments so long as at the time of the declaration thereof, (A) no Default or Event of Default exists or would result therefrom and (B) the Total Leverage Ratio would not exceed 3.30:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable; and

(xii) the Borrower may pay any dividend or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof.

(b) The Borrower shall not, nor shall it permit any Subsidiary to, make any payment in Cash, securities or other property on or in respect of principal of or interest on any Junior Indebtedness (such Indebtedness, the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:

(i) the purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, Restricted Debt permitted by Section 6.01;

(ii) payments as part of an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due in respect of any Restricted Debt (other than payments with respect to Subordinated Indebtedness prohibited by the subordination provisions thereof);

(iv) payments with respect to intercompany Indebtedness between the Borrower and its Subsidiaries permitted under Section 6.01, subject to the subordination provisions applicable thereto;

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Subsidiary Guarantor (other than issuances to the Borrower or a Subsidiary) and/or any capital contribution in respect of Qualified Capital Stock of the Borrower, in each case, that are Not Otherwise Applied in reliance on the Available Amount, (B) Restricted Debt Payments as a result of the conversion of all or any portion of Restricted Debt into Qualified Capital Stock of any Parent Company, the Borrower or any Subsidiary Guarantor, in each case, that are Not Otherwise Applied in reliance on the Available Amount and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A), and (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B) and that is Not Otherwise Applied; and

(vii) (A) additional Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Floating Basket Amount on the relevant date of determination that the Borrower elects to apply pursuant to this clause (vii)(A), (B) additional Restricted Debt Payments in an aggregate amount not to exceed the greater of $38,500,000 and 4.40% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable and (C) so long as Event of Default exists at the time of delivery of notice with respect thereof or would result therefrom, additional Restricted Debt Payments; provided that in the case of Restricted Debt Payments made pursuant to this clause (C), at the time of delivery of notice with respect thereto, the Total Leverage Ratio would not exceed 3.90:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, prior to such time.

Section 6.05. Restrictions on Subsidiary Distributions. Except as provided herein or in any other Loan Document, any document with respect to any Incremental Equivalent Debt, the First Lien Credit Agreement (or any documentation with respect to any First Lien Facility), any document with respect to any “Incremental Equivalent Debt” (as defined in the First Lien Credit Agreement or any equivalent term under any documentation governing any First Lien Facility) or, in each case, in any agreements with respect to refinancings, renewals or replacements of such Indebtedness permitted by Section 6.01, the Borrower shall not, nor shall it permit any of its Subsidiaries to enter into or cause to exist any agreement restricting the payment of dividends or other distributions or the making of Cash loans or advances by any Subsidiary to the Borrower or any other Loan Party, except:

(a) in any agreement evidencing (x) Indebtedness of a Subsidiary that is not a Loan Party permitted by Section 6.01, (y) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if such encumbrance or restriction applies only to the Person obligated under such Indebtedness and its Subsidiaries or the property or assets intended to secure such Indebtedness and (z) Indebtedness permitted pursuant to clauses (l), (o) (as it relates to Indebtedness in respect of clauses (a), (p), (s), (t), (u) and (x) of Section 6.01), (p), (s), (t), (u) and (x) of Section 6.01;

(b) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(d) assumed in connection with an acquisition of property or the Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Capital Stock of such Person) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) in any agreement for the Disposition of a Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of loans or advances by that Subsidiary pending such Disposition;

(f) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(h) on Cash or other deposits imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits exist;

(i) set forth in documents which exist on the Closing Date;

(j) customary net worth or similar provisions contained in leases, contracts or other documents entered into by the Borrower or any Subsidiary so long as the Borrower or such Subsidiary has determined in good faith that such net worth or similar provisions could not reasonably be expected to impair the ability of the Borrower or such Subsidiary to meet its ongoing obligations under the Loan Documents;

(k) any issuance of securities or any payments, awards or grants, whether in cash, securities or otherwise, pursuant to, or the funding of, employment agreements, equity arrangements, equity or equity-based awards or equity ownership plans approved by the board of directors (or equivalent governing body) of the Borrower or applicable Subsidiary;

(l) any employment, compensation or separation agreement or arrangement entered into by the Borrower or any Subsidiary in the ordinary course of business;

(m) (A) those arising under or as a result of applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit and (B) those arising in any Hedge Agreement or any agreement relating to any obligations in respect of Banking Services or obligations of the type set forth in Section 6.01(e);

(n) those arising pursuant to an agreement or instrument governing any Indebtedness permitted hereunder to be incurred after the Closing Date if such encumbrances or restrictions, taken as a whole, are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement, taken as a whole (as reasonably determined in good faith by the Borrower); and

(o) restrictions of the types referred to in the lead in of this Section 6.05 above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06. Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or own any Investment in any other Person except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) Investments (i) existing on the Closing Date in the Borrower or any Subsidiary, and (ii) by a Loan Party in any Subsidiary which is a non-Loan Party consisting of the contribution or Disposition of the Capital Stock of any Subsidiary which is not a Loan Party;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Subsidiary;

(d) Investments made by (i) any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (ii) any Loan Party or any Subsidiary that is not a Loan Party in any Loan Party and (iii) any Loan Party in any Subsidiary that is not a Loan Party so long as, in the case of this clause (iii), the aggregate amount of any such Investments outstanding at any time does not exceed the greater of $33,000,000 and 3.60% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable;

(e) (i) Permitted Acquisitions and (ii) Investments in any Subsidiary that is not a Loan Party in an amount required to permit such Subsidiary to consummate a Permitted Acquisition;

(f) Investments existing on, or contractually committed to as of, the Closing Date and described on Schedule 6.06 or consisting of intercompany Investments between or among the Borrower and its Subsidiaries outstanding on the Closing Date and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except, in the case of any such Investment described on Schedule 6.06, by the terms thereof as in effect on the date hereof or as otherwise permitted by this Section 6.06;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants, independent contractors or other service providers (or their respective Immediate Family Members) of any Parent Company, the Borrower or its Subsidiaries to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company or Subsidiary, (i) in an aggregate principal amount not to exceed $6,000,000 at any one time outstanding or (ii) so long as the proceeds of such Capital Stock are substantially contemporaneously contributed to the Borrower or such Subsidiary (it being agreed that, to the extent of any Investment made in reliance on this clause (ii), such contribution shall not increase the Available Amount or the Available Excluded Contribution Amount and shall be disregarded in any other basket under Section 6.04 or this Section 6.06 that, in the absence of this clause, would have provided availability thereunder as a result thereof);

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and 6.01(g)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, winding up, dissolutions or Dispositions permitted by Section 6.07 (other than Sections 6.07(a) (if made in reliance on any sub-clause thereof referring to this Section 6.06), 6.07(b) (if made in reliance on sub-clause (ii)), 6.07(c)(i) (if in connection with a liquidation or dissolution of a Loan Party into a Subsidiary that is a non-Loan Party), 6.07(c)(ii)(B) and 6.07(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation or moving, entertainment or travel expenses to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amounts, if any, attributable to the ownership or operation of any subsidiary of any Parent Company other than Holdings, the Borrower and/or its subsidiaries)) or any Loan Party in the ordinary course of business;

(n) Investments to the extent that payment for such Investments is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of Holdings, any Parent Company or any Subsidiary or, following a Qualifying IPO, the Borrower, in each case, to the extent Not Otherwise Applied and not resulting in a Change of Control;

(o) (i) Investments of any Subsidiary acquired after the Closing Date (other than as a result of a redesignation of any Unrestricted Subsidiary), or of any Person (other than an Unrestricted Subsidiary) acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Closing Date, in each case pursuant to an Investment otherwise permitted by this Section 6.06 to the extent that such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as any such modification, replacement, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.06;

(p) the Transactions;

(q) Investments made after the Closing Date by the Borrower and/or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed (i) the greater of $44,000,000 and 5.00% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable plus (ii) in the event that any Loan Party makes any Investment after the Closing Date in any Person that is not a Subsidiary and such Person subsequently becomes a Subsidiary, an amount equal to 100% (or, if such Person becomes a Subsidiary that is not a Wholly-Owned Subsidiary, a percentage equal to the percentage of the total voting power of Capital Stock issued by such Subsidiary that is owned by such Loan Party) of the fair market value of such Investment as of the date on which such Person becomes a Subsidiary;

(r) Investments made after the Closing Date by the Borrower and its Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i) and (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii) and that is Not Otherwise Applied;

(s) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries, in each case in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to Holdings are permitted under Section 6.04(a); provided that any such Investments made as provided above in lieu of such Restricted Payments shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u) Investments made by any Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Subsidiary from an Investment made by the Borrower or a Subsidiary Guarantor in such Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to Sections 6.06(e)(ii), (f) and (j));

(v) Investments under any Derivative Transactions permitted to be entered into under Section 6.01;

(w) Investments in any Subsidiary in connection with reorganizations and related activities related to tax planning; provided that, after giving effect to any such reorganization and related activities, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired and after giving effect to such Investment, the Borrower and its Subsidiaries shall otherwise be in compliance with Section 5.12;

(x) Investments in joint ventures, or in a Subsidiary to enable such Subsidiary to make Investments in joint ventures, in an aggregate outstanding amount not to exceed the greater of $22,000,000 and 2.50% of Consolidated Total Assets as of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable;

(y) acquisition of the Capital Stock of joint ventures or non-Wholly-Owned Subsidiaries as a result of an exercise of a “put” or similar right by the joint venture partner or the minority equityholder pursuant to buy/sell arrangements between the parties thereto set forth in joint venture or other similar agreements, provided that the aggregate consideration paid for all Investments made under this clause (y) in respect of all such acquisitions shall not exceed the greater of $22,000,000 and 2.50% of Consolidated Total Assets as of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable;

(z) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(aa) Investments in the Borrower or any Subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) Investments in an aggregate outstanding amount not to exceed the portion, if any, of the Floating Basket Amount on the relevant date of determination that the Borrower elects to apply pursuant to this clause (bb);

(cc) additional Investments so long as at the time of the execution of the definitive agreement in respect thereof, (A) no Default or Event of Default exists or would result from the consummation thereof and (B) the Total Leverage Ratio would not exceed 3.30:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, prior to such time;

(dd) Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing arrangements with other Persons; and

(ee) Investments made in connection with any Permitted Receivables Financing, including, Investments made to fund the payment of fees and expenses incurred in connection with any Permitted Receivables Financing and the purchase of assets pursuant to a repurchase obligation in connection with any Permitted Receivables Financing.

Section 6.07. Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any Disposition of assets having a fair market value in excess of $3,000,000, in a single transaction or in a related series of transactions, except:

(a) (i) the Borrower may be merged, consolidated or amalgamated with or into any Person, or convey, sell, transfer or otherwise dispose of all or substantially all of its consolidated business, assets or property to another Person; provided, that (x) (A) the Borrower shall be the surviving Person or (B) the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Borrower) or to which such conveyance, sale, transfer or other disposition will have been made (such surviving Person, the “Successor Borrower”), shall (i) expressly assume all of the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party (and the Loan Guarantors shall reaffirm (pursuant to a customary reaffirmation agreement) their Loan Guaranties and other obligations under the Loan Documents) pursuant to an agreement in form reasonably satisfactory to the Administrative Agent and (ii) be an entity organized under the laws of the U.S., any state thereof or the District of Columbia, (y) no Default or Event of Default then exists or would result therefrom and (z) the Borrower shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (y) of this proviso; and (ii) any Subsidiary may be merged or consolidated or amalgamated with or into, or convey, sell, transfer or otherwise dispose of all or substantially all of its business, assets or property to, the Borrower, any other Subsidiary or any other Person; provided that (x) in the case of such a transaction involving the Borrower, the Borrower shall be the continuing or surviving Person, (y) in the case of such a transaction involving any Subsidiary Guarantor, either (A) a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person (I) shall be an entity organized under the laws of the U.S., any state thereof or the District of Columbia (or be a Discretionary Guarantor) and (II) shall expressly assume all of the obligations of such Subsidiary Guarantor under this Agreement and the other Loan Documents to which such Subsidiary Guarantor is a party pursuant to an agreement in form reasonably satisfactory to the Administrative Agent or (B) such transaction shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance of clause (j) thereof) and (z) in the case of such a transaction involving a Subsidiary, either (A) a Subsidiary shall be the continuing or surviving Person or (B) such transaction shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance of clause (j) thereof); provided, further that if the conditions set forth above in clause (i) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents;

(b) Dispositions (including of Capital Stock) among the Borrower and its Subsidiaries (upon voluntary liquidation or otherwise); provided that any such Disposition by a Loan Party to a Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by such Person) and at least 75.0% of the consideration for such Disposition consists of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Subsidiary if the Borrower determines in good faith that such liquidation or dissolution (x) is in the best interests of the Borrower and (y) is not materially disadvantageous to the Lenders (taken as a whole) and either the Borrower or a Subsidiary receives any assets of such dissolved or liquidated Subsidiary; provided that in the case of a dissolution or liquidation of a Loan Party that results in a distribution of assets to a Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof), (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) a Disposition otherwise permitted under this Section 6.07 (other than clause (a), (b) or (g) or this clause (c)) or (B) an Investment permitted under Section 6.06 (other than in reliance on clause (j) thereof); provided that any such merger, amalgamation, dissolution, liquidation or consolidation involving the Borrower shall satisfy the requirements set forth in clause (a) of this Section 6.07 (and no dissolution or liquidation of the Borrower shall be permitted hereunder other than as part of a merger, amalgamation or consolidation permitted with respect to the Borrower under clause (a) of this Section 6.07); and (iii) Holdings, the Borrower or any Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value (including, with respect to Collateral, after giving consideration to the extent of perfection and priority of Liens on such Collateral) of the Loan Guaranty or Collateral (it being understood that any such Loan Guaranty and/or Collateral may be released and retaken in connection with such conversion);

(d) (x) Dispositions of inventory or equipment in the ordinary course of business (including on an intercompany basis between the Borrower and its Subsidiaries) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) (x) Dispositions of surplus, obsolete, used or worn out property or other property that, as determined in good faith by the Borrower, is (A) no longer useful in its business (or in the business of any of its Subsidiaries) or (B) otherwise economically impracticable to maintain and (y) any assets acquired in connection with the acquisition of another Person or a division or line of business of such Person which the Borrower reasonably determines are surplus assets;

(f) Dispositions of Cash Equivalents or other assets that were Cash Equivalents when the original Investment was made (in each case, for the fair market value thereof);

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and Sale and Lease-Back Transactions permitted by Section 6.08;

(h) Dispositions for fair market value; provided that with respect to any such Disposition (in a single transaction or in a series of related transactions) with a purchase price in an aggregate amount in excess of the greater of $8,250,000 and 0.90% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, at least 75.0% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75.0% Cash consideration requirement (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities (I) that are subordinated to the Obligations in right of payment or security or (II) that are owed to Holdings, the Borrower or a Subsidiary) of the Borrower or any applicable Subsidiary (as shown on such Person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets and for which the Borrower and its Subsidiaries shall have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Borrower or any Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of $33,000,000 and 3.60% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, in each case, shall be deemed to be Cash); provided, further, that (i) no Event of Default exists on the date on which the agreement governing such Disposition is executed or would result after giving effect to the consummation thereof and (ii) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii); provided further that any Disposition of all or substantially all of the consolidated business, assets or property of the Borrower shall be subject to clause (a) of this Section 6.07;

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures or any Subsidiary that is not a Wholly-Owned Subsidiary to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture or similar parties set forth in joint venture arrangements and similar binding arrangements; provided that the Net Proceeds received in connection with any such Dispositions shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(k) Dispositions, discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof (other than in a receivables financing transaction);

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which (i) do not materially interfere with the business of the Borrower and its Subsidiaries (taken as a whole) or (ii) relate to closed facilities or the discontinuation of any product or service line;

(m) (i) termination of leases in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to casualty, foreclosure, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions, consignments, licenses, sublicenses or conveyances of equipment, inventory or other assets (including fee and leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) Dispositions in connection with the Transactions;

(q) Dispositions of non-core assets acquired in connection with an acquisition permitted hereunder and sales of Real Estate Assets acquired in an acquisition permitted hereunder which, within 180 days of the date of the acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Subsidiaries or any of their respective businesses; provided that (i) the Net Proceeds received in connection with any such Dispositions shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii) and (ii) no Event of Default shall have occurred and be continuing on the date on which the definitive agreement governing the relevant Disposition is executed;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as the exchange or swap is made for fair value (as reasonably determined by the Borrower) for like property or assets; provided that (i) within 90 days of any such exchange or swap, in the case of any Loan Party and to the extent such property does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien having the same priority as any Lien held on the Real Estate Assets so exchanged or swapped and (ii) any Net Proceeds received as “cash boot” in connection with any such transaction shall be applied and/or reinvested as (and to the extent) required by Section 2.10(b)(ii);

(s) other Dispositions after the Closing Date in an aggregate amount of not more than the greater of $8,250,000 and 0.90% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable;

(t) (i) Dispositions, licensing, sublicensing and cross-licensing arrangements involving any technology, intellectual property or IP Rights of the Borrower or any Subsidiary in the ordinary course of business, and (ii) the Disposition, abandonment, cancellation or lapse of IP Rights, or any issuances or registrations, or applications for issuances or registrations, of any IP Rights, which, in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Borrower and/or its Subsidiaries, or are no longer economical to maintain in light of its use;

(u) Dispositions in connection with the termination or unwinding of Derivative Transactions;

(v) Dispositions of Capital Stock of, or sale of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower or any Subsidiary;

(x) any merger, consolidation, Disposition or conveyance the sole purpose and effect of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(y) Dispositions of assets in connection with the closing or sale of an office in the ordinary course of business of the Borrower and the Subsidiaries, which consist of leasehold interests in the premises of such office, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such office; provided that as to each and all such sales and closings, (i) on the date on which the agreement governing such Disposition is executed, no Event of Default shall result and (ii) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction;

(z) the sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa) Dispositions of accounts receivable and related assets in connection with any Permitted Receivables Financing; and

(bb) Dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for Cash and/or Cash Equivalents.

To the extent any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing.

Section 6.08. Sales and Lease-Backs. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Borrower or Subsidiary to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as such Sale and Lease-Back Transaction is either (A) permitted by Section 6.01(l) (or which otherwise constitutes a Capital Lease or purchase money Indebtedness permitted by Section 6.01), (B) described on Schedule 6.08 hereto or (C)(1) made for Cash consideration, (2) the Borrower or its applicable Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (C) shall not exceed the greater of $33,000,000 and 3.60% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable.

Section 6.09. Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving, pursuant to any such transaction, payments in excess of $3,600,000 in any Fiscal Year with any of their Affiliates on terms that are less favorable to the Borrower or such Subsidiary, as the case may be (as determined in good faith by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among the Borrower and/or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Subsidiary;

(c) (i) any collective bargaining agreements, employment agreements or arrangements, severance agreements or compensatory (including profit sharing) arrangements entered into by the Borrower or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation arrangement, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, employees, consultants or independent contractors;

(d) (i) transactions permitted by Sections 6.01(b), (c), (g), (h), (n), (z) and (cc), 6.04 and 6.06(b), (d), (e), (h), (m), (o), (p), (t), (w), (x), (y), (z), (aa), (bb) and (cc), and (ii) issuances of Capital Stock and debt securities not restricted by this Agreement;

(e) transactions in existence on the Closing Date and described on Schedule 6.09 and any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not (i) adverse to the Lenders in any material respect or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect;

(f) (x) payments on the Closing Date in connection with the Transactions, (y) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom, transactions pursuant to the Sponsor Management Agreement and (z) the payment of all indemnities and expenses owed pursuant to the Sponsor Management Agreement to the parties thereto and their respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (x) and (y) whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of Transaction Costs;

(h) customary compensation to Affiliates in connection with any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(i) Guarantees permitted by Section 6.01 or Section 6.06;

(j) loans and other transactions to the extent permitted under this Article 6;

(k) the payment of customary fees, reasonable out of pocket costs to and indemnities provided on behalf of, current or former members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and its Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower and its Subsidiaries;

(l) transactions with customers, clients, suppliers or joint ventures purchasers, sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrower and/or its applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n) (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrower and (ii) the making of any intercompany loans by Holdings to the Borrower or any Subsidiary;

(o) sales of accounts receivable and related assets, or participations therein, in connection with any Permitted Receivables Financing or servicing agreements in connection with any Permitted Receivables Financing;

(p) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate; and

(q) any issuance, sale or grant of securities or other payments, awards or grants in Cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by a majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith.

Section 6.10. Conduct of Business. From and after the Closing Date, the Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Borrower or its Subsidiaries on the Closing Date and similar, complementary, ancillary or related businesses and (b) such other lines of business as may be consented to by the Administrative Agent.

Section 6.11. Amendments or Waivers of Organizational Documents. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or modify, in each case in a manner that is materially adverse to the Lenders (in their capacities as such) such Person’s Organizational Documents without obtaining the prior written consent of the Administrative Agent; provided that, for purposes of clarity, it is understood and agreed that the Borrower and any of its Subsidiaries may effect a change to their respective organizational forms to the extent permitted under Section 6.07.

Section 6.12. Amendments of or Waivers with Respect to Restricted Debt and any First Lien Facility. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of (a) any Restricted Debt (or the documentation governing the foregoing) if the effect of such amendment or change, together with all other amendments or changes made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under Section 6.01 in respect thereof or (b) any agreement governing any First Lien Facility, unless such amendment or other change is made in accordance with Section 5.03(a) of the Intercreditor Agreement (as in effect on the date hereof).

Section 6.13. Fiscal Year. The Borrower shall not change its Fiscal Year-end to a date other than as described in the definition of Fiscal Year; provided, that, the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year-end to another date, in which case the Borrower and the Administrative Agent ((for so long as GSO, FS and/or the GSO Debt Related Affiliates constitute the Required Lenders, acting at the direction of Required Lenders) will, and are hereby authorized to, make any adjustments to this Agreement that are necessary and appropriate to reflect such change in Fiscal Year.

Section 6.14. Permitted Activities of Holdings. Holdings shall not:

(a) directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except (i) the Indebtedness under the Loan Documents, any First Lien Facility or otherwise in connection with the Transactions, (ii) Guarantees of Indebtedness of the Borrower and its Subsidiaries permitted hereunder, (iii) Qualified Holding Company Debt, (iv) any Indebtedness (other than Indebtedness for borrowed money) arising in connection with any Permitted Acquisition or other Investment permitted under this Agreement or any Disposition permitted by this Agreement, (v) any Indebtedness (other than Indebtedness for borrowed money) arising in connection with the repurchase of the Capital Stock of any Parent Company or in connection with any other Restricted Payment and (vi) any Indebtedness (other than Indebtedness for borrowed money) of the type permitted by Section 6.01(e) or (z);

(b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents and, subject to the Intercreditor Agreement, the collateral documents relating to any First Lien Facility, in each case, to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a senior, pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02, provided that any such Liens shall be subject to the Intercreditor Agreement (in the case of a Guarantee in respect of any First Lien Facility) or a customary intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrower, and (iv) Liens of the type permitted under Section 6.02 (other than in respect of Indebtedness);

(c) engage in any business activity or own any material assets other than (i) holding the Capital Stock of the Borrower and, indirectly, any subsidiary of the Borrower; (ii) performing its obligations under the Loan Documents, any First Lien Facility and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock); (iv) filing Tax reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (vii) effecting a Qualifying IPO and/or any transaction in connection therewith; (viii) holding Cash, Cash Equivalents and other assets received in connection with Restricted Payments received from, or Investments made by the Borrower and its subsidiaries or contributions to the capital of, or proceeds from the issuance of, Capital Stock of Holdings, in each case, pending the application thereof; (ix) the making of Investments in the Borrower and its Subsidiaries in connection with intercompany cash management arrangements, including receiving, holding and applying Cash and Cash Equivalents in connection therewith; (x) providing indemnification for its current or former officers, directors, members of management, managers, employees and advisors or consultants; (xi) participating in tax, accounting and other administrative matters; (xii) performing its obligations under the Sponsor Management Agreement, the Acquisition Agreement and the other documents and agreements, Investments contemplated by the Transactions and transactions that are otherwise specifically permitted or expressly contemplated by Article VI hereof and/or the First Lien Credit Agreement (or equivalent provisions of any First Lien Facility); (xiii) complying with applicable Requirements of Law (including with respect to the maintenance of its existence); and (xiv) performing activities incidental to any of the foregoing; or

(d) consolidate or amalgamate with, or merge with or into, any Person or convey, sell, transfer or otherwise dispose of all or substantially all of its assets to another Person; provided that, so long as no Default or Event of Default exists or would result therefrom, (x) Holdings may merge or consolidate or amalgamate with or into any other Person (other than the Borrower and any of its subsidiaries except as provided below) so long as (i) Holdings shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger or consolidation or amalgamation is not Holdings, (A) the successor Person shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a written document or documents in form reasonably satisfactory to the Administrative Agent, (B) such successor shall be an entity organized under the laws of the U.S., any state thereof or the District of Columbia and (C) the Borrower shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions under the immediately preceding clauses (A) and (B); provided, further, that if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents, and (y) Holdings may convey, sell or otherwise transfer all or substantially all of its assets to any other Person so long as (V) no

Change of Control shall result therefrom, (W) the Person acquiring such assets shall expressly assume all of the obligations of Holdings under this Agreement (and the other Loan Documents to which Holdings is a party) pursuant to an agreement in form reasonably satisfactory to the Administrative Agent, (X) the Person acquiring such assets shall be an entity organized under the laws of the U.S., any state thereof or the District of Columbia, (Y) the security interest in the Capital Stock of the Borrower shall be perfected to the same extent as prior to such transfer and (Z) the Borrower shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clauses (V) through (Y) of this clause (y); it being understood and agreed that if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings (or any Person comprising Holdings) will succeed to, and be substituted for, Holdings (or the relevant Person comprising Holdings) under this Agreement.

Notwithstanding anything to the contrary in this Agreement, Holdings may consolidate or amalgamate or merge with and into the Borrower so long as (A) after giving effect to such consolidation, amalgamation or merger, the direct Parent Company of the Borrower is organized or existing under the laws of the U.S., any state thereof, the District of Columbia or any territory thereof (such direct Parent Company, the “Successor Parent Company”), (B) the Successor Parent Company expressly assumes all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party, as well as any Qualified Holding Company Debt then outstanding, pursuant to an agreement in form reasonably satisfactory to the Administrative Agent, (C) the Successor Parent Company has no Indebtedness or other liabilities and engages in no business activities and owns no material assets other than as permitted under this Section 6.14, (D) no Default or Event of Default then exists or would result therefrom, (E) the security interests in the Capital Stock of the Borrower shall be perfected in a manner reasonably satisfactory to the Administrative Agent and (F) the Successor Parent Company shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions in the immediately preceding clauses (A) through (E).

ARTICLE 7 EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the applicable Hedge Agreements and which is not as a result of any default thereunder by any Loan Party or any Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that any such failure under clauses (i) or (ii) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Article 7; provided, further, that with respect to any default or event or condition referred to in clause (i) or (ii) above with respect to the obligations under the First Lien Credit Agreement or the documentation governing any First Lien Facility, such default, event or condition shall only constitute an Event of Default if such default, event or condition results in the acceleration of the loans and other obligations thereunder; or

(c) Breach of Certain Covenants. Failure of the Borrower or any other Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower) or Article 6; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate or document required to be delivered in connection herewith or therewith shall be untrue in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, and such default shall not have been remedied or waived within 30 days after receipt by the Borrower of written notice from the Administrative Agent of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings, the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings, the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any of its Subsidiaries (other than its Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, the Borrower or any of its Subsidiaries (other than its Immaterial Subsidiaries) for all or a substantial part of its property; and any such event described in this clause (ii) shall continue for 60 consecutive days without having been dismissed, vacated, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (ii) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of creditors; or (iii) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall admit in writing its inability to pay its debts as such debts become due; or

(h) Judgments and Attachments. Any one or more final money judgments, writs or warrants of attachment or similar process involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by insurance (including, if applicable, self-insurance) as to which a third party insurance company has been notified and not denied coverage) shall be entered or filed against Holdings, the Borrower or any of its Subsidiaries or any of their respective assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i) Employee Benefit Plans. There shall occur one or more ERISA Events, which individually or in the aggregate results in liability of the Borrower or any of its Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. A Change of Control shall occur; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof (in each case subject to (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing, (b) applicable Debtor Relief Laws, (c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void, (d) the principle that the creation or purported creation of collateral over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security has purportedly been created, and (e) similar principles, rights and defenses under the laws of any relevant jurisdiction), (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared null and void or any Lien on Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than by reason of (x) any affirmative action of the Administrative Agent, the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file Uniform Commercial Code continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof), (iii) any Loan Party shall contest in writing, the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party or (iv) the Obligations shall cease to constitute senior indebtedness under the subordination provisions of any documents or instruments evidencing any permitted Junior Indebtedness in an aggregate amount in excess of the Threshold Amount or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event with respect to the Borrower described in clause (f) or (g) of this Article, all the Additional Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, in each case without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8 THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints Barclays (or any successor appointed pursuant hereto) as its agent and as the Administrative Agent, and authorizes the Administrative Agent to take such actions on its behalf, including execution, delivery and administration of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” and “Lenders”, shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate), and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and, without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers that are expressly contemplated by the Loan

Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02); provided that for so long as GSO, FS and/or the GSO Debt Related Affiliates constitute the Required Lenders, without the prior consent of GSO, the Administrative Agent shall not take any action under this Agreement that is expressly contemplated by the terms of this Agreement as requiring the consent, determination, approval or satisfaction of the Administrative Agent; provided, further, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable laws, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; provided, further, that notwithstanding anything to the contrary in this Agreement, for so long as GSO, FS and/or the GSO Debt Related Affiliates constitute the Required Lenders, the Administrative Agent shall deliver to each Lender copies of any notices, statements, certificates, reports and other documents delivered under the Loan Documents to each Lender. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) the properties, books or records of any Loan Party or any Affiliate thereof.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at foreclosure sales, UCC sales, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of proofs of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Loan Parties, the Administrative Agent and each Secured Party agrees that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the

Collateral pursuant to a public or private Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such Disposition.

Each of the Lenders hereby irrevocably authorizes the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any such Disposition or other transfer pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amounts in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Lender and each other Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase under clause (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) shall be entitled to be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount of any such claim for purposes of the credit bid or purchase so long as the fixing or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral at such Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid or purchase in accordance with the second preceding paragraph, then those of the contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or other asset or assets acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) to receive payments from any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount to the extent due to the Administrative Agent under Sections 2.11 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving thirty days’ prior written notice to the Lenders and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon ten days’ prior written notice to the Lenders and the Administrative Agent, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with an office in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Section 7.01(f) or (g), no consent of the Borrower shall be required; provided, further, that in no event shall a Disqualified Institution be the successor Administrative Agent. If no successor shall have been so appointed as provided above and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent shall notify the Borrower, the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower shall notify the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent as provided for above in this Article 8, and (iii) the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Anything herein to the contrary notwithstanding, the Arrangers and the joint bookrunners shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except (i) in their respective capacities, as applicable, as the Administrative Agent, a Lender hereunder and (ii) to the extent expressly provided in Section 9.03 and subject to Section 9.04.

Each of the Lenders irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall,

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or transferred (or substantially concurrently with such release is to be sold or transferred) as part of any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents or (v) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(b) release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Person ceases to be a Subsidiary (or becomes an Excluded Subsidiary) as a result of a single transaction or related series of transactions permitted hereunder; provided, however, that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Subsidiary Guarantor becomes an Excluded Subsidiary of such type (i) no Event of Default under clauses (a), (f) or (g) of Section 7.01 shall have occurred and be outstanding and (ii) such Person so becomes an Excluded Subsidiary as a result of a joint venture or other strategic transaction entered into for a business purpose; provided, further, that no such release shall occur if such Subsidiary Guarantor is an obligor or a guarantor in respect of the First Lien Facility, any Incremental Equivalent Debt, any Ratio Debt or any Refinancing Indebtedness in respect of any of the foregoing or in respect of any Indebtedness permitted under clause (a) of Section 6.01 (this clause (b), together with clause (a) above, collectively, the “Release Provisions”);

(c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted pursuant to Section 6.02(d), (e), (f), (g), (k) (solely with respect to Indebtedness permitted by Sections 6.01(l) (solely to the extent such Indebtedness is secured by Liens permitted under Section 6.02(n)) and (m) (solely to the extent such Indebtedness is secured by Liens permitted under Section 6.02(o)(i))), (l), (m), (n), (o)(i), (p), (q), (r), (t), (x), (y), (bb), (cc), (dd) (solely to the extent securing any Cash or Cash Equivalents or any other property that does not constitute Collateral), (ee), (gg) and (hh); and

(d) enter into subordination, intercreditor and/or similar agreements contemplated hereunder, including with respect to Indebtedness that is (i) required or permitted to be subordinated in right of payment hereunder and/or (ii) secured by Liens and required or permitted to be senior to, pari passu with or junior to the Liens securing the Secured Obligations, and with respect to which Indebtedness, an intercreditor, subordination or similar agreement is contemplated under this Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Guarantor from its obligations under the Guaranty pursuant to this Article 8 and Section 10.12 hereunder. In each case as specified in this Article 8, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Loan Guarantor from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8.

The Administrative Agent is authorized by each Secured Party to enter into the Intercreditor Agreement (including as provided in Section 9.20) and any other intercreditor, subordination or similar agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated in right of payment to the Secured Obligations and/or (ii) secured by Liens and is required or permitted to be senior to, pari passu with or junior to the Liens securing the Secured Obligations, and with respect to which Indebtedness an intercreditor, subordination or similar agreement is contemplated under this Agreement (any such other intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that the Intercreditor Agreement is and each Additional Agreement when entered into will be binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Collateral securing the Secured Obligations on the terms set forth in any Additional Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Additional Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement and/or any Additional Agreement.

To the extent the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing is not reimbursed and indemnified by the Borrower, the Lenders severally agree to reimburse and indemnify the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, in proportion to their respective “pro rata shares” (determined as set forth below) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or such sub-agent) or such Related Party in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Related Party’s, as applicable, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the sum of, without duplication, unused Commitments and outstanding Loans, in each case, at the time (or most recently outstanding and in effect).

ARTICLE 9 MISCELLANEOUS

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing. Any notice or other communication required to be delivered in writing may be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email (including as a “.pdf” or “.tif” attachment), as follows:

(i) if to any Loan Party, to the Borrower at:

1700 East Golf Road

Suite 400

Schaumburg, Illinois 60173

Attn: Don Klink, Chief Financial Officer

Tel: (847) 385-3904

Email: dklink@psav.com

with copies to (which shall not constitute notice):

PSAV Legal Department

111 West Ocean Boulevard

Suite 1110

Long Beach, California 90802

Attn: Whit Markowitz

Tel: (562) 366-0140

Fax: (562) 366-0265

and

Broad Street Principal Investments, L.L.C.

200 West Street

New York, New York 10282

Attn: Bill Eng

Tel: (212) 902-9431

Fax: (212) 357-5505

Email: Bill.eng@gs.com

and

Broad Street Principal Investments, L.L.C.

200 West Street

New York, New York 10282

Attn: Leonard Seevers

Tel: (212) 902-4940

Fax: (212) 357-5505

Email: leonard.seevers@gs.com

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Allison Liff

Fax: (212) 310-8118

Email: Allison.liff@weil.com

(ii) if to the Administrative Agent, at:

Barclays Bank PLC

745 Seventh Avenue, 27th Floor

New York, New York 10019

Attn: Justin Snell

Tel.: (212) 320-0708

Email: justin.snell@barclays.com and xrausloanops5@barclays.com

With a copy (which shall not constitute notice) to:

Barclays Bank PLC

745 Seventh Avenue, 27th Floor

New York, New York 10019

Attn: Greg Fishbein

Tel.: (212) 526-3441

Email: gregory.fishbein@barclays.com

With a copy (which shall not constitute notice) to:

Proskauer Rose LLP

One International Place

Boston, Massachusetts 02110

Attn: Steven M. Ellis

Fax: (617) 526-9899

Email: SEllis@proskauer.com

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01, (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that received notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or (C) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and the Platform) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. All notices and other communications delivered through electronic communications posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 9.01(a)(iii)(C) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures other than as set forth herein; provided that approval of such procedures may be limited to particular notices or communications.

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) The Administrative Agent, its Affiliates and Related Parties shall not be liable to any Person for any damages arising from the use by any Person (other than the Administrative Agent or its Affiliates or Related Parties) of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Platform and any Approved Electronic Communication), in each case, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, the Administrative Agent or any of its Affiliates or Related Parties, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction.

(f) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. Neither the Administrative Agent nor or any of its Related Parties warrants as to the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform, and each of the Administrative Agent and its Related Parties expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B), (C), (D), (E), (F) and (G) of this Section 9.02(b) and Sections 9.02(c), (d) and (e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) solely with the consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders), any such agreement may:

(1) increase the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.21 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduce or forgive the principal amount of any Loan;

(3) extend the scheduled final maturity of any Loan or postpone any date of any scheduled payment of interest or fees payable hereunder (in each case, other than extensions for administrative reasons agreed by the Administrative Agent (for so long as GSO, FS and/or the GSO Debt Related Affiliates constitute the Required Lenders, acting at the direction of Required Lenders));

(4) (x) reduce the rate of interest (other than to waive any Default or Event of Default or any obligations of the Borrower to pay interest at the default rate of interest under Section 2.12(c)) or the amount of any fees owed to such Lender; it being understood that any change in the First Lien Leverage Ratio, the Senior

Secured Leverage Ratio, the Total Leverage Ratio or any other ratio used in the calculation of any interest or fees due hereunder (including any component definition thereof) shall not constitute a reduction in any rate of interest or fees hereunder or (y) change the currency of the payment of any Loan or the currency of the funding of any Loan;

(5) extend the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an extension of any Commitment of any Lender; and

(6) waive, amend or modify the provisions of Section 2.17(a) (with respect to pro rata allocation among Lenders), 2.17(b) or 2.17(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with transactions permitted under Sections 2.21, 2.22, 9.02(c) or 9.05(g) or as otherwise provided in this Section 9.02); and

(B) no such agreement shall:

(1) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” to reduce any of the voting percentages required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the consent of each Lender;

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 10.12 hereof), without the prior written consent of each Lender; or

(3) release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 10.12 hereof), without the prior written consent of each Lender;

(C) [Reserved];

(D) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder in a manner directly and adversely affecting such Person without the prior written consent of the Administrative Agent;

(E) the Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.08 or incurrences of Additional Commitments;

(F) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as expressly provided in Section 2.20(b); and

(G) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c) Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Borrower, the Administrative Agent (such consent not to be unreasonably withheld) and the Lenders providing the relevant Replacement Loans to permit the refinancing or replacement of all or any portion of the outstanding Loans of any Class (such loans, the “Replaced Loans”) with one or more replacement term loans hereunder made in Dollars (“Replacement Loans”) pursuant to a Refinancing Amendment; provided that

(A) the aggregate principal amount of such Replacement Loans shall not exceed (i) the aggregate principal amount of such Replaced Loans, plus (ii) other amounts permitted to be incurred under Section 2.21(a) and Sections 6.01(p), (s), (t) and (x) (it being understood that any portion of such Replacement Loans incurred in reliance on this clause (ii) shall be deemed a utilization of such amounts under such applicable Section) and to be secured under Section 6.02 (it being understood that the Liens securing any portion of such Replacement Loans incurred in reliance on this clause (ii) shall be deemed a utilization of the applicable clause of Section 6.02 and shall not be permitted to be secured in reliance on Section 6.02(a)), plus (iii) the amount of accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses associated therewith,

(B) such Replacement Loans have a final Maturity Date equal to or later than the final Maturity Date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Replaced Loans at the time of such refinancing,

(C) the Replacement Loans shall be pari passu or junior in right of payment and pari passu or junior in right of security with the remaining portion of the Loans (provided that if pari passu or junior as to payment or Collateral, such Replacement Loans shall be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent (which may consist of a payment waterfall) and the Borrower), or be unsecured,

(D) if any such Replacement Loans are secured, they shall not be secured by any assets other than the Collateral,

(E) if any such Replacement Loans are Guaranteed, they shall not be Guaranteed by any Person other than one or more Loan Parties,

(F) any Replacement Loans that are pari passu in respect of payment and security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the Loans, in each case as agreed by the Borrower and the Lenders providing the relevant Replacement Loans,

(G) such Replacement Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders providing such Replacement Loans,

(H) the other terms and conditions of such Replacement Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and Maturity Date, subject to preceding clauses (B) through (G)) shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Replacement Loans than those applicable to the Replaced Loans (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of incurrence of such Replacement Loans)) or shall be on then current market terms for such type of Indebtedness, and

(I) notwithstanding anything to the contrary set forth in this Section 9.02(c), the Borrower shall not be permitted to incur any Replacement Loans that are not pari passu in right of payment and security with the other Secured Obligations (it being understood that the foregoing shall not affect the Borrower’s rights under Section 6.01(o) to incur Refinancing Indebtedness in respect of any Replaced Loans);

provided, further, that, any Non-Debt Fund Affiliate and Debt Fund Affiliate shall be permitted (without the Administrative Agent’s consent) to provide such Replacement Loans, it being understood that in connection with such Replacement Loans, any such Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Persons under Section 9.05, mutatis mutandis, to the same extent as if such Replacement Loans had been obtained by such Lender by way of assignment.

(d) Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Borrower, the Administrative Agent and the Lenders providing the relevant Replacement Loans to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Loans incurred pursuant thereto (including any amendments necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans, Commitments and Additional Commitments hereunder). It is understood that any Lender approached to provide all or a portion of Replacement Loans may elect or decline, in its sole discretion, to provide such Replacement Term.

(e) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any other Loan Document, (i) guarantees, collateral security agreements, pledge agreements and related documents (if any) executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Borrower without the input or need to obtain the consent of any other Lenders to (x) comply with Requirements of Law or advice of local counsel or (y) to cause such guarantees, collateral security agreements, pledge agreement or other document to be consistent with this Agreement and the other Loan Documents, (ii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents (x) as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.21, 2.22 or 9.02(c) (or any other provision specifying that any waiver, amendment or modification may be made with only the consent or approval of the Administrative Agent) or as otherwise permitted pursuant to Section 2.22(c) or 9.02(c) or (d) or (y) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Additional Facility hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent and (iii) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision without the input or need to obtain the consent of any Lender.

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent, GSO (on behalf of itself or FS or a GSO Debt Related Affiliate, as applicable, and only for so long as GSO, FS and/or the GSO Debt Related Affiliates constitute the Required Lenders) and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to the Arrangers, Administrative Agent, GSO (on behalf of itself or FS or a GSO Debt Related Affiliate, as applicable) and their respective Affiliates, taken as a whole (and, solely in the case of an actual or reasonably perceived conflict of interest and to the extent notice thereof is provided to the Borrower, one additional counsel to all affected Persons taken as a whole) and, if reasonably necessary, of one local counsel in any relevant jurisdiction to the Arrangers, Administrative Agent, GSO (on behalf of itself or FS or a Debt Related Affiliate, as applicable) and their respective Affiliates, taken as a whole (and, solely in the case of an actual or reasonably perceived conflict of interest and to the extent notice thereof is provided to the Borrower, one additional local counsel to all affected Persons taken as a whole)) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Term Facilities, the preparation, execution, delivery and administration of the Loan Documents and related documentation, including in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated, but only to the extent such amendments, modifications or waivers were requested by the Borrower to be prepared) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, or the Lenders and each of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to such Persons, taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest and to the extent notice thereof is provided to the Borrower, one additional counsel to all affected Persons taken as a whole and one additional local counsel in each relevant jurisdiction to all affected Persons taken as a whole) in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder. Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with reasonable backup documentation supporting such reimbursement requests.

(b) The Borrower shall indemnify each Arranger, the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby (except for any Taxes (which shall be governed by Section 2.16), other than any Taxes that represent losses, claims or damages arising from any non-Tax claim), (ii) the use or the proposed use of the proceeds of the Loans, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or other property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or from material breach of the Loan Documents by, such Indemnitee or any Affiliate or Related Party of such Indemnitee or (ii) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent or any Arranger, acting in its capacity as the Administrative Agent or as an Arranger) that does not involve any act or omission of the Sponsors, Holdings, the Borrower or any of its Subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after written demand thereof, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with reasonable backup documentation supporting such reimbursement requests.

(c) The Borrower shall not be liable for any settlement of any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent, or if there is a final judgment against an Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability of any Indemnitee.

Section 9.04. Waiver of Claim. Notwithstanding anything to the contrary set forth herein, to the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, except, in the case of a claim by any Indemnitee against the Borrower or any Loan Party, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as provided under Sections 6.07 and 6.14, neither the Borrower or Holdings may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or Holdings without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Arrangers, the Related Parties of each of the Arrangers, the Administrative Agent, the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans or Commitments at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that the Borrower shall have been deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after receiving written notice thereof; provided, further, that no consent of the Borrower shall be required (x) in the case of Loans, for an assignment to another Lender, an Affiliate of a Lender, an Approved Fund or (y) if an Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g) (solely with respect to the Borrower) has occurred and is continuing, any other Eligible Assignee;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds (as defined below)) shall not be less than $1,000,000 in the case of any Loans unless each of the Borrower and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee (1) may be waived or reduced in the sole discretion of the Administrative Agent, (2) shall not be payable in connection with an assignment by or to GSO or any GSO Debt Related Affiliate, or by or to FS, and (3) in the case of an assignee which is already a Lender or is an Approved Fund); and

(D) the Eligible Assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS forms required under Section 2.16.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and subject to its obligations thereunder and under Section 9.13). If any such assignment by a Lender holding a Promissory Note hereunder occurs after the issuance of any Promissory Note hereunder to such Lender, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver a new Promissory Note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.05(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to such assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement and the Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01(a) or (b), as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any other Lender, sell participations to one or more banks or other entities (other than to any Disqualified Institution, any natural Person or, other than with respect to participations to Debt Fund Affiliates (any such participations to Debt Fund Affiliates being subject to the limitations set forth in Section 9.05(g)), the Investors (other than the GSO Investors), Holdings, the Borrower and its Subsidiaries or any of their respective Affiliates (other than (x) subject to the effectiveness of any election under Section 9.23 with respect thereto, GSO, FS or any GSO Debt Related Affiliate, and (y) any GSO Investor)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in (x) clause (A) to the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clause (B) to the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to the benefits of Section 2.16 unless it complies with the requirements of such section (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender). A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging such Participant may receive a greater benefit. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) and that it is subject to, and will comply with, Section 2.18 as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices a copy of a register for the recordation of the name and address of each Participant and their respective successors and assigns, and principal amount of and interest of each Participant’s interest in the Loans (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment or Additional Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.14, 2.15 or 2.16) and no SPC shall be entitled to any greater amount under Section 2.14, 2.15 or 2.16 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any state thereof; provided that (i) in the case of the Borrower, such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f) (i) Any assignment or participation by a Lender without the Borrower’s consent to a Disqualified Institution or, to the extent the Borrower’s consent is required under this Section 9.05, to any other Person, shall be null and void, and the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrower at law or in equity, including pursuant to Section 9.05(f)(ii). Upon the request of any Lender, the Borrower shall make available to such Lender the list of Disqualified Institutions provided to the Arrangers on or prior to the Closing Date, along with any additions to such list provided to the Administrative Agent made thereafter pursuant to the definition of “Disqualified Institution.”

(ii) If any assignment or participation under this Section 9.05 is made to any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund that is not itself a Disqualified Institution) without the Borrower’s prior written consent or any Disqualified Institution (any such Person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) purchase such Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Loans, in the case of clauses (x) and (y), plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, (II) in the case of clauses (A) and (B), the Borrower shall be liable to the relevant Disqualified Person under Section 2.15 if any Eurocurrency Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto and (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (X) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (Y) any Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to Holdings, the Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled). Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that Holdings and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 9.05 insofar as such obligation relates to any assignment, participation or pledge to any Affiliate of any Disqualified Institution without the

Borrower’s prior written consent. Additionally, each Lender agrees that Holdings and/or the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 9.05(f)(ii) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all Lenders of the applicable Class on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) any Loans acquired by Holdings, the Borrower or any of their respective Subsidiaries shall be retired and cancelled promptly upon the acquisition thereof; provided that upon any such retirement and cancellation of Indebtedness, the aggregate outstanding principal amount of the Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired and cancelled, and each principal repayment installment with respect to the Loans of such Class, if any, shall be reduced pro rata by the full par value of the aggregate principal amount of Loans so cancelled;

(ii) any Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrower or any of their subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Loans shall be retired and cancelled promptly upon such contribution); provided that upon such cancellation of Indebtedness, the aggregate outstanding principal amount of the Loans of the applicable Class shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled, and each principal repayment installment with respect to the Loans of such Class, if any, shall be reduced pro rata by the full par value of the aggregate principal amount of Loans so contributed and cancelled;

(iii) the relevant Affiliated Lender and assigning Lender shall have executed an Assignment and Assumption;

(iv) each Lender acknowledges and agrees that in connection with any assignment to an Affiliated Lender, (A) none of the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrower or any of their respective Subsidiaries shall be required to make any representation that it is not in possession of Excluded Information, (B) the Affiliated Lenders may have, and later may come into possession of Excluded Information, (C) in connection with any such assignment, such Lender will independently and, without reliance on the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrower or any of their respective Subsidiaries, the Administrative Agent, the Arrangers or any other Related Parties, make its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of any Excluded Information, (D) none of the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrower or their respective Subsidiaries, the Administrative Agent, the Arrangers or any other Related Parties shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lenders and any of their Subsidiaries, and Holdings, the Borrower and their respective Subsidiaries, the Administrative Agent, the Arrangers and any other Related Parties, under applicable laws or otherwise, with respect to any nondisclosure of the Excluded Information and (E) that the Excluded Information may not be available to the Administrative Agent or the other Lenders;

(v) after giving effect to such assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Loans held by all Affiliated Lenders at any time shall not exceed 25.0% of the aggregate principal amount of the Loans outstanding at such time (determined after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(v) or any purported assignment exceeding such percentage (it being understood and agreed that the cap set forth in this clause (v) is intended to apply to any Loans made available by Affiliated Lenders, whether by means of a formal assignment or otherwise (e.g., as a result of an acquisition of another Lender (other than a Debt Fund Affiliate) by an Affiliated Lender or the provision of Additional Loans by an Affiliated Lender)); provided further, except as specifically set forth in clause (f), that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (determined after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be automatically cancelled;

(vi) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Borrower or any of its subsidiaries, (A) the relevant Person may not use the proceeds of any “Revolving Loan” (as defined under the First Lien Credit Agreement (or any equivalent term under any First Lien Facility)) to fund such assignment and (B) no Default or Event of Default shall have occurred and be continuing at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase;

(vii) by its acquisition of Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of Required Lenders or any other Lender vote (or the Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders), except that such Affiliated Lender shall have the right to vote (and the Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B) Affiliated Lenders, solely in their capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article 2).

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to a Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Loans (x) on a non-pro rata basis through Dutch Auctions open to all Lenders of the applicable Class or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, without the necessity of meeting the requirements set forth in (or being subject to the restriction of) subclauses (i) through (vii) of this clause (g); provided that the Loans and unused Commitments of any Debt Fund Affiliates shall not account for more than 49.99% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to the immediately succeeding paragraph, any plan of reorganization pursuant to the Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document. Any Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Borrower or any of its subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Loans so contributed shall be retired and cancelled promptly upon such contribution); provided that upon such cancellation of Indebtedness, the aggregate outstanding principal amount of the Loans of the applicable Class shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled, and each principal repayment installment with respect to the Loans of such Class, if any, shall be reduced pro rata by the full par value of the aggregate principal amount of Loans so contributed and cancelled.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that (a) such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) and (b) the Administrative Agent shall not be entitled to vote on behalf of such Affiliated Lender, in each case, in connection with any matter to the extent any such matter proposes to treat any Obligations held by such Affiliated Lender in a manner that is different than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans or Additional Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of (but subject to the limitations set forth in) this paragraph.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.15, 2.16, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter (including any separate confidentiality provisions with respect thereto) and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the Subsidiaries of the Borrower party hereto and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08. Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Administrative Agent, such Lender or Affiliate (including by branches and agencies of the Administrative Agent, such Lender, wherever located) to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by the Administrative Agent, such Lender or Affiliate, irrespective of whether or not the Administrative Agent, such Lender or Affiliate shall have made any demand under the Loan Documents and although such obligations may be unmatured. Any applicable Lender or Affiliate shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of the Administrative Agent, each Lender and each Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent, such Lender or Affiliate may have.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT. THE PARTIES HERETO AGREE THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings. Article and Section headings and the table of contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality. The Administrative Agent, each Lender and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ (and with respect to FS and GSO Debt Related Affiliates only, to GSO’s and each GSO Debt Related Affiliates’) directors (or equivalent managers), officers, employees, independent auditors, or other agents, experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions completed hereby and who are informed of the confidential nature of such Confidential Information and are or have been advised of their obligation to keep such Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; (b)(x) except in connection with the filings and periodic reporting obligations referred to in clause (y), upon the demand or request of any regulatory (including any self-regulatory body, such as the National Association of Insurance Commissioners) or Governmental Authority purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall (i) except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority, to the extent permitted by law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment) and (y) in connection with filings and periodic reporting obligations required by any regulatory (including any self-regulatory body, such as the National Association of Insurance Commissioners) or Governmental Authority purporting to have jurisdiction over such Person or its Affiliates, it being understood that this clause (y) shall only permit the disclosure of Confidential Information consisting of the Borrower’s name, address and industry, the interest rates and floors, maturities and principal amounts under this Agreement and similar information to any of the foregoing, in each case, in connection with such filings and periodic reporting obligations), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law, rule or regulation (in which case such Person shall (i) to the extent permitted by law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement of rights hereunder or thereunder, (e) to any other party to this Agreement, (f) subject to an acknowledgment and agreement by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower), to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05 or (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product relating to the Loan Parties and their obligations subject to acknowledgment and agreement by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower), (g) with the prior written consent of the Borrower, (h)

to Moody’s or S&P in connection with obtaining ratings for the Borrower or any Term Facility and (i) to the extent such Confidential Information (X) becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or (Y) becomes available to the Administrative Agent or any Lender on a non-confidential basis other than as a result of a breach of this Section from a source other than a Loan Party that is not to such disclosing Person’s knowledge, after reasonable investigation, subject to confidentiality, fiduciary or other legal obligations to Holdings, the Borrower, the Sponsors or any of their respective Affiliates. For the purposes of this Section, “Confidential Information” means all information relating to the Loan Parties and/or any of their subsidiaries and their respective businesses, the Sponsors or the Transactions (including any information obtained by the Administrative Agent, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of the books and records relating to Holdings and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof). For the avoidance of doubt, in no event shall any disclosure of such Confidential Information be made to any Disqualified Institution (which was a Disqualified Institution at the time such disclosure was made); provided that, in the case of Excluded Parties, disclosure may be made to a limited number of senior employees who constitute Excluded Parties solely to the extent such persons are required by law or regulation or internal policies and procedures of the Administrative Agent or the applicable Lender, Issuing Bank or Arranger to act in a supervisory capacity and such Person’s respective internal legal, compliance, risk management, credit or investment committee members.

Section 9.14. No Fiduciary Duty. Each of the Administrative Agent, the Arrangers and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its respective stockholders or its respective Affiliates, on the other. The Loan Parties acknowledge and agree that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and each Loan Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender (solely in its capacity as such) owes a fiduciary or similar duty to such Loan Party in connection with such transaction or the process leading thereto.

Section 9.15. Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Loan Guarantor, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Administrative Agent and each Lender. Each of the Borrower and each Loan Party hereby acknowledges and agrees that the Administrative Agent shall be permitted to share any or all such information provided to the Administrative Agent pursuant to the USA PATRIOT Act with the Lenders.

Section 9.17. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.20. Intercreditor Agreement. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER (a) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (b) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS “SECOND LIEN AGENT” AND ON BEHALF OF SUCH LENDER AND TO SUBJECT THE LIENS ON THE COLLATERAL SECURING THE SECURED OBLIGATIONS TO THE PROVISIONS THEREOF. THE PROVISIONS OF THIS SECTION 9.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER ANY FIRST LIEN FACILITY TO EXTEND CREDIT AND SUCH LENDERS ARE INTENDED THIRD-PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

Section 9.21. Conflicts. Notwithstanding anything to the contrary contained herein, (a) in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control and (b) in the event of any conflict or inconsistency between the Intercreditor Agreement and any Loan Document, the terms of the Intercreditor Agreement shall govern and control.

Section 9.22. Amendments to First Lien Loan Documents. If any amendment or modification to the First Lien Loan Documents provides for new affirmative covenants, new negative covenants (other than any new financial maintenance covenants), modifications of existing exceptions and baskets in negative covenants that are more restrictive on the “Loan Parties” under such First Lien Financing Documents (as defined in the Intercreditor Agreement) (excluding any modification to the financial maintenance covenant set forth in the First Lien Credit Agreement or any other financial maintenance covenant set forth in any First Lien Financing Document (as defined in the Intercreditor Agreement)) or new events of default (other than those relating to any such financial covenants), then the Borrower hereby agrees to offer to the Lenders to make corresponding changes to this Agreement or the other Loan Documents, as the case may be (with the same percentage “cushion” applicable to such covenants or events of default as in effect on the date hereof or, in the case of any First Lien Financing Document entered into after the date hereof, as corresponds to the percentage “cushion” applicable to such covenants or events of default as in effect on the date entered into), and such amendments and modifications shall be entered into by the Borrower, the Administrative Agent, the Lenders or the Required Lenders, as applicable, in accordance with Section 9.02 and shall be negotiated in good faith by the parties thereto.

Section 9.23. GSO Designations. GSO may from time to time, as contemplated by the definitions of “Affiliate”, “Debt Fund Affiliate” and “Non-Debt Fund Affiliate” herein, make an election in writing that GSO, FS or any GSO Debt Related Affiliate shall be considered an Affiliate and Debt Fund Affiliate or Non-Debt Fund Affiliate, respectively, for all purposes of this Agreement, in each case by delivering advance written notice of such election to the Administrative Agent and the Borrower; provided, that at any time such election is made by GSO, such election must be made with respect to the definition of “Affiliate” and either the definition of “Debt Fund Affiliate” or the definition of “Non-Debt Fund Affiliate” (and for the avoidance of doubt, unless and until such elections are made, GSO, FS and any GSO Debt Related Affiliate shall not be considered an Affiliate, a Debt Fund Affiliate or Non-Debt Fund Affiliate).

ARTICLE 10 LOAN GUARANTY

Section 10.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally and irrevocably guarantees to the Administrative Agent for the ratable benefit of the Secured Parties the full and prompt payment upon the failure of the Borrower to do so, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations; provided that it is understood and agreed that each Loan Guarantor guarantees the Guaranteed Obligations of each other Loan Guarantor and that each such guaranty is intended as a “guaranty” as described under Section 1a(18) of the Commodity Exchange Act (collectively, the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. If any or all of the Guaranteed Obligations becomes due and payable hereunder, each Loan Guarantor, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Administrative Agent and/or the other Secured Parties, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Secured Parties in collecting any of the Guaranteed Obligations, to the extent reimbursable in accordance with Section 9.03. Each Loan Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Secured Parties whether or not due or payable by the Borrower upon the occurrence of any Event of Default specified in Sections 7.01(f) or 7.01(g), and in such event, irrevocably and unconditionally promises to pay such indebtedness to the Secured Parties, on demand, in lawful money of the U.S.

Section 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any Collateral securing all or any part of the Guaranteed Obligations. The Administrative Agent may enforce this Loan Guaranty upon the occurrence and during the continuance of an Event of Default.

Section 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional, irrevocable and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than as set forth in Section 10.12), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions; (v) any direction as to application of payments by the Borrower or by any other party; (vi) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations; (vii) any payment on or in reduction of any such other guaranty or undertaking; (viii) any dissolution, termination or increase, decrease or change in personnel by the Borrower or (ix) any payment made to any Secured Party on the Guaranteed Obligations which any such Secured Party repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Loan Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(b) Except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 10.12, the obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Secured Party with respect to any Collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than as set forth in Section 10.12).

Section 10.04. Defenses Waived. To the fullest extent permitted by applicable Requirements of Law, and except for termination of a Loan Guarantor’s obligations hereunder or as expressly permitted by Section 10.12, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Loan Guarantor or arising out of the disability of the Borrower or any other Loan Guarantor or any other party or the unenforceability of all or any part of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Guarantor. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by Requirements of Law, any notice not provided for herein, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Loan Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person, including any right (except as shall be required by applicable statute and cannot be waived) to require any Secured Party to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Loan Guarantor or any other party or (iii) pursue any other remedy in any Secured Party’s power whatsoever. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable Requirements of Law), accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, or any security, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except as otherwise provided in Section 10.12. To the fullest extent permitted by applicable Requirements of Law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable Requirements of Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05. Authorization. The Loan Guarantors authorize the Secured Parties without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder (except as set forth in Section 10.12), from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Loan Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any of the Borrower, any other Loan Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrower, other Loan Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to their creditors other than the Secured Parties;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Secured Parties regardless of what liability or liabilities of the Borrower remains unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document, any Hedge Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document, any Hedge Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Loan Guarantors from their respective liabilities under this Loan Guaranty.

Section 10.06. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Loan Party in respect of this Loan Guaranty until the occurrence of the Termination Date.

Section 10.07. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.08. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Lender or any other Secured Party shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.09. Maximum Liability. It is the desire and intent of the Loan Guarantors and the Secured Parties that this Loan Guaranty shall be enforced against the Loan Guarantors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Secured Parties hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.10. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any Collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article 10, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non- Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Secured Obligations until the Termination Date. This provision is for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.11. Liability Cumulative. The liability of each Loan Guarantor under this Article 10 is in addition to and shall be cumulative with all liabilities of such Loan Guarantor to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Guarantor is a party or in respect of any obligations or liabilities of the other Loan Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.12. Release of Loan Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, a Subsidiary Guarantor shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released (a) upon the consummation of any transaction or related series of transactions permitted hereunder if as a result thereof such Subsidiary Guarantor shall cease to be a Subsidiary (or becomes an Excluded Subsidiary); provided, however, that the release of any Subsidiary Guarantor from its obligations under this Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Subsidiary Guarantor becomes an Excluded Subsidiary of such type (i) no Event of Default under clauses (a), (f) or (g) of Section 7.01 shall have occurred and be outstanding and (ii) such Person so becomes an Excluded Subsidiary as a result of a joint venture or other strategic transaction entered into for a business purpose; provided, further, that no such release shall occur if such Subsidiary Guarantor is an obligor or a guarantor in respect of the First Lien Facility, any Incremental Equivalent Debt, any Ratio Debt or any Refinancing Indebtedness in respect of any of the foregoing or in respect of any Indebtedness permitted under clause (a) of Section 6.01 or (b) upon the occurrence of the Termination Date; provided that, to the extent any Subsidiary became a Subsidiary Guarantor in order to consummate a merger, consolidation or amalgamation permitted by clause (y) of the proviso to Section 6.07(a)(ii)(y), any release under clause (a) hereof shall constitute an Investment as if such merger, consolidation or amalgamation had been consummated pursuant to clause (y) of the proviso to Section 6.07(a)(ii)(y) as of the date of such release. In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Loan Guarantor, at such Loan Guarantor’s expense, all documents that such Loan Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PSAV ACQUISITION CORP.

By:	/s/ Bradley J. Gross
Name:	Bradley J. Gross
Title:	President and Secretary

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

After giving effect to the Merger, AVSC Holding Corp. hereby absolutely, irrevocably and unconditionally assumes all obligations of PSAV Acquisition Corp. under this Agreement

AVSC HOLDING CORP.

By:	/s/ J. Whitney Markowitz
Name:	J. Whitney Markowitz
Title:	Secretary

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

PSAV INTERMEDIATE CORP.

By:	/s/ Bradley J. Gross
Name:	Bradley J. Gross
Title:	President and Secretary

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

AUDIO VISUAL SERVICES CORPORATION AUDIO VISUAL SERVICES (NY) CORPORATION VISUAL ACTION HOLDINGS INC. AVSC INTELLECTUAL PROPERTY MANAGEMENT, INC.
AUDIO VISUAL SERVICES GROUP, INC. VISUAL AIDS ELECTRONICS CORP. MVP INTERNATIONAL INC. AUDIO VISUALS INTERNATIONAL, INC. CONFERENCE SYSTEMS, INC.

By:	/s/ J. Whitney Markowitz
Name:	J. Whitney Markowitz
Title:	Senior Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

BARCLAYS BANK PLC, as Administrative Agent,

By:	/s/ Craig J. Malloy
Name: Craig J. Malloy
Title: Director

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

FS INVESTMENT CORPORATION II, as a Lender

By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

By:	/s/ [ILLEGIBLE]
Name:
Title:

LEHIGH RIVER LLC, as a Lender

By: FS Investment Corporation II, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

By:	/s/ [ILLEGIBLE]
Name:
Title:

LOCUST STREET FUNDING LLC, as a Lender

By: FS Investment Corporation, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

By:	/s/ [ILLEGIBLE]
Name:
Title:

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

FS INVESTMENT CORPORATION II, as a Lender

By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

By:	/s/ [ILLEGIBLE]
Name:
Title:

LEHIGH RIVER LLC, as a Lender

By: FS Investment Corporation II, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

By:	/s/ [ILLEGIBLE]
Name:
Title:

LOCUST STREET FUNDING LLC, as a Lender

By: FS Investment Corporation, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

By:	/s/ [ILLEGIBLE]
Name:
Title:

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

Schedule 1.01(a)

COMMITMENT SCHEDULE

INITIAL COMMITMENTS

Initial Term Lender	Initial Commitment
Lehigh River LLC	$50,000,000
Locust Street Funding LLC	$90,000,000
FS Investment Corporation II	$40,000,000

TOTAL	$180,000,000

Schedule 1.01(c)

MORTGAGED PROPERTIES

None.

Schedule 1.01(e)

DISQUALIFIED INSTITUTIONS

American AV (American Audio Visual Center Inc)

****

Schedule 3.05

REAL PROPERTY

1. Owned Real Property.

None.

2. Leased Real Property.

Lessee	Landlord/Owner	Property
Audio Visual Services Group, Inc.	Penn Treaty Park Place Ltd	1341 N Delaware Avenue Suite 100 Philadelphia, PA 19125

Audio Visual Services Group, Inc.	Northwest Business Park	2880 Galvin Drive, Elgin, IL 60123

Audio Visual Services Group, Inc.	Water Saver Faucet Company	50 E Rawls Road Des Plaines, IL 60018

Audio Visual Services Group, Inc.	Port 95-1	3633 SW 30th Avenue Ft Lauderdale (Hollywood), FL 33312

Audio Visual Services Group, Inc.	A & B Properties Inc.	330 Hoohana Street Units 21-24 Kahului, HI 96732

Audio Visual Services Group, Inc.	Avon Development Enterprises Corp	511 W 33rd Street New York, NY 10018

Audio Visual Services Group, Inc.	Prologis	925 Freeport Parkway Suite 100 Coppell, TX 75019

Audio Visual Services Group, Inc.	RREEF AMERICA REIT II	2625 South Wilson Street #101 Tempe, AZ 85282

Audio Visual Services Group, Inc.	Asian II 2 Century LLC (ex Transwestern 2 Century LLC)	1700 E Golf Road 4th and 6th Floor Schaumburg, IL 60173

Audio Visual Services Group, Inc.	Texas Industrial REIT Portfolio #2055	2055 Silber Suite 130 Houston, TX 77027

Audio Visual Services Group, Inc.	77 Corporate Park LLC (Commercial Property Management Team Inc - Shook Properties ) ex Charlotte Flexxspace Ltd	3421 Saint Vardell Lane Suite G Charlotte, NC 28217

Audio Visual Services Group, Inc.	Leuzinger Family LLC	16320 Arthur Street Cerritos, CA 90703

Lessee	Landlord/Owner	Property
Audio Visual Services Group, Inc.	Dezavala 31 Joint Venture	818 Chestnut Suite 101 San Antonio, TX 78202

Audio Visual Services Group, Inc.	Manulife Financial	8205 Ronson Road San Diego, CA 92111

Audio Visual Services Group, Inc.	JJP INVESTMENTS LLC (ex Jay and Joseph Costa)	2504 L & A Road Metairie, LA 70001

Audio Visual Services Group, Inc.	Oasis Enterprises LLC	61-3789 Maluokalani Place Suite 3A Kawaihae, HI 96743

Audio Visual Services Group, Inc.	K.J.L Associates (Loyalty Enterprises, Ltd.	2826 Ualena Street Honolulu, HI 96819

Audio Visual Services Group, Inc. d/b/a PSAV Presentation Services	Elk Mountain Enterprises, T/A Elk Mountain Business Park	409 Elk Mountain Business Park Asheville, North Carolina 28804

Audio Visual Services Group, Inc.	Endicott Company LLC	1725 Corporate Drive Norcross, GA 30093

Audio Visual Services Group, Inc.	James E. Conway d.b.a Waycon Development Co	7132 N Silver Creek Road Suite C & D Park City, UT 84098

Audio Visual Services Group, Inc. d/b/a PSAV Presentation Services	Brit-Forbes III LLC	10110 Senate Drive Lanham, Maryland 20706

Audio Visual Services Group, Inc.	EastGroup Properties	2302 Commerce Park Drive Suite 100 Orlando, FL 32819

Audio Visual Services Group, Inc. dba PSAV Presentation Services	Industrial Equities Group LLC	New Brighton Industrial Center III 99th Fifth Avenue NW New Brighton, Minnesota 55112

Audio Visual Services Group, Inc.	Mission Trails LLC	7365 Mission Gorge Road, Suite H San Diego, CA 92120

Audio Visual Services Group, Inc. dba PSAV-Presentation Services	RREEF America Reit II Corp. MMMM7	Gateway North, Building 4 3315 South 116th Street, Suite 141 Tukwila, Washington 98168

Audio Visual Services Group, Inc.	Oyster Point LLC	379 Oyster Point Road Suite 7-9 San Francisco, CA 94080

Lessee	Landlord/Owner	Property
Audio Visual Services Group, Inc.	Scottsdale Road Equities ’02, LLC	14861 N. Scottsdale Road Suite 101, Scottsdale, AZ 85254

Audio Visual Services Group, Inc.	KSKIM UBC Equity Partners, LLC	33 Needham Street Newton, MA 02161

Audio Visual Services Group, Inc.	V-Beltway Associates, LLC.	5703 General Washington Drive Alexandria, VA 22304

Audio Visual Services Group, Inc.	DCT Boggy Creek FL LP	8200 Boggy Creek Road Orlando, Florida 32824

Audio Visual Services Group, Inc.	101 Linden, LLC	95 Linden Street Suite 3, Oakland, CA 94607

Audio Visual Services Group, Inc.	The Joy and Jerry Monkarsh Revocable Trust	949-963 W. 23rd St. Suites B & C, Tempe, AZ 85282

Audio Visual Services Group, Inc.	Gravois Bluffs East 8-A, L.L.C.	639 Gravois Bluffs Drive Suite E and Suite G Fenton, MO 63026

Audio Visual Services Corporation	Brookfield Properties	111 W Ocean Blvd Suite 1110 & 1160 & 1150 Long Beach, CA 90802

Audio Visual Services Group, Inc.	45 Riverside Realty LLC (ex Riverside Realty Trust)	45 Fourth Avenue Needham, MA 02494

Audio Visual Services Group, Inc.	Earl Court Development LLC	5 Earl Court Unit Number 120 Woodridge, IL 60517

Audio Visual Services Group, Inc.	Gruca Properties, LLC (ex Gruca Properties Inc.)	517 Meeting Street Charleston, SC 29403

Audio Visual Services Group, Inc. dba PSAV Presentation Services-Event Services Division	SMG for TD Convention Center (ex SMG Carolina First Center)	1 Exposition Drive Greenville, SC 29607

Audio Visual Services Group, Inc.	David M. and Cortney H. Stallings and Dempsey Wood Hodges III	8241 Chapel Hill Road Cary, NC 27513

Audio Visual Services Group, Inc.	Principal Life Insurance Company	840 West Carver Road, Suite 108 Tempe, AZ 85284

Audio Visual Services Group, Inc.	Sun Commerce Center, LLC (as successor in interest to South Plat Partners VIII, L.L.C.)	909 N. 20th Street St. Louis, MO 63103

Audio Visual Services Group, Inc.	Mathasoya Management Corporation	18 Hunter Road, Suite 7 Hilton Head Island, SC 29938

Lessee	Landlord/Owner	Property
Audio Visual Services Group, Inc.	EJM Arroyo North I Property LLC, a Nevada limited liability company	6630 Arroyo Springs Street Suite 800 Las Vegas, NV 89113
Audio Visual Services Group, Inc.	West Vail Associates, Ltd	2121 N Frontage Road W #101 Vail, CO 81657

Schedule 3.13

CAPITALIZATION AND SUBSIDIARIES

Subsidiary	Type of Entity	Record Owner	% Owned
AVSC Holding Corp.	Corporation	PSAV Intermediate Corp.[2]	100%

Audio Visual Services Corporation	Corporation	AVSC Holding Corp.	100%

Audio Visual Services (NY) Corporation	Corporation	Audio Visual Services Corporation	100%

Audio Visual Services (Canada) Corp.	Corporation	Audio Visuals International, Inc.	100%

Visual Action Holdings, Inc.	Corporation	Audio Visual Services (NY) Corporation	100%

AVSC Intellectual Property Management, Inc.	Corporation	Audio Visual Services (NY) Corporation	100%

Audio Visual Services Group, Inc.	Corporation	AVSC Intellectual Property Management, Inc.	100%

Presentation Services, S.A. de C.V.	Variable Capital Company	Audio Visual Services Group, Inc.	99.999%

		Audio Visual Services (NY) Corporation	0.001%

Presentation Services Resources, S.A. de C.V.	Variable Capital Company	Audio Visual Services Group, Inc.	99.999%

		Audio Visual Services (NY) Corporation	0.001%

AVSC, S.A. de C.V.	Variable Capital Company	Audio Visual Services Group, Inc.	99.999%

		Audio Visual Services (NY) Corporation	0.001%

[2]	Post-Acquisition.

Subsidiary	Type of Entity	Record Owner	% Owned
HRI, V.I., Inc.	Corporation	Audio Visual Services Group, Inc.	100%

Audio Visual Services Bahamas Ltd.	Limited Company	Audio Visual Services Group, Inc.	99.999%

		Audio Visual Services Corporation	0.001%

Audio Visual Services Corporation Ltd.	Limited Company	Visual Action Holdings Limited	100%

PSAV Presentation Services SARL	Société à responsabilité limitée	AVSC Europe Limited	83.333%
		Audio Visual Services Corporation SARL	16.667%

AVSC Europe Limited	Limited Company	Audio Visual Services (NY) Corporation	100%

Visual Action Holdings Limited	Limited Company	AVSC Europe Limited	100%

VAH Subco 2 Ltd.	Limited Company	Visual Action Holdings Limited	100%

VAH Subco Ltd.	Limited Company	Visual Action Holdings Limited	100%

Audio Visual Services Corporation S.P.R.L.	Société privée à responsabilité limitée/besloten vennootschap met beperkte aansprakelijkheid	AVSC Europe Limited	99.999%
		Audio Visual Services (NY) Corporation	0.001%

AVSC Europe B.V.	Besloten vennootschap	AVSC Europe Limited	100%

AVSC Europe Spain S.L.	Sociedad Limitada	AVSC Europe Limited	100%

Subsidiary	Type of Entity	Record Owner	% Owned
Audio Visual Services Corporation SARL	Société à responsabilité limitée	AVSC Europe Limited	99.97%

		Audio Visual Services (NY) Corporation	0.03%

Audio Visual Services Corporation GmbH	Gesellschaft mit beschränkter Haftung	AVSC Europe Limited	99.00%
		Audio Visual Services (NY) Corporation	1.00%

Audio Visuals International, Inc.	Corporation	Audio Visual Services Group, Inc.	100%

Swank Audio Visuals of Canada Corporation	Corporation	Audio Visual Services (Canada) Corp.	100%

Swank Audio Visuals of Puerto Rico, LLC	Limited Liability Company	Audio Visuals International, Inc.	100%

Swank Audio Visuals of Mexico, S. de R.L. de C.V.	Sociedad De Responsabilidad Limitada De Capital Variable	Audio Visuals International, Inc.	99%

		Audio Visual Services Group, Inc.	1%

MVP International Inc.	Corporation	Audio Visual Services Group, Inc.	100%

Visual Aids Electronics Corp.	Corporation	Audio Visual Services Group, Inc.	100%

Conference Systems, Inc.	Corporation	Visual Aids Electronics Corp.	100%

Schedule 4.01(b)

LOCAL COUNSEL OPINION

1.	Husch Blackwell LLP, special counsel in the state of Missouri for certain subsidiaries of the Borrower.

Schedule 5.14

POST CLOSING OBLIGATIONS

None.

Schedule 6.01

EXISTING INDEBTEDNESS

1.	Financing Agreement, dated as of October 26, 2013, by and among Audio Visual Services Group, Inc. dba PSAV Presentation Services and each of American Casualty Company of Reading, Pennsylvania and/or Transportation Insurance Company and/or Continental Casualty Company and Amendment No. 1 to Collateral Trust Agreement, dated as of October 26, 2013, by and among PSAV Presentation Services and each of American Casualty Company of Reading, Pennsylvania and/or Transportation Insurance Company and/or Continental Casualty Company.

2.	Premium Finance Agreement – Promissory Note, dated as of November 5, 2013, by Audio Visual Services Group, Inc., AVSC Holding LLC in favor of AFCO Acceptance Corporation.

3.	Intercompany Promissory Note, dated January 1, 2011, by Presentation Services, S.A. de C.V. to the order of Audio Visual Services Group, Inc. in the principal amount of US$9,520,000.00.

Schedule 6.02

EXISTING LIENS

None.

Schedule 6.06

EXISTING INVESTMENTS

Intercompany Investments

1. Investments consisting of ownership of Capital Stock in subsidiaries listed on Schedule 3.13.

Schedule 6.08

SALE AND LEASE-BACK TRANSACTIONS

None.

Schedule 6.09

TRANSACTIONS WITH AFFILIATES

None.

Schedule 9.01

BORROWER’S WEBSITE ADDRESS FOR ELECTRONIC DELIVERY

None.

EXHIBIT B-1

[FORM OF]

AFFILIATED LENDER

ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Affiliated Lender] (the “Assignee”). Terms defined in the Second Lien Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”) and not defined herein shall have the meanings given to them in the Second Lien Credit Agreement, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Second Lien Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Term Lender under the Second Lien Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor as a Term Lender under the Term Facility identified below (including any Guarantees included in such Term Facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Term Lender) against any Person, whether known or unknown, arising under or in connection with the Second Lien Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the Second Lien Credit Agreement, the Assignor shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 of the Second Lien Credit Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and subject to its obligations thereunder and under Section 9.13 of the Second Lien Credit Agreement. Such sale and assignment is (i) subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.05(b)(v) of the Second Lien Credit Agreement, (ii) except as expressly provided in Sections 9.05(f) and 9.05(g)(v) of the Second Lien Credit Agreement, without recourse to the Assignor and (iii) except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

    and is an Affiliated Lender [that is a Non-Debt Fund Affiliate/Holdings or a subsidiary thereof]

3. Borrower:         AVSC Holding Corp.

B-1-1

4. Administrative Agent: Barclays Bank PLC, as administrative agent and collateral agent under the Second Lien Credit Agreement

5. Second Lien Credit Agreement: The Second Lien Credit Agreement dated as of January 24, 2014, by and among PSAV Acquisition Corp., a Delaware corporation (to be merged with and into AVSC Holding Corp., a Delaware corporation), PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and Barclays Bank PLC, as administrative agent and collateral agent.

6. Assigned Interest:

Class of Term Loans Assigned	Aggregate Principal Amount of all Term Loans of such Class	Principal Amount of Term Loans of such Class Assigned[1]	Percentage Assigned of all Term Loans of such Class[2]	CUSIP Number
	$	$	%

Effective Date:                  , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including Federal, state and foreign securities laws.

[1]	Must comply with Section 9.04(b)(ii)(A) of the Second Lien Credit Agreement.
[2]	Set forth, to at least 9 decimals, as a percentage of the outstanding principal amount of all Term Loans of such Class of all Term Lenders.

B-1-2

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

B-1-3

[Consented to and] [3] Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

[Consented to:][4]

AVSC HOLDING CORP., as Borrower

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required under Section 9.05(b) of the Second Lien Credit Agreement.
[4]	To be added only if the consent of the Borrower is required under Section 9.05(b) of the Second Lien Credit Agreement.

B-1-4

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) the outstanding balances of its Term Loans, without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Second Lien Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than as set forth above in this Affiliated Lender Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, any other instrument or document furnished in connection therewith (other than as set forth above in this Affiliated Lender Assignment and Assumption) or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished in connection therewith. The Assignor acknowledges and agrees that in connection with this Affiliated Lender Assignment and Assumption, (1) none of the Assignee, Holdings, the Borrower or any of their respective subsidiaries has made any representation that it is not in possession of Excluded Information, (2) the Assignee may have, and later may come into possession of, Excluded Information, (3) the Assignor has independently, without reliance on the Assignee, Holdings, the Borrower, any of their respective subsidiaries, the Administrative Agent, the Arrangers or any other Related Parties, made its own analysis and determination to participate in such assignment notwithstanding the Assignor’s lack of knowledge of any Excluded Information, (4) none of the Assignee, Holdings, the Borrower, any of their respective subsidiaries, the Administrative Agent, the Arrangers or any other Related Parties shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims it may have against the Assignee, Holdings, the Borrower, each of their respective subsidiaries, the Administrative Agent, the Arrangers and any other Related Parties, under applicable laws or otherwise, with respect to the nondisclosure of any Excluded Information and (5) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Second Lien Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Second Lien Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Second Lien Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the rights and obligations of a Lender thereunder, provided that if the Assignee is Holdings, the Borrower or any of their respective Subsidiaries, the Assigned Interest shall be retired and canceled promptly upon the effectiveness of this Affiliated Lender Assignment and Assumption and none of Holdings, the Borrower or any of their respective Subsidiaries shall be deemed to be a Lender under, or have rights or obligations of a Lender under, the Second Lien Credit Agreement, (iv) it has received a copy of the Second Lien Credit Agreement and Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 thereof, as

Annex I to Exhibit B-1

applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) attached to this Affiliated Lender Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.16 of the Second Lien Credit Agreement, duly completed and executed by the Assignee, (vi) after giving effect to this Affiliated Lender Assignment and Assumption, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders does not exceed the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof) and (vii) if the Assignee is Holdings, the Borrower or any of its subsidiaries, (1) no “Revolving Loans” (as defined in the First Lien Credit Agreement) have been used to fund the purchase of the Assigned Interest and (2) no Default or Event of Default has occurred and is continuing at the time of acceptance of bids for any Dutch Auction or the confirmation of any open market purchase; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Second Lien Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. The Assignee agrees that solely in its capacity as an Affiliated Lender, it will not be entitled to (A) attend (including by telephone) or participate in any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (B) receive any information or materials prepared by the Administrative Agent or any Lender or any communications by or among the Administrative Agent and one or more Lenders, except to the extent such information, materials or communications have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2 of the Second Lien Credit Agreement). The Assignee acknowledges and agrees that any Term Loans held by the Assignee (including the Term Loans purchased by it pursuant to this Affiliated Lender Assignment and Assumption) shall be disregarded in both the numerator and denominator in the calculation of Required Lenders or any other Lender vote (or the Term Loans held by the Assignee shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders), except that the Assignee shall have the right to vote (and the Term Loans held by the Assignee shall not be disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect the Assignee in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive the Assignee of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of the Assignee.

The Assignee hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when the Assignee is an Affiliated Lender, the Assignee irrevocably authorizes and empowers the Administrative Agent to vote on behalf of the Assignee with respect to the Term Loans held by the Assignee in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs the Assignee to vote, in which case the Assignee shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that (a) the Assignee shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) and (b) the Administrative Agent shall

Annex I to Exhibit B-1

not be entitled to vote on behalf of the Assignee, in each case, in connection with any matter to the extent any such matter proposes to treat any Obligations held by the Assignee in a manner that is different than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. The Assignee hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as the Assignee’s attorney-in-fact, with full authority in the place and stead of the Assignee and in the name of the Assignee (solely in respect of Term Loans and participations therein and not in respect of any other claim or status the Assignee may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of (but subject to the limitations set forth in) this paragraph.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date; provided that if the Assignee is Holdings, the Borrower or any of their respective Subsidiaries, the Assigned Interest shall be retired and canceled promptly upon the effectiveness of this Affiliated Lender Assignment and Assumption and no such payments shall be due in respect thereof.

3. General Provisions. This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption. Section 9.10(a) of the Second Lien Credit Agreement shall apply to this Affiliated Lender Assignment and Assumption as if specifically incorporated herein, mutatis mutandis.

Annex I to Exhibit B-1

EXHIBIT B-2

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Terms defined in the Second Lien Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”) and not defined herein shall have the meanings given to them in the Second Lien Credit Agreement, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Second Lien Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Second Lien Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Second Lien Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). In the case where the Assigned Interest covers all of the Assignor’s rights and obligations under the Second Lien Credit Agreement, the Assignor shall cease to be a party thereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 of the Second Lien Credit Agreement with respect to facts and circumstances occurring on or prior to the Effective Date and subject to its obligations thereunder and under Section 9.13 of the Second Lien Credit Agreement. Such sale and assignment is (i) subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 9.05(b)(v) of the Second Lien Credit Agreement, (ii) without recourse to the Assignor and (iii) except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

    [and is an Affiliate/Approved Fund of [identify Lender]]5

3. Borrower: AVSC Holding Corp.

4. Administrative Agent: Barclays Bank PLC, as administrative agent and collateral agent under the Second Lien Credit Agreement.

[5]	Select as applicable.

B-2-1

5. Second Lien Credit Agreement: The Second Lien Credit Agreement dated as of January 24, 2014, by and among PSAV Acquisition Corp., a Delaware corporation (to be merged with and into AVSC Holding Corp., a Delaware corporation), PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and Barclays Bank PLC, as administrative agent and collateral agent.

6. Assigned Interest:

Class Assigned	Aggregate Principal Amount of Commitment/Loans of such Class	Principal Amount of Commitment/Loans of such Class Assigned[6]	Percentage Assigned of all Commitment/Loans of such Class[7]		CUSIP Number
Initial Term Facility	$	$		%

7. THE PARTIES HERETO ACKNOWLEDGE THAT ANY ASSIGNMENT OR PARTICIPATION TO A DISQUALIFIED INSTITUTION OR AN AFFILIATE OF A DISQUALIFIED INSTITUTION WITHOUT THE CONSENT OF THE BORROWER SHALL BE NULL AND VOID PURSUANT TO THE TERMS OF THE SECOND LIEN CREDIT AGREEMENT AND THE BORROWER SHALL BE ENTITLED TO PURSUE ALL OF THE REMEDIES DESCRIBED IN SECTION 9.05 OF THE SECOND LIEN CREDIT AGREEMENT, INCLUDING THE RIGHT TO SEEK SPECIFIC PERFORMANCE TO UNWIND ANY SUCH ASSIGNMENT OR PARTICIPATION IN ADDITION TO ANY OTHER REMEDIES AVAILABLE TO THE BORROWER AT LAW OR IN EQUITY.

Effective Date:             , 20            [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including Federal, state and foreign securities laws.

[6]	Must comply with Section 9.04(b)(ii)(A) of the Second Lien Credit Agreement.
[7]	Set forth, to at least 9 decimals, as a percentage of the principal amount of all Commitments/Loans of such Class of all Lenders thereunder.

B-2-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE HAS EXAMINED THE DEFINITION OF THE TERM “DISQUALIFIED INSTITUTION” SET FORTH IN THE SECOND LIEN CREDIT AGREEMENT (INCLUDING LIST OF DISQUALIFIED INSTITUTIONS REFERRED TO THEREIN) AND REPRESENTS AND WARRANTS THAT IT IS NOT A DISQUALIFIED INSTITUTION.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

B-2-3

[Consented to and][8] Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

[Consented to:][9]

AVSC HOLDING CORP., as Borrower

By:
Name:
Title:

[8]	To be added only if the consent of the Administrative Agent is required under Section 9.05(b)(i)(B) of the Second Lien Credit Agreement.
[9]	To be added only if the consent of the Borrower is required under Section 9.05(b)(i)(A) of the Second Lien Credit Agreement.

B-2-4

Annex I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Second Lien Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, any other instrument or document furnished in connection therewith (other than as set forth above in this Assignment and Assumption) or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished in connection therewith.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Second Lien Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Second Lien Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Second Lien Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the rights and obligations of a Lender thereunder, (iv) it has received a copy of the Second Lien Credit Agreement and Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.16 of the Second Lien Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Second Lien Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex I to Exhibit B-2

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. Section 9.10(a) of the Second Lien Credit Agreement shall apply to this Assignment and Assumption as if specifically incorporated herein, mutatis mutandis.

Annex I to Exhibit B-2

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

[                 , 20__]

To:	The Administrative Agent and each of the Lenders parties to the Second Lien Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Second Lien Credit Agreement dated as of January 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), by and among PSAV Acquisition Corp., a Delaware corporation to be merged with and into AVSC Holding Corp., a Delaware corporation (the “Borrower”), PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and Barclays Bank PLC, as administrative agent and collateral agent. Terms defined in the Second Lien Credit Agreement and not defined herein shall have the meanings given to them in the Second Lien Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, AS A FINANCIAL OFFICER OF THE BORROWER, IN SUCH CAPACITY AND NOT IN AN INDIVIDUAL CAPACITY, THAT:

1. I am the duly elected of Borrower and a Financial Officer of the Borrower;

2. I have reviewed the terms of the Second Lien Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Holdings, the Borrower and its Subsidiaries during the [Fiscal Quarter][Fiscal Year] covered by the attached financial statements;

3. [Except as described in the disclosure set forth below, the] [The] examinations described in paragraph 2 did not disclose, and I have no knowledge of, [(i)] the existence of any condition or event which constitutes a Default or Event of Default that has occurred and is continuing as of the date of this Compliance Certificate and [(ii) the disclosure set forth below specifies, in reasonable detail, the nature of any such condition or event and any action taken or proposed to be taken with respect thereto].

4. [For annual certificates (commencing with the Fiscal Year ending on or about December 31, 2014), add: Schedule 1 attached hereto sets forth reasonably detailed calculations of Excess Cash Flow for such Fiscal Year.]

5. [Attached as Schedule 2 hereto is a list of each subsidiary of the Borrower that identifies each subsidiary as a Subsidiary or an Unrestricted Subsidiary as of the date hereof.] [There has been no change in the list of Subsidiaries or Unrestricted Subsidiaries since [the Closing Date] [the date of the most recent Compliance Certificate delivered pursuant to Section 5.01(c) of the Second Lien Credit Agreement]].

6. [Attached as Schedule 3 hereto is a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the consolidated statement of operations and the consolidated balance sheet delivered pursuant to Section 5.01 of the Second Lien Credit Agreement.]10

7. [Attached as Schedule 4 hereto is the Perfection Certificate Supplement required by Section 5.01(j) of the Second Lien Credit Agreement, which identifies any changes to the information set forth in the Perfection Certificate since [the Closing Date] [the date of the most recent Perfection Certificate Supplement delivered pursuant to Section 5.01(j) of the Second Lien Credit Agreement or pursuant to any other Loan Document] [There has been no change in the information set forth in the Perfection Certificate since [the Closing Date] [the date of the most recent Perfection Certificate Supplement delivered pursuant to Section 5.01(j) of the Second Lien Credit Agreement or pursuant to any other Loan Document.]11

8. [Attached as Schedule 5 hereto are [a] statement[s] of reconciliation with respect to financial statements previously delivered pursuant to Section 5.01(a) or 5.01(b), including with respect to calculations of Consolidated Net Income and Consolidated Adjusted EBITDA, that are required to be delivered as a result of changes in accounting principles and policies from those used in the preparation of the consolidated financial statements of AVSC Holding LLC for the Fiscal Year ended on or about December 31, 2012 that resulted in such consolidated financial statements differing in any material respect from the consolidated financial statements that would otherwise have been delivered pursuant to such Section had no such change in accounting principles and policies been made.]12

[The description below sets forth the exceptions to paragraph 3 by listing, in reasonable detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

]

[Signature Page Follows]

[10]	Only required if a subsidiary of the Borrower is designated as an Unrestricted Subsidiary at the time of delivery of the applicable Compliance Certificate.
[11]	Only required for the Compliance Certificate delivered with the annual financial statements provided under Section 5.01(c) of the Second Lien Credit Agreement.
[12]	Only required if any change in accounting principles and policies requires delivery of statements of reconciliation under Section 5.01(d) of the Second Lien Credit Agreement.

The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of the date first written above.

AVSC HOLDING CORP.,
as Borrower

By:
Name:
Title:

SCHEDULE 1

Calculation of Excess Cash Flow

Schedule 1 to Exhibit C

SCHEDULE 2

List of Subsidiaries

Schedule 2 to Exhibit C

SCHEDULE 3

Summary of Pro Forma Adjustments

Schedule 3 to Exhibit C

SCHEDULE 4

Perfection Certificate Supplement

Schedule 4 to Exhibit C

SCHEDULE 5

Statements of Reconciliation After Change in Accounting Principles

Schedule 5 to Exhibit C

EXHIBIT D

[FORM OF]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                     , 20            , is entered into among                                         , a                     (the “New Subsidiary”), and BARCLAYS BANK PLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) under that certain Second Lien Credit Agreement dated as of January 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), by and among PSAV Acquisition Corp., a Delaware corporation to be merged with and into AVSC Holding Corp., a Delaware corporation (the “Borrower”), PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and the Administrative Agent. Terms defined in the Second Lien Credit Agreement and not defined herein shall have the meanings given to them in the Second Lien Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders and the other Secured Parties, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Guarantor and a Loan Party for all purposes of the Second Lien Credit Agreement (including for all purposes of Section 10 thereof) and shall have all of the rights, benefits, duties and obligations of a Loan Guarantor and a Loan Party thereunder as if it had executed the Second Lien Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Second Lien Credit Agreement, including (a) all of the covenants set forth in Articles 5 and 6 of the Second Lien Credit Agreement and (b) all of the guaranty obligations set forth in Article 10 of the Second Lien Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.09 of the Second Lien Credit Agreement, hereby agrees that it is, jointly and severally with the other Loan Guarantors, liable for, and as primary obligor and not merely as surety, and absolutely and unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, the full and prompt payment upon the failure of the Borrower to do so, when and as the same shall become due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligation in accordance with Article 10 of the Second Lien Credit Agreement. Each reference to a “Loan Party” and “Loan Guarantor” in the Second Lien Credit Agreement shall be deemed to include the New Subsidiary.

2. The New Subsidiary, on behalf of itself and its Subsidiaries, represents and warrants to the Lenders that as of the date hereof:

(A) Organization; Powers. The New Subsidiary and each of its Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 2(A) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(B) Authorization; Enforceability. The execution and delivery of this Agreement and performance hereof are within the New Subsidiary’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such New Subsidiary. This Agreement has been duly executed and delivered by the New Subsidiary and is a legal, valid and binding obligation of the New Subsidiary, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing.

(C) Governmental Approvals; No Conflicts. The execution and delivery of this Agreement by the New Subsidiary and the performance by the New Subsidiary hereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of the New Subsidiary’s Organizational Documents or (ii) any Requirements of Law applicable the New Subsidiary which, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under (i) the Second Lien Term Loan Agreement (or any documentation governing any Second Lien Facility in excess of the Threshold Amount) or (ii) any other material Contractual Obligation of the New Subsidiary which in the case of this clause (c)(ii) could reasonably be expected to result in a Material Adverse Effect.

3. The New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents as are required to be executed and delivered by it in accordance with Section 5.12 of the Second Lien Credit Agreement.

4. The New Subsidiary hereby waives acceptance by the Administrative Agent, the Lenders and the other Secured Parties of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall constitute a “Loan Document” under the Second Lien Credit Agreement.

6. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer in favor of the Administrative Agent, for the benefit of the Secured Parties, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

EXHIBIT E

[FORM OF]

BORROWING REQUEST

Barclays Bank PLC,

    as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: Justin Snell

Email: Justin.Snell@barclays.com

   xrausloanops5@barclays.com

                     , 201

Ladies and Gentlemen:

Reference is made to the Second Lien Credit Agreement dated as of January 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), by and among PSAV Acquisition Corp., a Delaware corporation to be merged with and into AVSC Holding Corp., a Delaware corporation (the “Borrower”)), PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and Barclays Bank PLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”). Terms defined in the Second Lien Credit Agreement and not defined herein shall have the meanings given to them in the Second Lien Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.03 of the Second Lien Credit Agreement that the Borrower requests the Borrowings under the Second Lien Credit Agreement and in that connection sets forth below the terms on which the Borrowings are requested to be made:

(A) Date of Borrowing
(which shall be a Business Day)	[ ]

(B) Principal Amount and Class of Borrowing	[ ][13]

(C) Type of Borrowing	[ ][14]

(D)	Interest Period and the last day thereof	[ ]
(in the case of a Eurocurrency Rate Borrowing)

(E)	Amount, Account Number and Location for the Borrower

Wire Transfer Instructions:

[13]	Specify Class of Loan as an Initial Term Loan, an Additional Term Loan of any series established as a separate “Class”, as applicable.
[14]	Specify whether a Eurocurrency Rate Borrowing or an ABR Borrowing.

Amount	[ ]

Bank:	[ ]

ABA No.:	[ ]

Account No.:	[ ]

Account Name:	[ ]

[Signature Page Follows]

AVSC HOLDING CORP., as Borrower

By:
Name:
Title:

EXHIBIT F

[FORM OF]

PROMISSORY NOTE

$[ ]	New York, New York

[        ], 20[    ]

FOR VALUE RECEIVED, the undersigned, AVSC Holding Corp., a Delaware corporation (the “Borrower”), hereby promises to pay to [] (the “Lender”) or its registered assigns, at the office of Barclays Bank PLC at 745 Seventh Avenue, New York, New York 10019, the principal sum of $[ ] or such other amount as is the aggregate principal amount of Loans made by the Lender that is outstanding from time to time under the Second Lien Credit Agreement dated as of January [•], 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), by and among the Borrower, PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and Barclays Bank PLC, as administrative agent and collateral agent, in lawful money of the United States of America and on the dates and in the amounts set forth in the Second Lien Credit Agreement. The Borrower promises to pay interest from the date of such Loans on the principal amount thereof from time to time outstanding, in like funds and currency, at said office, in each case, in the manner and at the rate or rates per annum and payable on the dates provided in the Second Lien Credit Agreement. Terms defined in the Second Lien Credit Agreement and not defined herein shall have the meanings given to them in the Second Lien Credit Agreement.

The Borrower promises to pay interest on any overdue principal and, to the extent permitted by law, overdue interest from the due dates, in each case, in the manner and at the rate or rates provided in the Second Lien Credit Agreement.

Except as otherwise provided in the Loan Documents, the Borrower hereby waives diligence, presentment, demand, protest and notice of any kind to the extent possible under any applicable law. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Note is one of the promissory notes referred to in the Second Lien Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the final maturity hereof and for the amendment or waiver of certain provisions of the Second Lien Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Second Lien Credit Agreement and the obligations hereunder are guaranteed and secured as provided therein and in the other Loan Documents.

F-1

THE ASSIGNMENT OF THIS NOTE AND ANY RIGHTS WITH RESPECT THERETO IS SUBJECT TO THE PROVISIONS OF THE FIRST LIEN CREDIT AGREEMENT, INCLUDING THE PROVISIONS GOVERNING THE REGISTER AND THE PARTICIPANT REGISTER.

THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

AVSC HOLDING CORP.

By:
Name:
Title:

F-2

EXHIBIT G

[FORM OF]

INTEREST ELECTION REQUEST

Barclays Bank PLC, as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: Justin Snell

Email: Justin.Snell@barclays.com

    xrausloanops5@barclays.com

[        ], 20[    ]

Ladies and Gentlemen:

Reference is made to the Second Lien Credit Agreement dated as of January 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), by and among PSAV Acquisition Corp., a Delaware corporation (to be merged with and into AVSC Holding Corp., a Delaware corporation (the “Borrower”), PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and Barclays Bank PLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”). Terms defined in the Second Lien Credit Agreement and not defined herein shall have the meanings given to them in the Second Lien Credit Agreement.

This notice constitutes an Interest Election Request and Borrower hereby gives you notice, pursuant to Section 2.07 of the Second Lien Credit Agreement, that it requests a conversion or continuation of a Borrowing under the Second Lien Credit Agreement, and in connection therewith, the Borrower specifies the following information with respect to such Borrowing and each resulting Borrowing:

1.	Borrowing to which this request applies:
Principal Amount and Currency:
Type:
Interest Period[1]:

2.	Effective date of this election[2]:

3.	Resulting Borrowing[s][3]
Principal Amount and Currency[4]:

[1]	In the case of a Eurocurrency Borrowing, specify the last day of the current Interest Period therefor.
[2]	Must be a Business Day.
[3]	If different options are being elected with respect to different portions of the Borrowing specified in item 1 above, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing of such Type, currency and Class in Section 2.02(c) of the Second Lien Credit Agreement.
[4]	Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above.

Type[5]
Interest Period[6]

[5]	Specify whether the resulting Borrowing is to be a ABR Borrowing or a Eurocurrency Borrowing.
[6]	Applicable only if the resulting Borrowing is to be a Eurocurrency Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of one, three or six months (or, to the extent available to all relevant affected lenders, two or twelve months or a shorter period). If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

AVSC HOLDING CORP.,
as Borrower

By:
Name:
Title:

EXHIBIT H

[FORM OF] SOLVENCY CERTIFICATE

January 24, 2014

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(d) of the Second Lien Credit Agreement dated as of the date hereof (the “Second Lien Credit Agreement”), by and among PSAV Acquisition Corp., a Delaware corporation to be merged with and into AVSC Holding Corp., a Delaware corporation (the “Borrower”), PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and Barclays Bank PLC, as administrative agent and collateral agent. Terms defined in the Second Lien Credit Agreement and not defined herein shall have the meanings given to them in the Second Lien Credit Agreement.

I, [•], a Financial Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Second Lien Credit Agreement; and

2.	As of the date hereof and after giving effect to the incurrence of the indebtedness and obligations being incurred in connection with the Second Lien Credit Agreement and the other Transactions, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

H-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title:

H-2

EXHIBIT I

[FORM OF GLOBAL INTERCOMPANY NOTE]

THIS INSTRUMENT HAS BEEN PLEDGED PURSUANT TO, AND THE RIGHTS AND

OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT TO, THE PROVISIONS OF THE

PLEDGE AND SECURITY AGREEMENT (AS DEFINED IN THE FIRST LIEN CREDIT

AGREEMENT) AND THE PLEDGE AND SECURITY AGREEMENT (AS DEFINED IN THE

SECOND LIEN CREDIT AGREEMENT) WHICH HAS BEEN ENTERED INTO BY THE

PAYEES IN ACCORDANCE WITH THE FIRST LIEN CREDIT AGREEMENT AND THE

SECOND LIEN CREDIT AGREEMENT, AS APPLICABLE, AND EACH PARTY TO THIS

INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND

BY THE PROVISIONS THEREOF.

GLOBAL INTERCOMPANY NOTE

New York, New York

January 24, 2014

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed upon from time to time by such Payor and such Payee, in immediately available funds, at such location in such country as such Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to (a) the First Lien Credit Agreement dated as of January 24, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), by and among PSAV Acquisition Corp., a Delaware corporation to be merged with and into AVSC Holding Corp., a Delaware corporation (the “Borrower”), PSAV Intermediate Corp., a Delaware corporation (“Holdings”), the Lenders party thereto and Barclays Bank PLC, as administrative and collateral agent (in such capacities, the “First Lien Administrative Agent”), and (b) the Second Lien Credit Agreement dated as of January 24, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), by and among the Borrower, Holdings, the Lenders party thereto and Barclays Bank PLC, as administrative agent and collateral agent (in such capacities, the “Second Lien Administrative Agent”, and together with the First Lien Administrative Agent, the “Administrative Agents”). Terms used herein which are defined in the Credit Agreements shall have such defined meanings in the applicable Credit Agreement unless otherwise defined herein.

This Global Intercompany Note (this “Note”) contains the subordination provisions referred to in the Credit Agreements and has been pledged by each Payee that is a Loan Party to each of the First Lien Administrative Agent and the Second Lien Administrative Agent to the extent required pursuant to the terms of the Credit Agreements, subject in all respects to that certain Intercreditor Agreement dated as of January 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among, the First Lien Administrative Agent, the Second Lien Administrative Agent, Holdings, the Borrower and certain Subsidiaries of the Borrower

Each Payee hereby acknowledges and agrees that, subject in all respects to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default (as defined in either Credit Agreement) each Administrative Agent may exercise all rights with respect to this Note in accordance with the Collateral Documents. Each Payor also hereby acknowledges and agrees that this Note constitutes notice of assignment, pursuant to the relevant Collateral Documents, in respect of loans, advances and any other amounts evidenced by this Note owed to any Payee that is a Loan Party and further acknowledges the receipt of such notice of assignment.

Other than to the extent explicitly specified herein, the loans and advances evidenced by this Note owed by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be subordinated and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations (such term “Obligations” as used herein shall mean the “Obligations” as defined in the applicable Credit Agreement) of such Payor under the Credit Agreements (such Obligations being hereinafter collectively referred to as “Senior Indebtedness”) as follows:

(i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, of any Payor that is a Loan Party, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor in connection with an insolvency or bankruptcy event referred to above, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any such Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default (as defined under either Credit Agreement) occurs and is continuing and either (x) any Administrative Agent has given written notice to the Borrower that such Administrative Agent is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required in the case of an Event of Default arising under Section 7.01(f) or 7.01(g) of either Credit Agreement) or (y) the Obligations under either Credit Agreement have been accelerated, then in either case, no payment or distribution of any kind or character shall be made by such Payor to such Payee with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the Administrative Agent on behalf of the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amount remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

It is understood that the indebtedness evidenced by this Note by any Payor to a Loan Party shall not be subject to the subordination provisions set forth herein.

If any Payee that is not a Loan Party shall acquire by indemnification, subrogation or otherwise, any Lien, estate, right or other interest in any of the assets or properties of any Payor that is a Loan Party, such Lien, estate, right or other interest shall be subordinate in right of payment and all other respects to the Senior Indebtedness and the Lien of the Senior Indebtedness as provided herein, and each such Payee hereby waives any and all such rights it may acquire by subrogation or otherwise to any Lien of the Senior Indebtedness or any portion thereof until such time as all Senior Indebtedness has been repaid in full in cash. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made (whether by any other Loan Party or any other Person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any other Loan Party or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payee that is not a Loan Party or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee that is not a Loan Party and each Payor that is a Loan Party hereby agrees that the subordination of this Note is for the benefit of the Secured Parties under each of the Credit Agreement and that either Administrative Agent may, on behalf of itself and its related other Secured Parties, proceed to enforce the subordination provisions herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided, that the failure of any Payee to record such information shall not affect any Payor’s obligations.

Each Payor hereby waives diligence, presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind. Each Payor hereby acknowledges and agrees that upon the occurrence and during the continuance of an Event of Default, no amount owing by any Payor to any Payee shall be reduced in any way by any outstanding obligations of such Payee to such Payor, whether such obligations are monetary or otherwise.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments heretofore outstanding which create or evidence any loans or advances made on, before or after the date hereof by any Payee to any Payor.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto as Payor and as Payee, in each case by executing a Global Intercompany Note Joinder substantially in the form attached hereto as Exhibit A (each additional Subsidiary, a “New Note Party”). Upon delivery of such Global Intercompany Note Joinder to the Payees, notice of which is hereby waived by the other Payors, each New Note Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such New Note Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby; provided that (a) until such time as the Termination Date has not occurred under the First Lien Credit Agreement, the First Lien Administrative Agent shall have provided its prior written consent to such amendment, modification, waiver or consent and (b) until such time as the Termination Date has not occurred under the Second Lien Credit Agreement, the Second Lien Administrative Agent shall have provided its prior written consent to such amendment, modification, waiver or consent.

[SIGNATURE PAGES FOLLOWS]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[ ].,
as Payor and Payee

By:
Name:
Title:

[SIGNATURE PAGE TO GLOBAL INTERCOMPANY NOTE]

EXHIBIT A

[FORM OF] GLOBAL INTERCOMPANY NOTE JOINDER

This JOINDER dated as of [•] (this “Joinder”), to that certain Global Intercompany Note dated January [•], 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note”), by and among the entities listed on the signature pages thereto from time to time.

Reference is made to (a) the First Lien Credit Agreement dated as of January 24, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), by and among PSAV Acquisition Corp., a Delaware corporation to be merged with and into AVSC Holding Corp., a Delaware corporation (the “Borrower”), PSAV Intermediate Corp., a Delaware corporation (“Holdings”), the Lenders party thereto and Barclays Bank PLC, as administrative and collateral agent (in such capacities, the “First Lien Administrative Agent”), and (b) the Second Lien Credit Agreement dated as of January 24, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), by and among the Borrower, Holdings, the Lenders party thereto and Barclays Bank PLC, as administrative agent and collateral agent (in such capacities, the “Second Lien Administrative Agent”, and together with the First Lien Administrative Agent, the “Administrative Agent”). Terms used herein which are defined in the Credit Agreements shall have such defined meanings in the applicable Credit Agreement unless otherwise defined herein.

The undersigned party (the “New Note Party”) is executing this Joinder in accordance with the requirements of the Credit Agreements and subject to the terms thereof. Accordingly, the New Note Party agrees as follows:

The New Note Party by its signature below becomes a Payor and a Payee, as applicable, under the Note with the same force and effect as if originally named therein as a Payor and a Payee, as applicable, and the New Note Party hereby agrees to all the terms and provisions of the Note applicable to it as a Payor and a Payee, as applicable, thereunder. All references to Payor and Payee, as applicable, in the Note shall be deemed to include the New Note Party. The Note is hereby incorporated herein by reference, including, for sake of clarification only and without limitation, the subordination provisions set forth therein. Except as expressly supplemented hereby, the Note shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the New Note Party has duly executed this Joinder as of the day and year first above written.

[NAME OF NEW NOTE PARTY]

By:
Name:
Title:

EXHIBIT J-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit Agreement dated as of January 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement), by and among PSAV Acquisition Corp., a Delaware corporation to be merged with and into AVSC Holding Corp., a Delaware corporation (the “Borrower”), PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and Barclays Bank PLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16(f)(ii)(B)(3) of the Second Lien Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Promissory Notes evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly-executed certificate of its non-U.S. Person status on IRS Form W-8BEN or any successor form. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each of the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished each of the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Second Lien Credit Agreement and used herein shall have the meanings given to them in the Second Lien Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

J-1-1

EXHIBIT J-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit Agreement dated as of January 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement), by and among PSAV Acquisition Corp., a Delaware corporation to be merged with and into AVSC Holding Corp., a Delaware corporation (the “Borrower”), PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and Barclays Bank PLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16(f)(ii)(B)(4) of the Second Lien Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender and the Administrative Agent with a duly-executed certificate of its non-U.S. Person status on IRS Form W-8BEN or any successor form. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished such Lender and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Second Lien Credit Agreement and used herein shall have the meanings given to them in the Second Lien Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

J-2-1

EXHIBIT J-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit Agreement dated as of January 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement), by and among PSAV Acquisition Corp., a Delaware corporation to be merged with and into AVSC Holding Corp., a Delaware corporation (the “Borrower”), PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and Barclays Bank PLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16(f)(ii)(B)(4) of the Second Lien Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender and the Administrative Agent with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished such Lender and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Second Lien Credit Agreement and used herein shall have the meanings given to them in the Second Lien Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

J-3-1

EXHIBIT J-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Lien Credit Agreement dated as of January 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement), by and among PSAV Acquisition Corp., a Delaware corporation to be merged with and into AVSC Holding Corp., a Delaware corporation (the “Borrower”), PSAV Intermediate Corp., a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders and Barclays Bank PLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16(f)(ii)(B)(4) of the Second Lien Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Promissory Notes evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Promissory Notes(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Second Lien Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Second Lien Credit Agreement and used herein shall have the meanings given to them in the Second Lien Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

J-4-1